UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

QUOVADX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of Quovadx, Inc. (“Common Stock”).

(2)	Aggregate number of securities to which transaction applies:

42,268,634 shares of Common Stock (as of May 10, 2007)
5,321,585 shares of Common Stock underlying option to purchase Common Stock (as of May 10, 2007)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated as the sum of: (A) the product of (i) 42,268,634 shares of Common Stock (as of May 10, 2007) and (ii) the per share merger consideration of $3.20 per share of Common Stock in cash; and (B) the product of (i) 5,321,585 shares of Common Stock issuable upon exercise of options outstanding as of May 10, 2007 and (ii) the excess, if any, of the per share merger consideration of $3.20 per share over the exercise price per share of Common Stock subject to each option.

(4)	Proposed maximum aggregate value of transaction:

$139,100,000

(5)	Total fee paid:

$4,270.37

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

7600 East Orchard Road, Suite 300-S

Greenwood Village, CO 80111

[•], 2007

Dear Stockholder,

You are cordially invited to attend a special meeting of the stockholders of Quovadx, Inc., which will be held at Harlequin Plaza, North Building First Floor Conference Room, 7600 East Orchard Road, Greenwood Village, Colorado 80111, at 9:00 a.m. (Mountain Daylight Time) on [•], 2007.

On April 1, 2007, our board of directors unanimously approved an agreement and plan of merger providing for the merger of Quovadx, Inc. and a subsidiary of Quartzite Holdings, Inc. (a wholly owned subsidiary of Battery Ventures VII, L.P.). The merger agreement was amended on April 2, 2007 and further amended and restated on May 4, 2007. If the merger is completed, you will be entitled to receive $3.20 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own.

At the special meeting, we will ask you to consider and vote on a proposal to approve and adopt the merger agreement. After careful consideration, our board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, and has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement, are fair to, and in the best interests of, our company and our stockholders. Our board of directors unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement.

The accompanying proxy statement provides a detailed description of the proposed merger, the merger agreement and related matters. We urge you to read these materials carefully. You may also obtain more information about Quovadx, Inc. from documents we have filed with the Securities and Exchange Commission.

Your vote is very important. We are seeking approval and adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Your failure to vote will have the same effect as a vote against the adoption of the merger agreement.

Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. Alternatively, you may submit your proxy by telephone (if you reside in the United States, Canada or the U.S. territories) or via the Internet by following the directions on your enclosed proxy card. Submitting your proxy by mail, telephone or via the Internet will not limit your right to vote in person at the special meeting.

Thank you for your cooperation and your continued support of Quovadx, Inc.

Sincerely,	Sincerely,

JEFFREY M. KRAUSS	HARVEY A. WAGNER
Chairman of the Board of Directors	Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits of fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the document. Any representation to the contrary is a criminal offense.

THIS PROXY STATEMENT IS DATED [•], 2007

AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT [•], 2007.

7600 East Orchard Road, Suite 300-S

Greenwood Village, CO 80111

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [•], 2007

To Our Stockholders:

NOTICE IS HEREBY GIVEN THAT a special meeting of stockholders of Quovadx, Inc., a Delaware corporation (“we,” “our,” “us,” and “Quovadx”), will be held at the time, date, location and for the purposes set forth below.

Time and Date: 9:00 a.m., Mountain Daylight Time, on [•], 2007

Place: Harlequin Plaza, North Building, First Floor Conference Room, 7600 East Orchard Road, Greenwood Village, Colorado 80111

Items of Business

1.	To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 1, 2007, by and among Quovadx, Quartzite Holdings, Inc. (“Quartzite Holdings”), a Delaware corporation and wholly owned subsidiary of Battery Ventures VII, L.P., a Delaware limited partnership (“Battery Ventures”), and Quartzite Holdings’ wholly owned subsidiary Quartzite Acquisition Sub, Inc., a Delaware corporation (“Merger Subsidiary”), as amended on April 2, 2007, amended and restated on May 4, 2007 and as it may be further amended from time to time (the “merger agreement”), pursuant to which Merger Subsidiary will be merged with and into Quovadx and each holder of shares of Quovadx common stock will be entitled to receive $3.20 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held by such holder immediately prior to the merger upon surrender of such holder’s stock certificates.

2.	To consider and vote on a proposal to approve any adjournments or postponements of the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are insufficient votes at the time of the meeting to approve and adopt the merger agreement.

3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof, including consideration of any procedural matters incident to the conduct of the special meeting.

These items of business are described in the accompanying proxy statement.

Record Date: [•], 2007

Voting: Only holders of record of our common stock as of [•], 2007 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. The proposal to approve and adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. The proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the special meeting.

Your vote is important, regardless of the number of shares of our common stock you own. If you fail to vote in person or by proxy, it will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy or authorize a proxy to vote your shares by using the toll-free number shown on the proxy card or go to the Internet website address shown on the proxy card and thus ensure that your shares will be represented at the meeting if you later are unable to attend.

If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the approval and adoption of the merger agreement and “FOR” the proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies, and in accordance with the recommendation of our board of directors on any other matters properly brought before the meeting for a vote. Our board of directors recommends that stockholders vote “FOR” the approval and adoption of the merger agreement.

A proxy may be revoked at any time prior to its exercise by delivery of a later-dated proxy, using the telephone number or Internet website address, or by voting in person at the Special Meeting.

You should not send your stock certificates with your proxy card.

Stockholders of Quovadx who do not vote in favor of the approval and adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares, if the merger is completed, but only if they submit a written demand for appraisal to Quovadx before the vote is taken on the merger agreement and they comply with all requirements of Delaware law. See “Appraisal Rights” beginning on page [•] of the accompanying proxy statement.

By Order of the Board of Directors,

LINDA K. WACKWITZ
Secretary

Greenwood Village, Colorado

[•], 2007

WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. YOU MAY ALSO SUBMIT YOUR PROXY BY INTERNET OR BY TELEPHONE AS PROVIDED ON YOUR PROXY CARD. THESE ACTIONS WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE SPECIAL MEETING.

i

ii

Quovadx, Inc.

7600 East Orchard Road, Suite 300-S

Greenwood Village, CO 80111

PROXY STATEMENT

SUMMARY TERM SHEET

The following summary briefly describes the principal terms of the acquisition of Quovadx by Quartzite Holdings, a wholly owned subsidiary of Battery Ventures, through the merger of its wholly owned subsidiary, Merger Subsidiary, with and into Quovadx. The enclosed proxy statement contains a more detailed description of these terms. We encourage you to read carefully the entire proxy statement, including the appendices, before voting. We have included below references to sections of the proxy statement to direct you to a more complete description of the topics described in this summary.

Battery Ventures is a venture capital and private equity firm focused on investing in technology and innovation worldwide, with offices in Boston, Menlo Park and Israel. Quartzite Holdings is a wholly owned subsidiary of Battery Ventures, and Merger Subsidiary is a wholly owned subsidiary of Quartzite Holdings formed for the purpose of participating in the merger. Please read “Summary—The Parties to the Merger” beginning on page [•].

If the merger is completed:

•	Quovadx will be wholly owned by Quartzite Holdings;

•	you will be entitled to receive a cash payment of $3.20, without interest and less any applicable withholding taxes, for each share of our common stock that you own;

•	you may be entitled to appraisal rights under Delaware law;

•	you will no longer participate in our growth and will not participate in any synergies that may result from the merger; and

•	we will no longer be a public company, and our common stock will no longer be quoted on The NASDAQ Global Market stock exchange.

Please read “Questions and Answers about the Special Meeting and the Merger” beginning on page [•], “The Merger—Reasons for the Merger and Recommendation of Our Board of Directors” beginning on page [•], “The Merger—Delisting and Deregistration of Our Common Stock” beginning on page [•] and “Appraisal Rights” beginning on page [•].

•

For the merger to occur, holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting must approve and adopt the merger agreement. Please read “The Special Meeting of Stockholders—Vote Required” beginning on page [•].

•

As more fully described below under the heading “Voting Agreement,” each of our directors and selected executive officers have entered into an agreement with Quartzite Holdings that will require them to vote their shares “FOR” the merger. As of the record date, our directors and these selected executive officers held and are entitled to vote, in the aggregate, [•] shares of our common stock, representing approximately nine percent of our outstanding common stock.

•

If the merger agreement is terminated, we will, under certain circumstances, be required to pay a termination fee of 3.5% of the aggregate merger consideration, or $4,868,500, to Quartzite Holdings. Please read “The Merger Agreement—Termination Fee” beginning on page [•].

•

For U.S. federal income tax purposes, you generally will be treated as if you sold your common stock for the cash received in the merger. You will recognize taxable gain or loss equal to the difference between the amount of cash received and your adjusted tax basis in the shares of common stock exchanged. Please read “Material U.S. Federal Income Tax Consequences” beginning on page [•].

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers briefly address some commonly asked questions about the special meeting of stockholders and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder. You should read carefully this entire proxy statement, including each of the appendices and the documents referred to in this proxy statement. In this proxy statement, the terms “we,” “us,” “our,” “our company,” “Company” and “Quovadx” refer to Quovadx, Inc. and its subsidiaries.

The Special Meeting

Q.	Who is soliciting my proxy?

A.	Your proxy is being solicited by our board of directors. We have also retained The Altman Group to assist the board of directors with proxy solicitation.

Q.	What matters will be voted on at the special meeting?

A.	You will be asked to vote on the following proposals:

•	to approve and adopt the merger agreement;

•	to approve the adjournment or postponement, if necessary, of the special meeting to solicit additional proxies in favor of the approval and adoption of the merger agreement; and

•	any other business as may properly come before the special meeting.

Q.	How does Quovadx’s board of directors recommend that I vote?

A.	Our board of directors unanimously recommends that you vote:

•	“FOR” the proposal to approve and adopt the merger agreement; and

•	“FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to permit the further solicitation of proxies.

Q.	Who is entitled to vote at the special meeting?

A.	Holders of record of our common stock as of the close of business on [•], 2007 are entitled to vote at the special meeting. As of the record date, [•] shares of Quovadx common stock were outstanding. Each holder of common stock on the record date is entitled to one vote per share on each matter considered at the special meeting.

Q.	What vote is required for stockholders to approve and adopt the merger agreement?

A.	In order to approve and adopt the merger agreement, holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting must vote “FOR” approval and adoption of the merger agreement.

Q.	How many shares must be present or represented to conduct business at the meeting (that is, what constitutes a quorum)?

A.

A quorum is required to conduct business at the special meeting. We will have a quorum when the holders of a majority of the shares of Quovadx common stock entitled to vote at the special meeting are present, in person or by proxy. The presence of the holders of Quovadx common stock representing at least [•] votes will be required to establish a quorum at the meeting. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Q.	What shares can I vote at the meeting?

A.	You may vote all shares owned by you as of the record date, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you in street name as the beneficial owner through a broker, trustee or other nominee such as a bank.

Q.	What is the difference between being a record holder and holding shares in street name?

A.	A record holder holds shares in his or her own name. Shares held in street name are shares held in the name of a bank or broker on a person’s behalf. Most Quovadx stockholders hold their shares in street name.

Q.	How do I cast my vote if my shares of common stock are held of record in street name?

A.	If you hold your shares of common stock in street name through a broker or other nominee, your broker or nominee will not vote your shares unless you provide instructions on how to vote. You must obtain a proxy form from the broker, bank or other nominee that is the record holder of your shares and provide the record holder of your shares with instructions on how to vote your shares, in accordance with the voting directions provided by your broker, bank or nominee. The inability of your record holder to vote your shares, often referred to as a “broker non-vote,” will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement, but will not affect the outcome of the vote regarding the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies. If your shares are held in street name, please refer to the voting instruction card used by your broker, bank or other nominee, or contact them directly, to see if you may submit voting instructions using the Internet or telephone.

Q.	What will happen if I abstain from voting or fail to vote?

A.	With respect to the proposal to approve and adopt the merger agreement, if you abstain from voting or fail to cast your vote in person or by proxy, it will have the same effect as a vote “AGAINST” the merger. With respect to the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies, if you abstain from voting, it will have the same effect as a vote “AGAINST” that proposal. However, failure to cast your vote in person or by proxy will not have any effect on the outcome of such proposal.

Q.	How will proxy holders vote my shares?

A.	If you properly submit a proxy prior to the special meeting, your shares of common stock will be voted as you direct. If you submit a proxy but no direction is otherwise made, your shares of common stock will be voted “FOR” the approval and adoption of the merger agreement, and “FOR” the approval of any adjournments of the special meeting for the purpose of soliciting additional proxies.

Q.	What happens if additional matters are presented at the meeting?

A.	Other than the two items of business described in this proxy statement, we are not aware of any other business to be acted upon at the special meeting. If you grant a proxy, the persons named as proxy holders, Harvey A. Wagner and Linda K. Wackwitz (our Chief Executive Officer and our Chief Legal Officer, respectively), will have the discretion to vote your shares on any additional matters properly presented for a vote at the special meeting.

Q.	When should I submit my proxy?

A.	You should send in your proxy card or submit your proxy by telephone or via the Internet as soon as possible to help ensure that your shares will be voted at the special meeting. Please do NOT enclose or return any stock certificates with your proxy card.

Q.	How can I vote my shares without attending the special meeting?

A.	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the special meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

•	By Internet—Stockholders of record with Internet access may submit proxies from any location in the world by going to the following URL address http://www.proxyvoting.com/qvdx.

Most Quovadx stockholders who hold shares beneficially in street name may vote by accessing the website specified on the voting instruction cards provided by their brokers, trustee or nominees. Please check the voting instruction card for Internet voting availability.

•

By Telephone—Stockholders of record who live in the United States or Canada may submit proxies by calling 1-866-540-5760 and entering the 11 digit control number at the bottom right hand corner of their proxy cards.

Most Quovadx stockholders who hold shares beneficially in street name may vote by phone by calling the number specified on the voting instruction cards provided by their brokers, trustee or nominees. Please check the voting instruction card for telephone voting availability.

•	By Mail—Stockholders of record may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelope.

Quovadx stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided and mailing them in the accompanying pre-addressed envelope.

Q.	May I vote in person?

A.	Yes. You may attend the special meeting of stockholders and vote your shares of common stock in person. If you hold shares in street name, you must provide a proxy executed by your bank or broker in order to vote your shares at the meeting.

Q.	May I change my vote after I have submitted my proxy?

A.	Yes. You may change your vote at any time before your proxy is voted at the special meeting by taking one of the following actions:

•	send a written, dated notice to our Secretary stating that you would like to revoke your proxy;

•	complete, date and submit a new proxy card;

•	if you originally submitted your proxy by telephone, call the same toll-free telephone number printed on your proxy card that you dialed originally and follow the instructions to change your votes;

•	if you originally submitted your proxy via the Internet, log on to the Internet site identified on the proxy card the same way you did originally and follow the instructions to change your votes; or

•	attend the special meeting, notify our Secretary that you are present and then vote by ballot. Your attendance at the special meeting alone will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q.	Is my vote confidential?

A.	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a way that protects your voting privacy. Your vote will not be disclosed either within Quovadx or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy card. Those proxy cards may be forwarded to Quovadx management.

Q.	Who will serve as inspector of election?

A.	We expect a representative of Mellon Investor Services LLC, our Transfer Agent, to tabulate the votes and act as inspector of election at the special meeting.

Q.	Where can I find the voting results of the meeting?

A.	We intend to announce the preliminary voting results at the meeting and publish final results in a press release shortly after the meeting.

The Merger

Q.	What is the proposed transaction?

A.	On Sunday, April 1, 2007, Quovadx entered into a merger agreement, referred to throughout this proxy statement as the “original merger agreement,” pursuant to which Quovadx, which includes the Integration Solutions and Rogue Wave Software operating divisions, will merge with an affiliate of Battery Ventures, a venture capital and private equity firm focused on investing in technology and innovation worldwide. After consummation of the merger, Quovadx will be a wholly owned subsidiary of Quartzite Holdings, which is a wholly owned subsidiary of Battery Ventures. The original merger agreement was amended on April 2, 2007 and amended and restated on May 4, 2007, and as amended and restated is referred to throughout this proxy statement as the “merger agreement.” The aggregate merger consideration payable by Quartzite Holdings is $139,100,000. Stockholders will receive $3.20 per share, which represents a 25% premium when compared to the $2.55 per share closing price of our common stock on Friday, March 30, 2007.

Q.	If the merger is completed, what will I receive for my stock options and restricted stock?

A.	At the merger effective time, all of our outstanding and unexercised options and restricted stock will become fully vested and free of any forfeiture restrictions. If you hold options to acquire shares of our common stock as of the effective time of the merger, each of those options will be cancelled and if the $3.20 per share merger consideration exceeds the per share exercise price of the stock option, your stock option will be converted into the right to receive a cash payment equal to the excess of the per share merger consideration over the exercise price of such stock option. We will deduct any applicable withholding taxes. If you hold restricted stock, each share of restricted stock will be cancelled and will represent only the right to receive $3.20 per share of restricted stock, less any applicable withholding taxes.

Q.	Am I entitled to appraisal rights?

A.

Yes. Under the Delaware General Corporation Law, holders of shares of our common stock who do not vote in favor of approving and adopting the merger agreement will have the right to seek appraisal of the fair value of those shares as determined by the Delaware Court of Chancery, which we refer to as the Chancery Court, if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the approval and adoption of the merger agreement and they comply with the Delaware law procedures explained in this proxy statement. This appraisal amount could be more or less than, or the same as, the amount you would be entitled to receive under the terms of the merger agreement. For additional information about appraisal rights, see “Appraisal Rights” beginning on page [•] of this proxy statement.

Q.	Why is Quovadx’s board of directors recommending the merger?

A.	Our board of directors believes that the merger agreement and the $3.20 per share merger consideration are fair to, and in the best interests of, our company and our stockholders. For a more detailed explanation of the factors that our board of directors considered in determining whether to recommend the merger agreement and merger, see “The Merger—Reasons for the Merger and Recommendation of Our Board of Directors” beginning on page [•] of this proxy statement.

Q.	Will the merger be a taxable transaction to me?

A.	Yes. The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of our common stock. For a more detailed explanation of the tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences” beginning on page [•] of this proxy statement. You should consult your tax advisor as to how specific tax consequences of the merger will apply to you.

Q.	When is the merger expected to be completed?

A.	We are working to complete the merger as soon as practicable, with a target closing date of [•], 2007. We currently expect to complete the merger promptly after all the conditions to the merger, including stockholder approval and adoption of the merger agreement at the special meeting and expiration or termination of the waiting period under U.S. antitrust law and any other applicable antitrust law, are satisfied or waived. We and Battery Ventures each filed pre-merger notifications with the U.S. antitrust authorities pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, on May 10, 2007 and requested “early termination” of the waiting period. The Federal Trade Commission and the Department of Justice granted early termination of the waiting period under the HSR Act on [•].

Q.	What will happen to my shares of common stock in Quovadx after the merger?

A.	Following the effectiveness of the merger, your shares of our common stock will represent solely the right to receive the merger consideration. Trading in our common stock on The NASDAQ Global Market will cease, price quotations for our common stock will no longer be available, and we will cease filing periodic reports under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.

Q.	Should I send in my stock certificates now?

A.	No. After the merger closes, Quartzite Holdings will arrange for a letter of transmittal containing detailed instructions to be sent to each stockholder of record. The merger consideration will be paid to a stockholder once that stockholder submits a properly completed letter of transmittal accompanied by that stockholder’s stock certificates and any other required documentation. If your shares are held in street name, in lieu of receiving a letter of transmittal and surrendering your stock certificates, you will be contacted by your broker with information on receiving payment for your shares of our common stock. PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

Q.	What should I do if I have questions?

A.	If you have more questions about the special meeting, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact our Vice President of Investor Relations at (720) 554-1346. You may also contact our proxy solicitor:

1200 Wall Street West, 3rd Floor

Lyndhurst, NJ 07071

(201) 806-7300

Toll-Free: (800) 398-1129

SUMMARY

The following summary highlights selected information about the merger and may not contain all of the information that may be important to you. Accordingly, we urge you to read carefully this entire proxy statement, including the appendices and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Parties to the Merger

(Page [•])

Quovadx, Inc.

7600 E. Orchard Road, Suite 300-S

Greenwood Village, CO 80111

(303) 488-2019

Quovadx Inc., a Delaware corporation, offers software and services for software system development, extension and integration to enterprise customers worldwide. Quovadx has two operating divisions: the Integration Solutions division (“ISD”), which offers private and public healthcare organizations software solutions and services to facilitate system interoperability and to leverage existing technology; and the Rogue Wave Software division (“Rogue Wave”), which offers reusable software components and services for enterprise-class application development and high-performance service oriented architecture, or SOA. Our common stock is quoted on The NASDAQ Global Market under the symbol “QVDX.” The information on our website, www.quovadx.com, is not incorporated into this proxy statement.

Battery Ventures VII, L.P.

Reservoir Woods

930 Winter Street, Suite 2500

Waltham, MA 02451

(781) 478-6600

Battery Ventures VII, L.P., a Delaware limited partnership, is a venture capital and private equity firm focused on investing in technology and innovation worldwide. Battery Ventures is not party to the merger agreement, but its wholly owned subsidiary, Quartzite Holdings, Inc., is the acquiror in the merger agreement. The information on Battery Ventures’ website is not incorporated into this proxy statement.

Quartzite Holdings, Inc.

c/o Battery Ventures VII, L.P.

Reservoir Woods

930 Winter Street, Suite 2500

Waltham, MA 02451

(781) 478-6600

Quartzite Holdings, Inc., a Delaware corporation, is a wholly owned subsidiary of Battery Ventures. Quartzite Holdings wholly owns Quartzite Acquisition Sub, Inc. and will wholly own Quovadx following the merger. Quartzite Holdings has not engaged in any prior activities other than in connection with or as contemplated by the merger agreement.

Quartzite Acquisition Sub, Inc.

c/o Battery Ventures VII, L.P.

Reservoir Woods

930 Winter Street, Suite 2500

Waltham, MA 02451

(781) 478-6600

Quartzite Acquisition Sub, Inc., a Delaware corporation, which we refer to as the Merger Subsidiary, is a wholly owned subsidiary of Quartzite Holdings. The Merger Subsidiary has not engaged in any prior activities other than in connection with or as contemplated by the merger agreement.

The Special Meeting

Date, Time and Place of the Special Meeting (Page [•])

The special meeting of the stockholders of Quovadx, Inc. will be held on [•], 2007, at 9:00 a.m. (Mountain Daylight Time) at the Harlequin Plaza, North Building First Floor Conference Room, 7600 East Orchard Road, Greenwood Village, Colorado 80111.

Purpose of the Special Meeting (Page [•])

The special meeting is being held for our stockholders to consider and vote on a proposal to approve and adopt the merger agreement, pursuant to which Merger Subsidiary will be merged with and into Quovadx and each holder of shares of our common stock will be entitled to receive $3.20 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held by such holder immediately prior to the merger upon surrender of such holder’s stock certificates. In addition, the stockholders will consider and vote on a proposal to approve any adjournments or postponements of the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are insufficient votes at the time of the meeting to approve and adopt the merger agreement and transact such other business as may properly come before the special meeting or any adjournment or postponement thereof, including consideration of any procedural matters incident to the conduct of the special meeting.

Record Date, Quorum and Stock Entitled to Vote (Page [•])

Our board of directors has fixed the close of business on [•], 2007, as the record date for determining stockholders entitled to notice of and to vote at the special meeting. On the record date, we had [•] outstanding shares of common stock held by approximately [•] stockholders of record. We have no other class of voting securities outstanding.

Stockholders of record on the record date will be entitled to one vote per share of our common stock on any matter that may properly come before the special meeting and any adjournment of that meeting. The holders of a majority of the outstanding shares of our common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting.

Vote Required (Page [•])

Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote at the special meeting. The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the special meeting will be required to approve the adjournment or postponement, if necessary, of the special meeting to solicit additional proxies in favor of the approval and adoption of the merger agreement. Failure to submit your proxy or vote in person will have the same effect as a vote “AGAINST” approval and adoption of the merger agreement, but will not affect the outcome of the vote regarding the adjournment proposal. Submitting a properly signed proxy and affirmatively electing to abstain from voting will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement and “AGAINST” approval of the adjournment proposal.

Voting by Directors and Officers (Page [•])

As more fully described below under the heading “Voting Agreement,” each of our directors and selected executive officers have entered into an agreement with Quartzite Holdings that will require them to vote their shares “FOR” the merger. As of the record date, [•], 2007, our directors and these selected executive officers held and are entitled to vote, in the aggregate, [•] shares of our common stock, representing approximately nine percent of our outstanding common stock.

Proxies; Revocation (Page [•])

If you hold our common stock in your name as the stockholder of record, then you received this proxy statement and a proxy card from us. If you hold our common stock in street name through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s form of proxy card which includes voting instructions. In either case, you may vote your shares by Internet, telephone or mail without attending the special meeting. To vote by Internet or telephone 24 hours a day, seven days a week, follow the instructions on the proxy card. To vote by mail, mark, sign and date the proxy card and return it in the postage-paid envelope provided.

Internet and telephone voting provide the same authority to vote your shares as if you returned your proxy card by mail. In addition, Internet and telephone voting will reduce our proxy-related postage expenses.

After you vote your shares of common stock, whether by Internet, telephone or mail, you may change your vote at any time before voting is closed at the special meeting. If you hold shares in your name as the stockholder of record, you should write to Linda K. Wackwitz, our Secretary at our principal offices, 7600 East Orchard Road, Suite 300-S, Greenwood Village, CO 80111, stating that you want to revoke your proxy and that you need another proxy card. If you hold your shares in street name through a broker, bank or other nominee, you should contact the nominee and ask for a new proxy card. Alternatively, no matter how you initially voted, you may vote again by Internet or telephone. If you attend the special meeting, you may vote by ballot as described above, which will cancel your previous vote. Your last vote before voting is closed at the special meeting is the vote that will be counted.

Expenses of Proxy Solicitation (Page[•])

We will pay for all expenses associated with the solicitation of proxies.

The Merger

Structure (Page [•])

If the merger agreement is approved and adopted by our stockholders and certain other conditions to the closing of the merger are either satisfied or waived, Merger Subsidiary will be merged with and into Quovadx, with Quovadx being the surviving corporation. Following the merger, Quovadx will be a wholly owned subsidiary of Quartzite Holdings, which is a wholly owned subsidiary of Battery Ventures.

Merger Consideration (Page [•])

The aggregate merger consideration payable by Quartzite Holdings to our stockholders in the merger is $139,100,000. If the merger is completed, all of our stockholders (other than those who properly exercise their appraisal rights) will be entitled to receive $3.20 in cash, without interest, less any applicable withholding taxes, for each share of our common stock that each such stockholder owns (referred to throughout this proxy statement as the “per share merger consideration”).

Treatment of Outstanding Options and Restricted Stock (Page [•])

If the merger is completed, all options to acquire shares of our common stock will become fully vested and each of those options will be cancelled. If the per share merger consideration exceeds the per share exercise price of the stock option, such options will be converted into the right to receive a cash payment equal to the excess of the per share merger consideration minus the exercise price of such stock option, less any applicable withholding taxes. All restricted stock will also become fully vested at the time of the merger and will represent only the right to receive the $3.20 per share of restricted stock, less any applicable withholding taxes.

Recommendation of Our Board of Directors (Page [•])

After careful consideration and by unanimous vote of all members of our board of directors, our board of directors:

•	has unanimously approved and declared advisable the merger, the merger agreement and the transactions contemplated by the merger agreement;

•	has unanimously declared that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of Quovadx and its stockholders; and

•	unanimously recommends that our stockholders vote “FOR” the approval and adoption of the merger agreement.

Opinion of Quovadx’s Financial Advisor (Page [•])

In connection with the merger, our board of directors received a written opinion, dated April 1, 2007, of Quovadx’s financial advisor, First Albany Capital Inc. (“First Albany”), as to the fairness, from a financial point of view and as of the date of the opinion, of the per share merger consideration provided for in the original merger agreement which we directed First Albany to assume would be $3.15 per share in cash (referred to throughout this proxy statement as the “original per share merger consideration”). The full text of First Albany’s written opinion, dated April 1, 2007, is attached to this proxy statement as Appendix C. Holders of Quovadx common stock are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. First Albany’s opinion was prepared for the use and benefit of Quovadx’s board of directors in its evaluation of the original per share merger consideration from a financial point of view. First Albany’s opinion does not address any other aspect of the merger or related transactions and does not constitute a recommendation as to how any stockholder should vote or act on the merger or any matter to be presented to Quovadx’s stockholders.

First Albany was not requested to, and did not, render to Quovadx’s board of directors an opinion in connection with the amended and restated merger agreement dated May 4, 2007. Accordingly, First Albany’s opinion dated April 1, 2007 does not take into account any events or developments after the date of such opinion, including any modification to the proposed merger or the $3.20 per share merger consideration.

Operation of Quovadx Following the Merger (Page [•])

If the merger agreement is approved and adopted by our stockholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Subsidiary will be merged with and into Quovadx, with Quovadx being the surviving corporation. Following the merger, Quovadx will be a wholly owned subsidiary of Quartzite Holdings and Quovadx’s stockholders will have no further interest in Quovadx.

Financing (Page [•])

The merger agreement does not contain a financing condition, and Quartzite Holdings’ obligation under the merger agreement to complete the merger and to pay the aggregate merger consideration is not conditioned on Quartzite Holdings obtaining third-party financing. Quartzite Holdings will fund this acquisition with a combination of cash acquired at the time of closing, cash received by equity capital contributions from Battery Ventures and, if available, borrowings from certain senior lenders. For a full description of the terms and conditions relating to this financing, please see “The Merger—Financing” on page [•].

Interests of Quovadx’s Directors and Executive Officers in the Merger (Page [•])

In considering the recommendation of our board of directors with respect to the approval and adoption of the merger agreement, you should be aware that our directors and executive officers have interests in the merger that may be in addition to, or different from, the interests of our stockholders. Our board of directors was aware of these interests, which include those summarized below, and considered them, among other matters, in approving the merger agreement:

•	certain of our executive officers will receive cash payments totaling $1,785,000 within 30 days of the closing of the merger in accordance with the Executive Management Transaction Bonus Plan;

•

pursuant to the Amendments to Executive Employment Agreements we entered into with our executive officers in August 2006, our executive officers may, in the event either the executive or we, Quovadx presently or as the surviving corporation of the merger, terminate their employment under specified circumstances within the preceding three months or the twelve months after the effective date of the merger, they collectively would be entitled to receive total payments of up to $4,000,000 if all of our executives were terminated involuntarily during the specified time period surrounding the merger;

•

directors and executive officers hold restricted stock and options to purchase our common stock—both the restricted stock and options will become fully vested and exchanged for the per share merger consideration, net of any exercise price and tax withholding, at the time of the merger; and

•

the merger agreement requires that Quovadx purchase an insurance policy prior to closing providing indemnification coverage for our directors and officers for six years following the merger effective date.

Material U.S. Federal Income Tax Consequences (Page [•])

The merger will be a taxable transaction to you if you are a U.S. person. For U.S. federal income tax purposes, your receipt of cash (whether as merger consideration or pursuant to the proper exercise of appraisal rights) in exchange for your common stock of Quovadx generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your common stock. Under U.S. federal income tax law, you may be subject to information reporting on cash received in the merger unless an exemption applies. Backup withholding may also apply (currently at a rate of 28%) with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state and local and/or non-U.S. taxes.

Appraisal Rights (Page [•])

Under Delaware law, if you do not vote for approval and adoption of the merger agreement, and you make a written demand prior to approval and adoption of the merger agreement at the special meeting and you otherwise strictly comply with the statutory requirements of Delaware law, you may elect to receive, in cash, the fair value of your shares of stock as determined by the Chancery Court. This value could be more or less than, or the same as, the per share merger consideration.

In order to exercise appraisal rights, a holder must demand and perfect the rights in accordance with Section 262 of the Delaware General Corporation Law, the full text of which is set forth in Appendix D to this proxy statement. Your failure to follow the procedures set forth in Section 262 will result in the loss of your appraisal rights.

Regulatory Approval (Page [•])

Under the provisions of the HSR Act, we and Battery Ventures may not complete the merger until certain filings have been made with the Federal Trade Commission and the U.S. Department of Justice and the applicable waiting period has expired or been terminated.

We and Battery Ventures each filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on May 10, 2007 and, in accordance with the merger agreement, requested “early termination” of the waiting period. The Federal Trade Commission and the Department of Justice granted early termination of the waiting period under the HSR Act on [•].

Exchange and Payment Procedures (Page [•])

If the merger and merger agreement are approved by the stockholders, under separate mailing you will receive a letter of transmittal and instructions that will tell you how to surrender your Quovadx common stock certificates in exchange for the merger consideration, without interest. You should not return any stock certificates you hold with the enclosed proxy card, and you should not forward your stock certificates to the exchange agent without a letter of transmittal. The exchange agent will pay any surrendering Quovadx stockholder their share of the merger consideration to which each is entitled as promptly as practicable after receipt of a properly completed letter of transmittal and the related items described in the letter of transmittal. Recipients will be responsible for payment of any wire transfer fees.

No Solicitation of Transactions; Superior Proposal (Page [•])

The merger agreement restricts our ability to, among other things, encourage, solicit or engage in discussions or negotiations with a third party regarding acquisition transactions involving Quovadx. Notwithstanding these restrictions, our board of directors may respond to an unsolicited written proposal for an alternative acquisition and change its recommendation to the stockholders if our board of directors, after consultation with its outside legal counsel, determines in good faith that it is necessary to take such action to comply with the board of directors’ fiduciary obligations, so long as Quovadx complies with certain terms of the merger agreement.

Conditions to Closing (Page [•])

Before we can complete the merger, a number of conditions must be satisfied or waived (to the extent permitted by law). These include:

•	each party’s representations and warranties must be true (without including any qualification or limitation with respect to materiality) as of the signing and closing of the merger agreement, except where the failure thereof to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect;

•	the parties must have performed in all material respects all covenants and agreements required to be performed by such party under the merger agreement at or prior to the closing date of the merger;

•	the consent to the merger by specified third parties;

•

since the date of the merger agreement, there shall not have occurred and be continuing any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would be reasonably expected to have a material adverse effect;

•

the absence of any law, consent, order, injunction, judgment, decree, ruling, writ, assessment or arbitration award enacted, issued, promulgated, enforced or entered by any governmental authority enjoining, restraining or prohibiting the consummation of the merger agreement or making the consummation of the merger agreement illegal;

•	the waiting period applicable to the transaction contemplated by the merger agreement under the HSR Act shall have expired or early termination shall have been granted;

•	the merger agreement shall have been approved and adopted by our stockholders;

•

there shall not have been instituted or pending any action or proceeding by any governmental authority: (1) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the merger, or seeking to obtain material damages relating to the transactions contemplated by the merger agreement, (2) seeking to restrain or prohibit Quartzite Holdings’ or Merger Subsidiary’s or any of Quartzite Holdings’ other affiliates’ (a) ability effectively to exercise full rights of ownership of our common stock; or (b) ownership or operation of all or any material portion of our business or assets, or (c) seeking to compel Quartzite Holdings or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of our business or assets;

•

we shall have settled certain specified actions and proceedings, with the settlement finally approved by a court of competent jurisdiction pursuant to the terms of a specified settlement agreement and accepted by the requisite percentage of the class to enable implementation;

•	we shall have amended our Preferred Stock Rights Agreement, dated July 24, 2000, rendering the rights thereunder inapplicable to the merger; and

•	receipt of all regulatory approvals required to consummate the merger and the expiration or termination of all statutory waiting periods.

Termination of the Merger Agreement (Page [•])

Quovadx and Quartzite Holdings may agree in writing to terminate the merger agreement at any time without completing the merger, even after the stockholders of Quovadx have approved and adopted the merger agreement. Under certain circumstances, either we or Quartzite Holdings may terminate the merger agreement prior to the closing of the merger without the consent of the other party.

Termination Fee (Page [•])

We will be required to pay Quartzite Holdings a termination fee of 3.5% of the aggregate merger consideration, or $4,868,500, less any expenses actually reimbursed and paid by us to Quartzite Holdings, if:

•	Quartzite Holdings terminates the merger agreement because we have breached one or more of our covenants or agreements that caused any of the conditions to closing not to be met and such breach has not been cured (if curable) within 10 business days following our receipt of written notice of such breach;

•

Quartzite Holdings terminates the merger agreement because our board of directors endorsed, approved or recommended another acquisition proposal, effected a change in its recommendation, resolved to do any of the foregoing or failed to reconfirm its recommendation to the stockholders within 10 business days after a written request from Quartzite Holdings;

•

Quartzite Holdings terminates the merger agreement because (1) we have entered into a definitive agreement with respect to another acquisition proposal, (2) a tender offer or exchange offer for our outstanding shares of common stock is commenced and the board of directors recommends that the stockholders tender their shares in such tender or exchange offer or, within 10 business days after such tender or exchange offer, fails to recommend against acceptance of such offer or takes no position with respect to the acceptance thereof, or (3) for any reason we fail to hold the special meeting of stockholders by October 31, 2007;

•

Quartzite Holdings or Quovadx terminates the merger agreement because (1) our stockholders do not approve and adopt the merger agreement due to failure to obtain the required vote at a duly held meeting of stockholders or any adjournment or postponement thereof, and (2) the merger has not taken place on or before October 31, 2007, if within 12 months of the termination of the merger agreement, we have consummated a transaction with respect to an acquisition proposal that was publicly announced or communicated to the board of directors or senior management and not withdrawn prior to the date of termination; or

•	Quovadx terminates the merger agreement in order to enter into a binding, definitive agreement with respect to a superior proposal.

Upon any termination of the merger agreement for which we are required to pay a termination fee, we are also required to reimburse Quartzite Holdings and its affiliates for 100% of their expenses not to exceed 3.5% of the aggregate merger consideration, or $4,868,500. The amount of the reimbursed expenses will be deducted from the termination fee. In addition, if the merger agreement is terminated by Quartzite Holdings or Quovadx because we failed to obtain the required vote of our stockholders to approve and adopt the merger agreement at the special meeting or at any adjournment or postponement thereof, a termination fee will not be payable, but we will be required to reimburse Quartzite Holdings and its affiliates for 100% of their expenses up to a maximum of $650,000.

Market Price of Quovadx Stock and Dividend Information (Page [•])

Our common stock is quoted on The NASDAQ Global Market under the symbol “QVDX.” On March 30, 2007, the last full trading day before the public announcement of the proposed merger, the last reported sale price of our common stock was $2.55 per share. On the last practicable date before the printing of this proxy statement, the last reported sale price of our common stock was $[•] per share.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of our operations, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary” and “The Merger” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise.

In addition to other factors and matters contained or referenced in this document, factors which could have a material adverse effect on our operations and future prospects or the completion of the merger include, but are not limited to, the following factors:

•

that we do not become subject to any material reductions to the purchase price of the recently completed sale of the CareScience division to Premier, Inc. and that we also perform the necessary transition services within a reasonable period of time (90 days) without any material impact to our ongoing operations;

•	the satisfaction of the conditions to consummate the merger, including the receipt of the required stockholder or regulatory approvals;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the failure of the merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	general economic and market conditions;

•	the overall condition of the healthcare and software industry, including the effect of any further consolidation among healthcare and software firms;

•	the integration of acquired businesses, the performance of acquired businesses, and the prospects for future acquisitions;

•	our ability to retain key employees and attract new employees that are critical to our ongoing business operations prior to the merger date;

•	the effect of war, terrorism or catastrophic events;

•	the effect of disruptions to, and declines in, our business that we may experience prior to the merger date; and

•	the timing of obtaining new customers and retaining existing customers.

THE PARTIES TO THE MERGER

Quovadx, Inc.

7600 E. Orchard Road, Suite 300-S

Greenwood Village, CO 80111

(303) 488-2019

Quovadx Inc., a Delaware corporation, offers software and services for software system development, extension and integration to enterprise customers worldwide. Quovadx has two operating divisions: the Integration Solutions division (“ISD”), which offers private and public healthcare organizations software solutions and services to facilitate system interoperability and to leverage existing technology; and the Rogue Wave Software division (“Rogue Wave”), which offers reusable software components and services for enterprise-class application development and high-performance service oriented architecture, or SOA. Our common stock is quoted on The NASDAQ Global Market under the symbol “QVDX.” The information on our website, www.quovadx.com, is not incorporated into this proxy statement.

Battery Ventures VII, L.P.

Reservoir Woods

930 Winter Street, Suite 2500

Waltham, MA 02451

(781) 478-6600

Battery Ventures VII, L.P., a Delaware limited partnership, is a venture capital and private equity firm focused on investing in technology and innovation worldwide. Battery Ventures is not party to the merger agreement, but its wholly owned subsidiary, Quartzite Holdings, Inc., is the acquiror in the merger agreement. The information on Battery Ventures’ website is not incorporated into this proxy statement.

Quartzite Holdings, Inc.

c/o Battery Ventures VII, L.P.

Reservoir Woods

930 Winter Street, Suite 2500

Waltham, MA 02451

(781) 478-6600

Quartzite Holdings, Inc., a Delaware corporation, is a wholly owned subsidiary of Battery Ventures. Quartzite Holdings wholly owns Quartzite Acquisition Sub, Inc. and will wholly own Quovadx following the merger. Quartzite Holdings has not engaged in any prior activities other than in connection with or as contemplated by the merger agreement.

Quartzite Acquisition Sub, Inc.

c/o Battery Ventures VII, L.P.

Reservoir Woods

930 Winter Street, Suite 2500

Waltham, MA 02451

(781) 478-6600

Quartzite Acquisition Sub, Inc., a Delaware corporation, which we refer to as the Merger Subsidiary, is a wholly owned subsidiary of Quartzite Holdings. The Merger Subsidiary has not engaged in any prior activities other than in connection with or as contemplated by the merger agreement.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

The special meeting of the stockholders of Quovadx, Inc., will be held on [•], 2007, at 9:00 a.m. (Mountain Daylight Time) at the Harlequin Plaza, North Building First Floor Conference Room, 7600 East Orchard Road, Greenwood Village, Colorado 80111.

Purpose of the Special Meeting

The purpose of the special meeting is to consider and act on the following proposals:

•

To consider and vote on a proposal to approve and adopt the merger agreement, pursuant to which Merger Subsidiary will be merged with and into Quovadx and each holder of shares of Quovadx common stock will be entitled to receive $3.20 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held by such holder immediately prior to the merger upon surrender of such holder’s stock certificates.

•

To consider and vote on a proposal to approve any adjournments or postponements of the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are insufficient votes at the time of the meeting to approve and adopt the merger agreement.

•

To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof, including consideration of any procedural matters incident to the conduct of the special meeting.

Record Date, Quorum and Stock Entitled to Vote

Holders of record of shares of our common stock as of the close of business on [•], 2007, the record date, are entitled to receive notice of and to vote at the special meeting. On the record date, there were approximately [•] shares of our common stock outstanding held by approximately [•] stockholders of record. Stockholders of record on the record date will be entitled to one vote per share of our common stock on any matter that may properly come before the special meeting and any adjournment of that meeting.

A quorum of our stockholders is necessary to have a valid stockholder meeting. The required quorum for the transaction of business at the special meeting is the presence, in person or represented by proxy, of holders representing a majority of the shares of our common stock issued, outstanding and entitled to vote as of the record date. Both abstentions and broker “non-votes” will be counted as present for purposes of determining the existence of a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner submits a signed proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner regarding the voting of such shares. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn or postpone the special meeting to solicit additional proxies.

Vote Required

Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date and entitled to vote at the special meeting. The proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies requires the affirmative vote of a majority of the shares present and entitled to vote at the special meeting.

Each holder of a share of our common stock is entitled to one vote per share. Failure to submit your proxy (either through the Internet, by telephone or by returning a properly executed proxy card) or to vote in person will have the same effect as a vote “AGAINST” approval and adoption of the merger agreement, but will not affect the outcome of the vote regarding the adjournment proposal.

Submitting a properly signed proxy and affirmatively electing to abstain from voting will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement and “AGAINST” approval of the adjournment proposal.

Brokers or other nominees who hold shares of our common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of our common stock will not be counted as votes cast or shares voted and will have the same effect as votes “AGAINST” approval and adoption of the merger agreement, but will not affect the outcome of the vote regarding approval of the adjournment proposal.

Voting

Holders of record of shares of our common stock may vote their shares by attending the special meeting and voting their shares in person, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope. Alternatively, you may submit your proxy by telephone (if you reside in the United States, Canada or the U.S. territories) or via the Internet by following the directions on the enclosed proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a stockholder and returned without instructions, the shares of our common stock represented by the proxy will be voted “FOR” approval and adoption of the merger agreement and “FOR” approval of any proposal to adjourn or postpone the special meeting to solicit additional proxies in favor of approval and adoption of the merger agreement.

Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact our Vice President of Investor Relations at (720) 554-1346 or our proxy solicitor: The Altman Group toll-free at (800) 398-1129 or (201) 806-7300.

Stockholders who hold their shares in street name, meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of the shares how to vote or obtain a proxy from the record holder to vote the shares at the special meeting.

Voting by Directors and Officers

As more fully described below under the heading “Voting Agreement,” each of our directors and selected executive officers has entered into an agreement with Quartzite Holdings which will require them to vote their shares “FOR” the merger. As of the record date, our directors and these certain executive officers held and are entitled to vote, in the aggregate, [•] shares of our common stock, representing approximately nine percent of our outstanding common stock.

Proxies; Revocation

If you vote your shares of our common stock by signing a proxy, or by voting over the Internet or by telephone as indicated on the proxy card, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the approval and adoption of the merger agreement, “FOR” adjournment or postponement of the meeting, if necessary or appropriate to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the meeting for a vote.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either: (1) advise our Secretary, Linda K. Wackwitz, in writing at our principal offices, 7600 East Orchard Road, Suite 300-S, Greenwood Village, CO 80111, (2) deliver a new proxy, (3) submit another vote over the Internet or by telephone, in each case dated after the date of the proxy you wish to revoke, or (4) attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

We do not expect that any matter other than the proposal to approve and adopt the merger agreement will be brought before the special meeting. If, however, an adjournment or postponement of the special meeting is necessary or appropriate to solicit additional proxies or if another matter is properly presented at the special meeting or any such adjournment or postponement of the special meeting, the persons appointed as proxies will vote the shares in accordance with the recommendations of our board of directors.

Expenses of Proxy Solicitation

Quovadx will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. Our directors, officers and employees will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We may reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our common stock and in obtaining voting instructions from those owners.

We have retained The Altman Group to assist us, to the extent we request, in the solicitation of proxies. We expect to pay reasonable and customary fees for any services The Altman Group provides at our request.

Proposal to Approve Adjournment or Postponement of the Special Meeting

We are submitting a proposal for consideration at the special meeting to authorize the named proxies to approve adjournments or postponements of the special meeting if there are not sufficient votes to approve and adopt the merger agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that we may not have received sufficient votes to approve and adopt the merger agreement by the time of the special meeting. In that event, we would need to adjourn or postpone the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment or postponement of the special meeting for purposes of soliciting additional proxies to obtain the requisite stockholder approval to adopt the merger agreement. Any other adjournment or postponement of the special meeting (for example, an adjournment or postponement required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

THE MERGER

Background for the Merger

In June 2006, our board of directors conducted a series of meetings with our management team to analyze the current year-to-date and forecasted financial performance for each of our operating divisions and Quovadx overall. This review included discussion and analysis of certain risks and opportunities that had been identified in each of our business units and Quovadx overall, including, but not limited to:

•	The ability to deliver meaningful short-term and long-term revenue growth through our targeted growth initiatives and investments;

•	our recent history of consolidated net losses and the ability to achieve sustained profitability given our current organizational structure;

•	the current and expected return on investments from existing and proposed product and service offerings;

•

the amount of investment that was required to achieve return on investment targets in comparison to our currently available resources, as well as possible alternatives that may be available to obtain additional access to capital;

•	investments required to sustain our competitive position and market share, including possible strategic acquisitions that may be available;

•	competitive analysis of strategic product offerings that were currently impacting our performance as well as those that were expected to impact us in the future;

•	emerging markets and our ability to position ourselves to take advantage of these opportunities;

•	our historical performance relative to past projections and our confidence level in achieving go-forward forecasts; and

•	what, if any, synergistic opportunities existed between our operating divisions to either increase revenue growth or reduce operating expenses.

Our board of directors and our management team also discussed various factors believed to be impacting our current market value, the prospects for future value should we be able to meet go-forward projections and market valuations for comparable companies. Our board of directors and our management team also discussed certain unsolicited communications received from time to time from third parties with respect to a possible transaction with Quovadx. Given what we believed to be favorable current market conditions to conduct such a review, our recent financial performance and our risks and opportunities for growth in our business units, our board of directors determined that a further and more comprehensive independent review of strategic alternatives was warranted to determine what, if any, opportunities existed to deliver immediate value to our stockholders given the various factors discussed above and the risks and opportunities we faced in our business units.

During July and August 2006, we, with the assistance of James F. Reda & Associates, conducted a comprehensive review of all compensation plans and policies and submitted recommendations to the compensation committee. The compensation committee, in turn, together with its independent compensation consultant, Pearl Meyer & Partners (the “compensation consultant”), conducted its own analysis and also evaluated our management team’s recommendations. The compensation committee was concerned that the strategic review process about to be undertaken could lead to increased employee turnover for key executives and employees critical to the strategic review process. Therefore, as an incentive for key executives and employees to remain with Quovadx throughout the strategic alternative review process and to provide additional incentives to achieve the highest possible price for any proposed sale of all or part of the company, the compensation consultant recommended:

•	enhanced change-in-control provisions in executive employment agreements;

•	a transaction bonus plan to provide certain executive officers an additional cash incentive of 1.7% of any sale proceeds; and

•	retention and change-in-control bonus plans for certain other key employees.

The compensation committee reviewed the compensation consultant’s recommendations. The compensation consultant, our board of directors and our outside legal counsel, Hogan & Hartson L.L.P. (“Hogan”), each reviewed and compared the proposed changes to industry standards. After consideration and revisions to the proposed changes, the changes were adopted by our compensation committee, and, as required, by our board of directors.

On August 31, 2006, we issued a press release announcing that we had retained First Albany as our exclusive financial advisor to assist us in exploring strategic alternatives including, but not limited to, the potential sale of one or all of our business units. We believed that a public announcement of the strategic alternative process would increase the likelihood of reaching a greater number of potentially interested strategic and financial parties. Prior to the announcement, our board of directors and our management team, with the assistance of our financial advisor, developed a list of potential parties that might be interested in discussing strategic alternatives with Quovadx as a whole or with one or more of our business units if they were contacted. The list of potentially interested parties included a broad range of public and privately-held companies of which some were direct and indirect competitors, existing partners, companies that had expressed either public or private interest in entering or expanding into the markets in which we currently operated in, and financial parties, including private equity and venture capital firms. While most parties were companies based in the United States, some were foreign-based organizations. Subsequent to the public announcement and in accordance with our directives, our financial advisor began contacting potential buyers.

Approximately 45 strategic buyers and 35 financial parties were contacted by, or had contacted, our financial advisor with respect to a potential acquisition of Quovadx or one or more of our business units. These parties were provided the executive summaries of one or more of the business units in which they had expressed an interest. Upon execution of a non-disclosure agreement between Quovadx and the interested party, such party was provided with a Confidential Information Memorandum (a “CIM”) pertaining to the business unit(s) in which they were interested. Many of the parties that had received a CIM also requested follow-up calls with our management team and our financial advisor to discuss the information provided in further detail to gain a deeper level of understanding of one or more of our business units. During this initial stage of the process, approximately 20 calls were held between various parties and Quovadx.

On September 13, 2006, at a regularly scheduled meeting of our board of directors, at which our management, Hogan and our financial advisor were present, Mr. Roesslein, the chairman of our compensation committee, presented the compensation committee’s report regarding its review of compensation plans implemented in connection with our review of strategic alternatives. These plans included an executive transaction bonus plan, a key employee retention plan, and revisions to executive employment agreements to align change-in-control provisions consistent with the possible sale of Quovadx or one or more of its business units. Hogan discussed with our board of directors its legal and practical responsibilities and fiduciary duties in the context of both implementing such plans and agreements, a potential merger and acquisition and certain related matters. Also at this meeting, our management and financial advisor updated our board of directors on the status of the strategic alternatives process, including a request that had been received from one potential strategic buyer for early access to our electronic data room. Our board of directors directed our financial advisor to inform the strategic buyer that it would have access to the data room once it was made available to all interested parties and on a non-exclusive basis.

On October 17, 2006, in accordance with our board of directors’ instructions, our financial advisor distributed a process letter to all interested parties that had received a CIM with instructions for the submission of preliminary acquisition proposals by November 6, 2006. On or just prior to this date, 11 parties, four of which were strategic buyers and seven of which were financial buyers, submitted preliminary non-binding indications of interest to acquire either the entire company, or one or more of our business units. One of these strategic buyers was Premier, Inc. (“Premier”), which had submitted a proposal to acquire CareScience, Inc. (“CareScience”) for cash. On November 6, 2006, we, after consultation with the finance committee of our board of directors, granted additional time for five other parties, including Battery Ventures, to continue to evaluate the information provided and conduct further preliminary due diligence in order to possibly submit a proposal.

On November 11, 2006, the finance committee of our board of directors, our management team, Hogan and our financial advisor met to discuss the status of the strategic alternatives process and to review the 11 proposals that had been received prior to the initial deadline of November 6, 2006. At this meeting, our financial advisor noted that since the August 31, 2006 formal announcement, approximately 80 strategic and financial parties had been contacted, 64 of which had requested additional information and had been given executive summaries regarding Quovadx and our business units. Of the 64 parties that had received information, 36 parties, of which 17 were strategic buyers and 19 were financial buyers, had requested additional information, signed a non-disclosure agreement and had been sent a CIM on one or more of our business units. Our financial advisor also informed the finance committee that several follow-up calls were held between the interested parties and our management team to discuss the information provided. The finance committee then discussed with our management team and our financial advisor the financial terms of the 11 preliminary acquisition proposals that had been received. Upon review of these acquisition proposals and the valuations of each, the finance committee instructed our financial advisor to extend invitations to eight of the 11 parties to continue on to the next stage of the process, which included access to a virtual data room and in-person management presentations.

Subsequent to the meeting on November 11, 2006, four additional proposals were received from the five parties that had previously requested an extension of time to submit preliminary proposals. All four of these parties were selected by the finance committee to proceed to the next stage of the process, including Battery Ventures which had submitted a proposal to acquire the entire company. At this point, we were actively negotiating with the parties that the board of directors had authorized to proceed to conduct further due diligence and have access to our management team and the virtual data room.

On December 12, 2006, our board of directors held a telephonic meeting, together with our management team, Hogan and our financial advisor to discuss the status of the strategic alternative process, including an update with respect to the management meetings that had been held to date and the preliminary due diligence performed by the potential buyers. At this meeting, our board of directors formalized the appointment of Wilson Sonsini Goodrich & Rosati (“WSGR”) as counsel representing our independent directors of our board of directors. Also at this meeting, Mr. Pullam, our Chief Financial Officer, an accounting firm other than our auditors had been previously engaged by Quovadx to assist in reviewing the potential tax aspects of the various proposed transactions and the estimated tax impact of the acquisition proposals to Quovadx. Mr. Pullam informed our board of directors that, although such review was ongoing, there was likely to be varying tax implications to Quovadx based upon the structure and terms of the preliminary proposals (and a potential negative impact on the after-tax sale proceeds available to our stockholders) depending on whether a transaction was structured as an asset sale or a stock sale. Mr. Pullam summarized by noting that, in general, asset sales of each of our business units would likely yield significant tax gains to Quovadx based on the estimated tax basis in the assets at each of the divisions. Mr. Pullam also recommended to our board of directors that since the estimated tax basis in the stock of the CareScience and Rogue Wave business units was materially higher than the asset basis in both subsidiaries, any potential sale of either or both of these businesses should be preferably structured as stock-for-cash versus assets-for-cash since it was likely to yield a higher net after-tax return to Quovadx or our stockholders. Mr. Pullam also discussed with our board of directors the results of an Internal Revenue Code Section 382 net operating loss (“NOL”) carry-forward limitation study completed by such accounting firm. Mr. Pullam advised the board of directors that this study revealed that significant limitations existed on the historical CareScience and Quovadx NOLs, that these limitations could adversely impact our ability to utilize the historical NOLs generated to offset any potential gains realized from the sale of one or more of the business units, and that this issue should be taken into account not only in terms of the possible deal structure of any transaction but also should be considered in negotiations with the various parties. Following these discussions, our board of directors determined that all potential bidders should be instructed by our financial advisor to resubmit their proposals for stock transactions only.

Subsequent to the December 12, 2006 meeting and in accordance with these directives, our financial advisor had discussions with each of the potential buyers to inform them that they would need to proceed on the basis of a stock acquisition rather than an asset acquisition. All parties agreed that their preliminary proposals could be converted to a stock transaction.

On December 18, 2006, in accordance with our board of directors’ instructions, our financial advisor distributed a second process letter to the remaining potential buyers indicating that final proposals were due by January 15, 2007, which date was later extended to January 17, 2007 to allow for additional time for the interested parties to participate in further management presentations and to continue due diligence efforts with respect to the potential acquisition of Quovadx or one or more of its business units.

On January 8, 2007, the potential buyers were sent forms of a stock purchase agreement and a merger agreement with a request that the potential buyers provide proposed revisions with their final proposals.

On January 20, 2007, the finance committee of our board of directors held a telephonic meeting, together with our management team, Hogan and our financial advisor, to discuss the final acquisition proposals that had been submitted. The finance committee was informed that of the 12 parties selected to proceed to the second phase of the process, four had submitted final proposals. Two of the remaining four bidding parties, Premier and CareScience Bidder A, were strategic buyers with interest in acquiring CareScience. The other two parties, Battery Ventures and Quovadx Bidder A, were financial buyers with interest primarily in acquiring Quovadx. Quovadx Bidder A had also submitted an alternative final proposal for an acquisition of Quovadx, excluding CareScience. The terms of the bid from Quovadx Bidder A also included a third-party financing contingency that included significant debt financing collateralized by the existing assets held by Quovadx or its subsidiaries. The finance committee then discussed with Hogan and our financial advisor the terms of the final proposals received and next steps in negotiating financial and other key terms.

On January 24, 2007, our board of directors held a meeting, at which our management team, Hogan and our financial advisor were present, to discuss the status of the strategic alternatives process. Our financial advisor updated our board of directors on the four final proposals that had been submitted. Our board of directors discussed, among other things, the financial terms of each proposal and potential synergies that could result. In connection with the sale of CareScience, our board of directors discussed the opportunity to increase the consideration offered by the two CareScience bidders in light of the strategic fit for Premier and CareScience Bidder A and directed our financial advisor to explore that possibility. Our financial advisor also informed our board of directors that Battery Ventures had withdrawn its proposal for an entire company transaction and had resubmitted a bid for the acquisition of Quovadx, excluding CareScience. Our board of directors also discussed the level of diligence that each bidder had conducted and discussed with Hogan the proposed revisions to the form agreements that had been received in connection with the final proposals. Following these discussions, our board of directors directed our management team, Hogan and our financial advisor to continue negotiations with all four remaining parties.

On January 30, 2007, our board of directors held a telephonic meeting, together with our management team, Hogan and our financial advisor to discuss the status of the strategic alternatives process. Our financial advisor updated our board of directors with respect to the discussions held with each of the four potential buyers, noting that both Battery Ventures and CareScience Bidder A had increased their proposed purchase prices. Our board of directors also was informed that Quovadx Bidder A had indicated that it was not able to increase its proposed price for the acquisition of Quovadx or its proposed price for the alternative proposal for the acquisition of Quovadx, excluding CareScience. Our board of directors discussed the CareScience proposals and certain related matters, including assumptions of closing working capital that certain bidders had used for purposes of preparing their offers, our estimated closing working capital on targeted transaction closing dates and whether those estimates would likely result in any increases or decreases to the submitted proposals, estimated time to close the proposed transactions, the bidders’ assumptions as they related to assumed employee related liabilities that would result from the proposed transactions and the exclusivity requirements of the potential buyers. Our board of directors noted that, based on this review, CareScience Bidder A’s proposed purchase price exceeded the consideration offered by Premier. Further, since it appeared that CareScience Bidder A’s proposed revisions to the form agreement were not as significant as that of Premier’s, it presented an opportunity to consummate a transaction in a more timely manner. After further discussion, our board of directors authorized the granting of a 30-day exclusivity agreement with both CareScience Bidder A, in connection with a possible sale of CareScience, and with Battery Ventures, in connection with the sale of Quovadx after the sale of CareScience.

From February 5, 2007 through March 5, 2007, both CareScience Bidder A and Battery Ventures conducted extensive due diligence procedures and discussions with Quovadx that included numerous management meetings, operational site visits, discussions with certain key customers and partners, on-site examinations of the books and records of Quovadx by each bidder’s consultants and advisors, and continued negotiations with Hogan as to the terms and conditions of the draft definitive agreements.

On March 5, 2007, our board of directors held a telephonic meeting, together with our management team, Hogan and our financial advisor to discuss the status of the strategic alternatives process. The purpose of this meeting was to update the board of directors on the status of the negotiations with CareScience Bidder A with respect to the sale of CareScience. There was discussion among the group that negotiations with CareScience Bidder A had not progressed to a point where there was confidence that a definitive agreement could be reached. Our board of directors was also updated on the status of the negotiations with Battery Ventures with respect to the sale of Quovadx, after the divesture of CareScience, and was informed that those negotiations were progressing more rapidly than the negotiations with CareScience Bidder A. Our board of directors discussed timing concerns relating to the pace of the negotiations with respect to the sale of Quovadx and Battery Ventures’ remaining diligence items. It was noted that the exclusivity periods for CareScience Bidder A and Battery Ventures were set to expire on March 5, 2007. Due to the fact that the negotiations with CareScience Bidder A were not progressing as quickly as the negotiations with Battery Ventures, discussion then turned to Premier, the other party that had submitted a final proposal for CareScience. After further discussion, our board of directors authorized our financial advisor to contact Premier following the expiration of the exclusivity period with CareScience Bidder A to inquire as to whether Premier remained interested in acquiring CareScience, at what level of consideration, and if so, whether it could commit to executing a definitive agreement by March 31, 2007 upon terms acceptable to the board of directors. The exclusivity period with Battery Ventures was extended to March 31, 2007.

On March 6, 2007, in accordance with our board of directors’ directives after the end of the exclusivity period with CareScience Bidder A, our financial advisor contacted Premier with respect to the proposed acquisition of CareScience.

On March 9, 2007, Premier submitted a revised proposal for the acquisition of CareScience that included a higher purchase price than its original proposal. Also on March 9, 2007, the finance committee of our board of directors met, together with our management team, Hogan and our financial advisor, to review the terms of Premier’s revised proposal. Our financial advisor noted that Premier indicated that it believed it could complete its due diligence and was prepared to execute a definitive agreement by March 31, 2007. Upon the review and consent of the finance committee, we entered into an exclusivity agreement with Premier.

On March 16, 2007, the finance committee held a meeting, together with our management team, Hogan and our financial advisor to further discuss Premier’s revised proposal. At this meeting, WSGR discussed with the finance committee its fiduciary duties with respect to the potential sale of CareScience and Quovadx. WSGR also reconfirmed with our management team that there had been no discussions concerning future employment or any financial participation in the potential transactions between our management team and any potential buyer.

Following these discussions, Hogan and our financial advisor reviewed with the finance committee Premier’s diligence activities to date, noting that Premier had conducted extensive on-site diligence and meetings with key CareScience personnel. Our financial advisor also updated the finance committee on Battery Ventures’ diligence review, noting that Battery Ventures’ diligence appeared to be substantially complete, and discussed the efforts made to coordinate the two sale transactions with the respective bidders since the Battery Ventures proposal was contingent upon a previous sale of CareScience.

Following these discussions, Hogan updated the finance committee on the status of negotiations with respect to outstanding legal matters, including Battery Ventures’ desire to seek an escrow for a portion of the proposed sale proceeds to fund our future obligation to reimburse legal fees for former officers in connection with possible future SEC defense costs among other matters. Hogan also summarized the status of negotiations with Premier, including, among other terms, indemnification and escrow terms that Premier had proposed. Hogan also discussed the timing of the two transactions, explaining that the goal was to sign definitive agreements for both transactions at the same time, and then work to promptly close the CareScience sale prior to mailing proxy materials for the proposed sale of Quovadx. The finance committee then discussed the terms of the requested escrow arrangements, including concerns that stockholders might react negatively to a purchase price that deferred a portion of sale proceeds via an escrow on either or both of the proposed transactions. Next, the finance committee discussed the ability to estimate what the future liability for SEC defense costs might be and possible solutions, including insurance coverage, and received an update from Ms. Wackwitz, our Chief Legal Officer and Secretary, on the status of this issue.

The management team subsequently held further and final negotiations with Premier during the week of March 27, 2007 that resulted in the successful removal of the proposed escrow of a portion of the sale proceeds in exchange for a modification to the closing working capital threshold, as well as finalization of the terms of the transition services agreement between Premier and Quovadx. On March 30, 2007, our board of directors held a special meeting at which they reviewed and approved the sale of CareScience to Premier for $34,900,000, subject to a post-closing working capital adjustment. The stock purchase agreement between CareScience and Premier was subsequently executed by Quovadx and Premier on March 30, 2007, and the transaction was closed on the same date. We believe that the final working capital of CareScience as of March 31, 2007 was negative $2,300,000 million, which would result in a decrease to the purchase price for CareScience of approximately $800,000 million. The final working capital calculation is subject to further agreement between the two parties.

From March 6, 2007 through April 1, 2007, Battery Ventures conducted extensive due diligence with the management team and negotiated definitive agreements with Quovadx and Hogan.

On April 1, 2007, our board of directors held a telephonic meeting, together with our management team, Hogan and our financial advisor, to discuss the proposed sale of Quovadx to Battery Ventures. Hogan and WSGR discussed with our board of directors the process undertaken by Quovadx and reminded our board of directors of its fiduciary duties in a transaction of this type. Members of our senior management team then described the negotiations that had taken place over the past several days with Battery Ventures regarding the proposed transaction and the resolution of the remaining open items, including the elimination of any escrow or insurance policies relating to the indemnification of former officers as it related to the SEC investigation, and other due diligence items Battery had raised, noting that upon the proposed resolution of these open items, Battery Ventures was prepared to sign the definitive merger agreement on April 1, 2007 allowing for a simultaneous announcement of both transactions. Hogan then discussed with our board of directors the terms of the original merger agreement for the Quovadx transaction and the need to amend our shareholder rights plan in order to exempt the transaction from a triggering event under the plan. Also at this meeting, our board of directors discussed the consideration to be received by our stockholders, the potential effects that the working capital requirements may have on the final proceeds and certain tax consequences of the transaction to Quovadx. Our financial advisor then reviewed with our board of directors its financial analysis of the $136,700,000 million, or the $3.15 original per share merger consideration, and rendered to our board of directors an oral opinion, confirmed by delivery of a written opinion, dated April 1, 2007, to the effect that, as of that date and based on and subject to the matters described in the opinion, the $3.15 original per share merger consideration was fair, from a financial point of view, to holders of our common stock. Our board of directors was informed that no discussions had taken place between Battery Ventures and our executive management team that was involved in the negotiations with Battery Ventures regarding employment or compensation on a go-forward basis. Next, our board of directors discussed planned internal and external communications with respect to the transaction, including the employee, investor and media communications scheduled for Monday, April 2, 2007. Following these discussions, our board of directors unanimously approved the Quovadx transaction with Battery Ventures, the original merger agreement and the amendment to our shareholder rights plan with respect to the transaction. On April 1, 2007, the parties executed the original merger agreement.

On April 2, 2007, Quovadx issued a press release announcing the sale of CareScience to Premier and the execution of a definitive agreement for the sale of Quovadx to Battery Ventures. The press release and the definitive agreements were filed on a Current Report on Form 8-K on April 2, 2007 with the SEC. On April 2, 2007, our management team held a conference call with investors to discuss the March 30, 2007 sale of CareScience and the April 1, 2007 entry into a definitive agreement with Battery Ventures to sell the remainder of Quovadx. Later on April 20, 2007, we filed a Current Report on Form 8-K with the SEC that contained the transcript of this conference call.

On April 25, 2007, in the course of preparing quarterly financial statements for our Form 10-Q for the quarter ending March 31, 2007, our management team also recalculated the working capital estimate as of June 30, 2007 under the terms of the original merger agreement. At that time our management team determined that the working capital calculations used by the parties during the negotiation of the original merger agreement did not appropriately reflect the definition of working capital in the merger agreement that excluded certain elements of deferred revenue from the working capital calculation that would otherwise have been included in the calculation under GAAP. After excluding these deferred revenue elements, our management team determined that the closing working capital and final merger consideration would have been higher than the estimates previously used. Our management team immediately consulted with Hogan regarding the matter and notified our board of directors and WSGR.

On April 26, 2007, our board of directors met to discuss the appropriate calculation of working capital, with Hogan and WSGR present. Our management team presented its revised working capital estimate, which excluded the deferred revenue items estimated at $11,800,000, as well as the working capital calculation used by the parties during the negotiation of the merger agreement. Hogan provided its advice regarding the enforceability of the original merger agreement. After receiving the views of our management team, the independent members of the board of directors excused our management team and continued their discussions with further advice from Hogan and WSGR, including WSGR’s advice regarding the board’s fiduciary obligations. Thereafter, the independent directors instructed our management team, Hogan and our financial advisor to promptly present the revised working capital estimate that reflected the exclusion of certain elements of deferred revenue to Battery Ventures and its counsel and report back to our board of directors. On April 27, 2007, Battery Ventures and its counsel rejected our view regarding the recalculation of working capital under the merger agreement. Among other things, Battery Ventures asserted that our recalculation did not reflect the intent of the parties and was inconsistent with information provided to Battery Ventures during the course of the negotiations. Battery Ventures further informed us that if we continued to assert our position, then they would assert any and all remedies available to them, including potential breaches under and termination of the merger agreement, and would contest the matter vigorously.

On April 28, 2007, our management team, Hogan and our financial advisor reported to our board of directors on their recent discussions with Battery Ventures. The independent members of the board of directors then met in executive session with WSGR and discussed various possible outcomes ranging from protracted and costly litigation to potential renegotiation of the purchase price, as well as risks under the original merger agreement resulting from the working capital adjustment among other potential matters. The independent directors directed WSGR to present a proposal to Battery Ventures to set the merger consideration at $139,100,000, or $3.20 per share, with no working capital adjustment. Later on April 28, 2007, the parties reached agreement on these terms with the addition that Quovadx represent the amount of its working capital as of a recent date. Negotiation of the specific terms of the amendment to the original merger agreement then commenced.

On April 30, 2007, our board of directors met with WSGR, Hogan and our management team and after discussion, the independent directors met in executive session with WSGR, and following further advice and discussion approved the proposed amendments to the original merger agreement.

Between May 1 and May 3, 2007, WSGR, Hogan and our management team negotiated with Battery Ventures regarding the proposed amendments, including a change in the covenant regarding our cash (as defined in the original merger agreement) balance at closing requested by Battery Ventures. On May 3, 2007, our board of directors met and after receiving advice from our management team and Hogan, and then from WSGR in executive session, authorized management to propose final terms of the amendment. In connection with the amendment, our board of directors decided not to request that First Albany update its opinion dated April 1, 2007, delivered to our board of directors at the time the original merger agreement was signed, noting that the $3.20 per share merger consideration was higher than the $3.15 original per share merger consideration on which First Albany had rendered its fairness opinion.

On May 4, 2007, Battery Ventures and Quovadx agreed to all revised terms, including the increased $139,100,000 purchase price, deletion of the closing date working capital adjustment to the purchase price, a representation regarding our working capital at March 31, 2007 and a revised Quovadx covenant to use commercially reasonable efforts to have at least $53,000,000 in cash, at June 30, 2007, among other revisions, and executed and delivered an amended and restated merger agreement.

Reasons for the Merger and Recommendation of Our Board of Directors

In the course of reaching its decision to approve the merger agreement and the merger, our board of directors considered a number of factors, including the following:

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the value of the consideration to be received by our stockholders pursuant to the merger agreement, as well as the fact that stockholders will receive the consideration in cash, which provides certainty of value;

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the $3.20 per share merger consideration represents a 25% premium over $2.55 per share, the closing price of our common stock on Friday, March 30, 2007, the last trading day prior to the announcement of the merger;

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current financial market conditions, historical market prices and volatility with respect to our common stock, including the possibility that if we remained an independent company, then, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the $3.20 per share to be paid as consideration in the merger;

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historical and current information concerning our business, including our financial performance and condition, our operations, management and competitive position, current industry and economic conditions, and our prospects if we were to remain an independent, publicly traded company; including the fact that we have not historically demonstrated an ability to deliver meaningful and sustained revenue growth or maintain profitability despite significant recent investments and attempts to penetrate new markets and expand existing markets in which we operate;

•

certain market risks which may limit our ability to grow revenue and maintain profitability in the future, including but not limited to: (1) extended sales cycles; (2) general market acceptance of new product offerings; (3) the threat of increased competition from existing and new competitors with significantly greater resources than ours; (4) our lack of control over market demand and other market conditions which can affect our businesses and our related inability to accurately predict growth trajectories for revenue, earnings and cash; and (5) the ongoing costs required to continue to support and maintain our investment in growth while the markets continue to develop. These and other business risks are more fully described in the Company’s annual report on Form 10-K, filed with the SEC on March 9, 2007 and available from the SEC website at www.sec.gov. For additional information on where to access these documents, please see “Where You Can Find More Information” on page [•] of this document;

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other risks to the business which may limit our ability to deliver enhanced value to stockholders in a timely manner, including but not limited to: (1) the expiration on December 31, 2006 of a major contract with the Medical University of South Carolina (“MUSC”), which contributed $13,200,000 of revenue and $2,300,000 of operating income to Quovadx in 2006; (2) indemnification obligations for former Company officers related to the SEC investigation into the 2004 restatement of our historical financial results; (3) the potential continuing adverse impact on our business and market value from the legacy SEC investigation and the 2004 restatement of historical financial results; and (4) the cost, burden and distraction of operating as a public company, which we believe create disproportionate challenges for a Company of our size. These and other business risks are more fully described in the Company’s annual report on Form 10-K, filed with the SEC on March 9, 2007 and Form 10-K/A filed with the SEC on April 27, 2007 and available from the SEC website at www.sec.gov. For additional information on where to access these documents, please see “Where You Can Find More Information” on page [•] of this document;

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the publicly announced strategic review process, conducted over a seven-month period, undertaken to solicit third party indications of interest from both strategic and financial buyers to acquire all or a portion of Quovadx;

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the fact that the merger is the result of an active process in which approximately 80 potential buyers, including strategic and financial buyers, were contacted of which 15 submitted indications of interest to acquire either the entire company or one or more of our business units;

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our board’s belief that a merger with Battery Ventures was more favorable to our stockholders than other alternatives reasonably available to us and our stockholders, including the alternative of remaining a stand-alone, independent, publicly traded company and the alternative proposals made by other potential buyers, as well as the risks and uncertainties associated with those alternatives;

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the opinion, and financial presentation, dated April 1, 2007, of First Albany to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the $3.15 original per share merger consideration, as more fully described below under the caption “The Merger—Opinion of Quovadx’s Financial Advisor;”

•	Quartzite Holdings’ ability to pay the merger consideration to our stockholders in cash at closing that is not subject to any future escrow requirements or post-closing covenants;

•

the terms and conditions of the merger agreement, including the scope of our representations, warranties and covenants and the ability of our board, under specified circumstances, to furnish information to and engage in negotiations with a third party; and, upon the payment to Battery Ventures of a termination fee of 3.5% of the total transaction value, to terminate the merger agreement to accept a superior proposal; and

•

the likelihood that the merger will be consummated, in light of the limited conditions to Quartzite Holdings’ obligation to complete the merger and the debt commitment letters received by Battery Ventures, the equity commitment letter received by Battery Ventures and the guarantee from Battery Ventures and Battery Investment Partners VII, LLC that ensure that Quartzite Holdings’ will have the financial capability to complete the merger.

Against the factors favoring the proposed merger, our board of directors also carefully considered the risks and potential drawbacks, in particular, that:

•

the merger agreement imposed restrictions on competing proposals, including a termination fee totaling 3.5% of the total transaction value that we would have to pay Quartzite Holdings in specified circumstances;

•	the termination fee could deter another potential acquirer from submitting a competing proposal; and

•

after the merger, our stockholders would no longer participate in any synergies that may result from the merger based on the cash consideration and the lack thereof of any stock consideration offered by Quartzite Holdings.

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but does set forth the principal factors considered. Our board of directors reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of our board of directors felt were appropriate. In view of the wide variety of factors considered by our board of directors in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the individual factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of our board of directors. Rather, our board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

After evaluating these factors, our board of directors determined that the merger agreement was fair to, advisable and in the best interests of our stockholders. Accordingly, our board of directors has unanimously approved the merger agreement and the merger. Our board of directors recommends that our stockholders vote “FOR” approval and adoption of the merger agreement.

Opinion of Quovadx’s Financial Advisor

Quovadx has engaged First Albany as its financial advisor in connection with the merger. In connection with this engagement, the Quovadx board of directors requested that First Albany evaluate the fairness, from a financial point of view, to holders of Quovadx common stock of the $3.15 original per share merger consideration. On April 1, 2007, at a meeting of the Quovadx board of directors held to evaluate the merger, First Albany rendered to the Quovadx board of directors an oral opinion, which was confirmed by delivery of a written opinion, dated April 1, 2007, to the effect that, as of that date and based on and subject to the matters described in its opinion, the $3.15 original per share merger consideration was fair, from a financial point of view, to holders of Quovadx common stock.

First Albany was not requested to, and did not, render to Quovadx’s board of directors an opinion in connection with the amended and restated merger agreement dated May 4, 2007. Accordingly, First Albany’s opinion dated April 1, 2007 does not take into account any events or developments after the date of such opinion, including any modification to the proposed merger or the $3.20 per share merger consideration.

The full text of First Albany’s written opinion, dated April 1, 2007, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Appendix C. First Albany’s opinion was prepared for the use and benefit of Quovadx’s board of directors in its evaluation of the $3.15 original per share merger consideration from a financial point of view. First Albany’s opinion does not address any other aspect of the merger or related transactions and does not constitute a recommendation as to how any stockholder should vote or act on the merger or any matter to be presented to Quovadx’s stockholders. The summary of First Albany’s opinion described below is qualified in its entirety by reference to the full text of its opinion. Holders of Quovadx common stock are encouraged to read the opinion carefully in its entirety.

In connection with rendering its opinion, First Albany, among other things:

•

reviewed certain publicly available business and financial data relating to Quovadx, including Quovadx’s annual report on Form 10-K for the fiscal year ended December 31, 2006 and the financial statements in such report;

•

reviewed certain financial and operating information and financial forecasts and estimates, including certain sensitivities, of Quovadx (after giving effect to the sale of CareScience) provided to or discussed with First Albany by Quovadx’s management;

•

compared the financial performance of Quovadx (after giving effect to the sale of CareScience) and the prices and trading activity of Quovadx common stock with those of other companies First Albany deemed relevant;

•	compared the financial terms of the merger with the financial terms, to the extent publicly available, of other transactions First Albany deemed relevant;

•	held discussions with Quovadx’s management concerning Quovadx’s past and current business operations, financial condition and prospects;

•	reviewed the financial terms and conditions of the merger set forth in the original merger agreement and related documents;

•

considered the fact that Quovadx had publicly announced that it would explore strategic alternatives and the results of Quovadx’s efforts to solicit indications of interest from third parties with respect to the possible acquisition of all or a part of Quovadx; and

•

made such other studies and inquiries, and considered such other information, financial studies, analyses and investigations and financial, economic and market criteria, as First Albany deemed relevant.

First Albany’s opinion was based on market, economic and other conditions and circumstances involving Quovadx and its industry as they existed on April 1, 2007 and which, by necessity, could only be evaluated by First Albany on the date of its opinion and First Albany assumed no responsibility to update or revise its opinion based upon events or circumstances occurring after the date of its opinion.

In conducting its review and arriving at its opinion, First Albany relied and assumed, with Quovadx’s consent, upon the accuracy and completeness of all of the financial and other information provided to or discussed with First Albany by Quovadx or otherwise publicly available, and further assumed, with Quovadx’s consent, that there were no material changes in Quovadx’s business operations, financial condition or prospects since the respective dates of such information. First Albany did not independently verify such information, nor did First Albany have such information independently verified. With respect to the financial forecasts and estimates relating to Quovadx reviewed by or discussed with First Albany, First Albany was advised by Quovadx’s management, and assumed at Quovadx’s direction, that such financial forecasts and estimates were reasonably prepared on bases reflecting the best currently available estimates and judgments of Quovadx’s management as to Quovadx’s future financial performance (after giving effect to the sale of CareScience and both before and after giving effect to certain sensitivities to such financial forecasts and estimates) and the other matters covered thereby. First Albany expressed no view as to such financial forecasts or estimates or the assumptions underlying such financial forecasts or estimates. First Albany did not conduct a physical inspection of any of Quovadx’s assets, properties or facilities, nor did it make or obtain any independent evaluation or appraisals of any such assets, properties or facilities or any liabilities (contingent or otherwise) of Quovadx.

First Albany further assumed, with Quovadx’s consent, that the merger and related transactions (including, without limitation, the sale of CareScience) would be consummated in accordance with the terms described in the original merger agreement and related documents, without amendments, modifications or waivers, and that all governmental, regulatory or other approvals, consents and agreements required for the merger and related transactions would be obtained without any adverse effect on Quovadx or the merger.

First Albany expressed no view or opinion as to any terms or aspects of the merger (other than the $3.15 original per share merger consideration to the extent expressly specified in its opinion), including, without limitation, any terms or aspects of the sale of CareScience (including the consideration to be received by

Quovadx pursuant to the sale of CareScience) or the form or structure of the merger or any related transaction. First Albany was not asked to consider, and its opinion did not address, the relative merits of the merger or any related transaction as compared to any alternative business strategy that might exist for Quovadx. In addition, First Albany expressed no opinion as to the merits of the underlying business decision of Quovadx’s board of directors to proceed with the merger or any related transaction. First Albany’s opinion did not constitute an opinion as to the price at which Quovadx common stock may trade at any time. Except as described above, Quovadx imposed no other instructions or limitations on First Albany with respect to the investigations made or the procedures followed by it in rendering its opinion.

This summary is not a complete description of First Albany’s opinion or the financial analyses performed and factors considered by First Albany in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. First Albany arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, First Albany believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying First Albany’s analyses and opinion.

In performing its analyses, First Albany considered market, economic and other conditions and circumstances involving Quovadx and its industry existing as of the date of its opinion, many of which are beyond Quovadx’s control. No company, business or transaction used in the analyses is identical or directly comparable to Quovadx or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The estimates contained in First Albany’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, First Albany’s analyses are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the merger were determined through negotiation between Quovadx and Battery Ventures, and the decision to enter into the merger was solely that of Quovadx’s board of directors. First Albany’s opinion was only one of many factors considered by Quovadx’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Quovadx’s board of directors or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses reviewed with the Quovadx board of directors in connection with First Albany’s opinion dated April 1, 2007. The financial analyses summarized below include information presented in tabular format. In order to fully understand First Albany’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of First Albany’s financial analyses. Financial data of Quovadx utilized in the analyses described below were prepared by Quovadx’s management after taking into account, among other things, the expiration of the contract between Quovadx and the Medical University of South Carolina and the sale of CareScience. In deriving implied per share equity reference ranges for Quovadx in such analyses, First Albany utilized Quovadx management’s estimate as to the amount of the cash proceeds to be received by Quovadx from the sale of CareScience.

Selected Publicly Traded Companies Analysis

First Albany reviewed selected financial and stock market data of Quovadx and, to the extent publicly available, of the following 11 publicly traded companies in the technology and software industry:

•	Borland Software Corporation

•	First Consulting Group, Inc.

•	Healthaxis, Inc.

•	I-many, Inc.

•	IONA Technologies Plc

•	Keynote Systems, Inc.

•	Mediware Information Systems, Inc.

•	Pervasive Software Inc.

•	ProxyMed, Inc.

•	The SCO Group, Inc.

•	Trintech Group PLC

First Albany reviewed, among other things, enterprise values of the selected companies, calculated as equity value based on closing stock prices on March 30, 2007, plus net debt, as multiples of latest 12 months revenue and earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, adjusted to deduct capitalized software costs and to add-back non-cash stock-based compensation, referred to as adjusted EBITDA, and calendar years 2007 and 2008 estimated revenue and adjusted EBITDA. First Albany then applied a range of selected multiples of latest 12 months revenue and adjusted EBITDA and calendar years 2007 and 2008 estimated revenue and adjusted EBITDA derived from the selected companies to corresponding data of Quovadx. Financial data of the selected companies were based on publicly available research analysts’ estimates and public filings. Financial data of Quovadx were based on Quovadx’s public filings and internal financial data prepared by Quovadx’s management. This analysis indicated the following implied per share equity reference range for Quovadx, as compared to the original per share merger consideration:

Implied Per Share Equity Reference Range for Quovadx	Original Per Share Merger Consideration
$1.71 – $3.57	$3.15

Selected Precedent Transactions Analysis

First Albany reviewed transaction values in the following 16 selected transactions involving companies in the technology and software industry announced between March 1, 2007 and December 2002:

Announcement Date	Acquiror	Target

• 3/1/2007	• Cegedim SA	• Dendrite International, Inc.
• 2/16/2007	• Nightingale Informatix Corporation	• VantageMed Corporation
• 11/6/2006	• McKesson Corporation	• Per-Se Technologies, Inc.
• 9/13/2006	• The TriZetto Group, Inc.	• Quality Care Solutions, Inc.
• 8/8/2006	• The Sage Group plc	• Emdeon Practice Services
• 10/10/2005	• Global Healthcare Exchange, LLC	• Neoforma, Inc.
• 9/29/2005	• General Electric Company	• IDX Systems Corporation
• 8/29/2005	• Wolters Kluwer Health, Inc.	• NDCHealth Corporation (Information Management Business)
• 8/29/2005	• Per-Se Technologies, Inc.	• NDCHealth Corporation (Physician, Hospital, and Retail Pharma Businesses)
• 6/27/2005	• Sun Microsystems, Inc.	• SeeBeyond Technology Corporation
• 1/17/2005	• Elekta AB	• IMPAC Medical Systems, Inc.
• 6/30/2004	• QuadraMed Corporation	• Tempus Software, Inc.
• 8/4/2003	• Ascential Software Corporation	• Mercator Software, Inc.
• 7/23/2003	• Hyperion Solutions Corporation	• Brio Software, Inc.
• 7/18/2003	• Business Objects SA	• Crystal Decisions, Inc.
• 12/6/2002	• International Business Machines Corporation	• Rational Software Corporation

First Albany reviewed transaction values in the selected transactions, calculated as equity value implied for the target company based on the consideration payable in the selected transaction, plus debt, less cash, as multiples of latest 12 months revenue and adjusted EBITDA and next 12 months estimated revenue and adjusted EBITDA. First Albany then applied a range of selected multiples of latest 12 months revenue and adjusted EBITDA and next 12 months estimated revenue and adjusted EBITDA derived from the selected transactions to corresponding data of Quovadx. Multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Financial data of Quovadx were based on Quovadx’s public filings and internal financial data prepared by Quovadx’s management. This analysis indicated the following implied per share equity reference range for Quovadx, as compared to the original per share merger consideration:

Implied Per Share Equity Reference Range for Quovadx	Original Per Share Merger Consideration
$1.79 – $4.19	$3.15

Premiums Paid Analysis

First Albany reviewed the premiums paid in all-cash transactions generally and in all-cash transactions specifically in the technology industry with equity values of between $50,000,000 and $1,000,000,000 announced since January 1, 2004 relative to the closing stock prices for the target companies in such transactions one trading day, one week and one month prior to public announcement of the relevant transaction. First Albany then applied a range of one day, one week and one month premiums derived from the selected transactions to the closing prices of Quovadx common stock one trading day, one week and one month prior to April 1, 2007. This analysis indicated the following implied per share equity reference range for Quovadx, as compared to the original per share merger consideration:

Implied Per Share Equity Reference Range for Quovadx	Original Per Share Merger Consideration
$3.12 – $3.51	$3.15

Discounted Cash Flow Analysis

First Albany performed a discounted cash flow analysis of Quovadx to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Quovadx could generate during fiscal years 2007 through 2010 based on internal estimates of Quovadx’s management under two cases, referred to, respectively, as the “base case” and the “sensitivity case.” Among other things, the base case reflected a 20%, and the sensitivity case reflected a 10%, compound annual revenue growth rate for Quovadx during fiscal years 2006 through 2010. First Albany calculated terminal values for Quovadx by applying terminal EBITDA multiples of 6.0x to 8.0x and terminal revenue multiples of 1.0x to 1.5x to Quovadx’s fiscal year 2010 estimated EBITDA and revenue, respectively. The cash flows and terminal values were then discounted to present value using discount rates ranging from 19.0% to 23.0%. This analysis indicated the following implied per share equity reference ranges for Quovadx under the base case and the sensitivity case, as compared to the original per share merger consideration:

Implied Per Share Equity Reference Ranges for Quovadx Based on:		Original Per Share Merger Consideration
Base Case	Sensitivity Case
$3.45 – $4.46	$2.84 – $3.55	$3.15

Leveraged Buyout Analysis

First Albany performed a leveraged buyout analysis to estimate the theoretical purchase price that could be paid by a hypothetical financial buyer in the acquisition of Quovadx taking into account the potential pro forma leverage structure of Quovadx that could result from financing such acquisition under customary market terms and assuming that such financial buyer would attempt to realize a return on its investment at the end of Quovadx’s fiscal year 2010. Estimated financial data for Quovadx were based on both the base case and the sensitivity case described above. Estimated exit values for Quovadx were calculated by applying a range of exit value multiples of 7.0x to 9.0x to Quovadx’s fiscal year 2010 estimated EBITDA. First Albany then derived a range of theoretical purchase prices based on an assumed required internal rate of return for a financial buyer of 25.0% to 35.0%. This analysis indicated the following implied per share equity reference ranges for Quovadx under the base case and the sensitivity case, as compared to the original per share merger consideration:

Implied Per Share Equity Reference Ranges for Quovadx Based on:		Original Per Share Merger Consideration
Base Case	Sensitivity Case
$2.57 – $3.46	$2.10 – $2.74	$3.15

Miscellaneous

Quovadx has agreed to pay First Albany for its financial advisory services in connection with the merger an aggregate fee of approximately $1,700,000, a portion of which was payable upon delivery of First Albany’s opinion and a significant portion of which is contingent upon consummation of the merger. In addition, Quovadx has agreed to reimburse First Albany for its expenses, including reasonable fees and disbursements of its legal counsel, and to indemnify First Albany and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement. First Albany acted as financial advisor to Quovadx in connection with the sale of CareScience, for which services First Albany received compensation. First Albany also has provided investment banking services to Quovadx in the past and has received compensation in connection with such services.

Quovadx selected First Albany as its financial advisor based on First Albany’s reputation and experience and its familiarity with Quovadx and its business. First Albany is a full service investment banking and capital markets securities firm which is engaged on a regular basis in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate, estate and other purposes. As a customary part of its business, First Albany may from time to time effect transactions for its own account or for the account of its customers, and hold positions (long or short) in securities of, or options on, securities of Quovadx and certain affiliates of Battery Ventures.

Operation of Quovadx Following the Merger

If the merger agreement is approved and adopted by our stockholders, and certain other conditions to the closing of the merger are either satisfied or waived, Merger Subsidiary will be merged with and into Quovadx, with Quovadx being the surviving corporation. Following the merger, Quovadx will be a wholly owned subsidiary of Quartzite Holdings. If the merger is completed, our stockholders will have no interest in our net book value or net earnings. Following the merger, the entire interest in our net book value and net earnings will be held by Quartzite Holdings.

Delisting and Deregistration of Our Common Stock

If the merger is complete, trading in our common stock on The NASDAQ Global Market will cease, price quotations for our common stock will no longer be available and we will cease filing periodic reports under the Exchange Act.

Guarantee

In connection with the merger agreement, Battery Ventures and Battery Investment Partners VII, LLC (“BIP”) have agreed unconditionally to guarantee full and prompt performance of all of the obligations and undertakings of Quartzite Holdings and Merger Subsidiary under the merger agreement prior to closing, including, without limitation, the accuracy of Quartzite Holdings’ and Merger Subsidiary’s representations and warranties thereunder and the performance of their pre-closing covenants thereunder; provided, however, that Battery Ventures’ and BIP’s maximum aggregate liability with respect to such guarantee shall be equal to $41,700,000 and $800,000, respectively. The guarantee is not subject to an escrow of any funds supporting it. The guarantee will continue in full force and effect in the event that the closing does not occur and will terminate following payment of the total merger consideration.

Interests of Quovadx’s Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the approval and adoption of the merger agreement, you should be aware that our executive officers and directors have interests in the transaction that are different from, and/or may be in addition to, the interests of our stockholders generally. These interests may present the directors and executive officers with actual or potential conflicts of interests, and these interests, to the extent material, are described below:

•

Stock Options: Stock options for our common stock held by our directors and executive officers, as well as those held by our other employees, will become fully vested and cancelled at the effective time of the merger in exchange for payments under the merger agreement to the extent the per share merger consideration exceeds the exercise price net of tax withholding.

•

Restricted Stock: Restricted stock held by our directors and executive officers, as well as those held by our employees, will become free from all risk of forfeiture and cancelled at the effective time of the merger in exchange for payments under the merger agreement.

•

Executive Management Transaction Bonus Plan: In August 2006, the compensation committee of the board of directors recommended, and the board of directors adopted, an executive management transaction bonus plan to provide incentives for eligible key executives of Quovadx to complete the sale of Quovadx or any of the operating divisions of Quovadx. Harvey A. Wagner, our president and chief executive officer; Afshin Cangarlu, the President of our Integration Solutions Division; Cory Isaacson, the President of Rogue Wave Software Division; Matthew T. Pullam our Executive Vice

President, Chief Financial Officer and Treasurer; Linda K. Wackwitz, our Executive Vice President, Chief Legal Officer and Secretary, and Thomas Zajac, formerly the President of our CareScience Division, each of whom were actively involved in the process of exploring strategic alternatives, are eligible to participate in this bonus plan. The plan establishes an award pool in the amount of 1.7% of any sale price, which will be allocated among the executives in the event there is a change in control transaction or sale of an operating division.

•

Amendments to Executive Employee Agreements: In August 2006, the board of directors adopted changes to Executive Employment Agreements with the following key executives: (1) Harvey A. Wagner, the Company’s president and chief executive officer; (2) Afshin Cangarlu, President, Integration Solutions Division; (3) Cory Isaacson, President, Rogue Wave Software Division; (4) Matthew T. Pullam, Executive Vice President, Chief Financial Officer and Treasurer; (5) Linda K. Wackwitz, Executive Vice President, Chief Legal Officer and Secretary, (6) Karen M. Wilcox, Vice President, Human Resources and (7) Thomas Zajac, formerly President, CareScience Division. These amendments provide additional benefits to those provided under these executives’ Executive Employment Agreements as described in the Company’s Proxy Statement on Schedule 14A filed with the SEC on May 1, 2006. Material changes in the amendment provide for termination benefits, including lump sum bonus payments for the year in which the termination occurs and outplacement services for a period following such termination(s). The amendments also amend the definition of “change of control” by including the consummation of the sale or disposition (or series of sales or dispositions) by the Company of two of the Company’s operating divisions in the definition of change of control, as well as certain changes to the compensation of Mr. Pullam and Ms. Wackwitz. Each of these executives is entitled to receive cash severance payments and other benefits if their employment is terminated or adversely affected under certain circumstances following the merger.

•

Indemnification and Insurance: The merger agreement provides for indemnification for our directors and executive officers with respect to any claims or liabilities arising out of their positions with Quovadx prior to the merger and for the maintenance of directors’ and officers’ liability insurance covering directors and executive officers of Quovadx for a period of six years following the merger.

Our board of directors was aware of these different and/or additional interests and considered them, among other matters, in the board of director’s evaluation and negotiation of the merger agreement and concluded that, in light of the terms of the merger, the interests of our stockholders and the fact that the arrangements giving rise to these interests were reasonable, the merger agreement is in the best interest of our stockholders.

Quovadx Stock Options

As of the record date, there were [•] shares of our common stock subject to options granted to our directors and executive officers. The merger agreement provides that all outstanding unvested options for our common stock (including those held by our executive officers and directors) will vest and that all options (including previously unvested options) will be converted into the right to receive, on a per option share basis, the excess, if any, of the $3.20 per share merger consideration, over the exercise price payable in respect of the common stock issuable under such option.

The following table sets forth, as of [•], 2007, for each of our executive officers and directors: (i) the number of shares of common stock underlying currently exercisable options, (ii) the number of shares of common stock underlying options that will become immediately exercisable as a result of the merger and (iii) the total consideration that such persons will receive in respect of their vested and unvested options as a result of the merger.

	Number of shares underlying currently exercisable options	Number of shares underlying options that will become immediately exercisable as a result of the merger	Total consideration (1)
Directors:
Fred L. Brown	[•]	[•]	$ [•]
Charles J. Roesslein	[•]	[•]	$ [•]
Andrew Cowherd	[•]	[•]	$ [•]
James B. Hoover	[•]	[•]	$ [•]
James A. Gilbert	[•]	[•]	$ [•]
Jeffrey M. Krauss	[•]	[•]	$ [•]

Executive Officers:
Harvey A. Wagner (2)	[•]	[•]	$ [•]
Afshin Cangarlu	[•]	[•]	$ [•]
Linda K. Wackwitz	[•]	[•]	$ [•]
Matthew T. Pullam	[•]	[•]	$ [•]
Cory Isaacson	[•]	[•]	$ [•]
Karen Wilcox	[•]	[•]	$ [•]
Thomas H. Zajac (3)	[•]	[•]	$ [•]
All Directors and Executive Officers as a group (4)	[•]	[•]	$ [•]

(1)	Reflects the value of “in-the-money” options for which the $3.20 per share merger consideration exceeds the exercise price of the option. Does not reflect the deduction of applicable withholding taxes.
(2)	Mr. Wagner is also a director.
(3)	As of the sale of CareScience on March 30, 2007, Mr. Zajac is no longer employed by Quovadx. He was formerly the President of the CareScience division. Vesting on Mr. Zajac’s award was accelerated on March 30, 2007, in connection with the sale of CareScience to Premier and the termination of Mr. Zajac’s employment. 11,561 shares were withheld to cover the taxes on vesting.
(4)	Mark Rangell, a former Executive Vice President, terminated his relationship with Quovadx on August 8, 2006. Mr. Rangell has no outstanding options.

Quovadx Restricted Stock

As of the record date, there were shares of our restricted stock granted to our directors and executive officers that remained outstanding. The merger agreement provides that all unvested shares of our restricted stock (including those held by our executive officers and directors, if any) will vest and each share of our restricted stock, will be converted into the right to receive, on a per share of restricted stock basis, the $3.20 per share merger consideration, less applicable withholding taxes.

The table below sets forth, as of the record date, for each of our directors executive officers, (1) the number of shares of restricted stock held by such director and executive officer and (2) the aggregate value of all such shares of restricted stock that will be paid in cash upon the closing of the merger:

	Number of shares of restricted stock	Value of Restricted Stock (1)
Directors:
Fred L. Brown	[•]	$ [•]
Charles J. Roesslein	[•]	$ [•]
Andrew Cowherd	[•]	$ [•]
James B. Hoover	[•]	$ [•]
James A. Gilbert	[•]	$ [•]
Jeffrey M. Krauss	[•]	$ [•]

Executive Officers:
Harvey A. Wagner (2)	[•]	$ [•]
Afshin Cangarlu	[•]	$ [•]
Linda K. Wackwitz	[•]	$ [•]
Matthew T. Pullam	[•]	$ [•]
Cory Isaacson	[•]	$ [•]
Karen Wilcox	[•]	$ [•]
Thomas H. Zajac (3)	[•]	$ [•]
All Directors and Executive Officers as a group (4)	[•]	$ [•]

(1)	Based on the $3.20 per share merger consideration.
(2)	Mr. Wagner is also a director.
(3)	As of the sale of CareScience, Inc. on March 30, 2007, Mr. Zajac is no longer employed by Quovadx. He was formerly the President of the CareScience division. Vesting on Mr. Zajac’s award was accelerated on March 30, 2007, in connection with the sale of CareScience, Inc. to Premier Inc. and the termination of Mr. Zajac’s employment. [•] shares were withheld to cover the taxes on vesting.
(4)	Mark Rangell, a former Executive Vice President, terminated his relationship with the Company on August 8, 2006. To the Company’s knowledge, Mr. Rangell has no restricted stock.

Executive Management Transaction Bonus Plan

Our compensation committee approved a Quovadx, Inc. Executive Management Transaction Bonus Plan that was adopted by our board of directors effective August 31, 2006 (“transaction bonus plan”). The purpose of the transaction bonus plan was to provide incentives for certain key executives to complete the sale of Quovadx or any of the operating divisions of Quovadx.

Upon the consummation of a “sale” or series of sales (which includes the merger), Harvey A. Wagner, our Chief Executive Officer and President, will receive an amount equal to 0.7% of the first $160,000,000 or less of aggregate sales price.

A “sale” is defined as any transaction that is (i) a change in control (as defined in our equity incentive plan (which includes the merger) or (ii) sale of an organizational unit. “Sales price” is defined as the gross consideration received by Quovadx in the case of a sale of assets, or received by its stockholders in each case before taking into account the amount allocated for payments pursuant to the transaction bonus plan. One percent of each sale price will be paid to the following according to the allocations below:

	Sale of a Specific Division			Sale of the Total Company
Participant	CareScience (1)	Integration Solutions	Rogue Wave
Matthew T. Pullam	28.35%	28.35%	28.35%	28.35%
Thomas H. Zajac	49.50%	0%	0%	16.50%
Afshin Cangarlu	0%	49.50%	0%	16.50%
Cory Isaacson	0%	0%	49.50%	16.50%
Linda K. Wackwitz	22.15%	22.15%	22.15%	22.15%

(1)	As of the sale of CareScience, Inc. on March 30, 2007, Mr. Zajac is no longer employed by Quovadx. He was formerly the President of the CareScience division. Mr. Zajac received $[169,033] upon completion of the sale of CareScience pursuant to the transaction bonus plan. The payments made in connection with the sale of the CareScience division were paid from the proceeds of that transaction. Mr. Zajac will not receive any payments upon completion of the merger.

In addition to these amounts, the amount allocated for payments pursuant to the transaction bonus plan will be increased to the extent necessary to pay the following additional amounts to Mr. Wagner: (i) if the aggregate sale price exceeds $160,000,000, but does not exceed $170,000,000, Mr. Wagner will be entitled to receive an additional amount equal to 1% of the difference of the sale price less $160,000,000 (for a total potential bonus of $100,000), and (ii) if the aggregate sale price exceeds $170,000,000, Mr. Wagner will be entitled to receive an additional amount equal to 2% of the difference of the sale price less $170,000,000.

Pursuant to the transactions contemplated by the merger agreement, the following executives will be paid the following amounts:

Executive (1)	Amount
Harvey A. Wagner	$734,664
Matthew T. Pullam	$297,539
Afshin Cangarlu	$259,756
Cory Isaacson	$259,756
Linda K. Wackwitz	$232,469

Potential Payments Upon Termination or Change-in-Control Pursuant to Amended Executive Employment Agreements

Each of Harvey A. Wagner, Linda K. Wackwitz, Matthew T. Pullam, Afshin Cangarlu, Cory Isaacson and Karen Wilcox have termination and change-in-control benefits defined in their respective employment agreements.

CEO Change in Control Benefits.

As of August 28, 2006, our Chief Executive Officer has had the following benefits related to a change in control.

In the event that within three months preceding or 12 months following the merger of Quovadx, Mr. Wagner’s employment is terminated by Quovadx without “cause” or Mr. Wagner resigns with “good reason,” Mr. Wagner will be entitled to (1) continued payment of salary through the scheduled termination of the agreement or for 18 months, whichever is longer, (2) payment of a lump sum equal to the amount pro-rated to date of his termination of his Target Bonus for the year in which the termination occurs (to be paid on the date bonuses are paid to other executive officers of the Company, but in any event within one year), (3) payment of 150% of his target bonus for the then current year (to be paid on the date bonuses are paid to other executive officers of the Company, but in any event within one year), (4) outplacement services, and (5) reimbursement of COBRA premiums for continued medical benefits for Mr. Wagner and his dependants through the scheduled termination of the term of the agreement or for 18 months, whichever is longer (or until Mr. Wagner becomes eligible for medical coverage from another employer).

These change-in-control benefits are all subject to and conditioned upon the CEO’s ongoing promise during the time he is receiving benefits not to disclose or misappropriate any of our trade secrets or other confidential information, not to compete with Quovadx, not to solicit any of our employees or customers, and not to disparage Quovadx.

Non-CEO Executive Change in Control Benefits.

As of August 28, 2006, each of Matthew T. Pullam, Afshin Cangarlu, Cory Isaacson, Linda K. Wackwitz and Karen Wilcox have had the following benefits related to a change in control:

In the event that, within three months preceding and 12 months following the merger of Quovadx, the executive’s employment is terminated without “cause” or the executive resigns with “good reason” (which includes a reduction in title, duties, responsibilities or compensation, with certain exceptions), then the executive will be entitled to (1) continued payment of salary for 12 months following such termination or resignation, (2) payment of the pro-rated amount of the executive’s target bonus for the then current year (to be paid on the date bonuses are paid to other executive officers of Quovadx, but in any event within one year), (3) payment of 100% of the executive’s target bonus for the then current year (to be paid on the date bonuses are paid to other executive officers of Quovadx, but in any event within one year), (4) outplacement services, and (5) reimbursement of COBRA premiums for continued medical benefits for the executive and his or her dependants for 12 months (or until the executive becomes eligible for medical coverage from another employer).

The severance and change-in-control benefits are all subject to and conditioned upon the executive’s ongoing promise during the time he or she is receiving benefits not to disclose or misappropriate any of our trade secrets or other confidential information, not to compete with Quovadx, not to solicit any of our employees or customers, and not to disparage Quovadx.

The table below reflects the approximate amount of compensation payable to each of Harvey A. Wagner, Matthew T. Pullam, Afshin Cangarlu, Cory Isaacson, Linda K. Wackwitz and Karen Wilcox in the event of termination of such executive’s employment during a change in control as defined above. The amounts shown assume that the hypothetical termination was effective on December 31, 2006, and exclude ordinary course amounts earned or benefits accrued as a result of prior service during the year. The various amounts listed are estimates only. The actual amounts to be paid can only be determined at the time of such executive’s actual separation from Quovadx.

Executive Benefits and Payments Upon Change in Control

Executive	Involuntary Termination (Change in Control) On 12/31/2006
Harvey A. Wagner
Salary Continuation	$630,000	(2)
Short-Term Incentive	$210,000	(3)
Short-Term Incentive	$315,000	(5)
Stock Options	$171,876	(6)
Stock Awards	$188,940	(6)
COBRA Benefits	$12,618	(8)
Outplacement Benefits	$9,500	(9)

Totals	$1,537,934

Matthew T. Pullam
Salary Continuation	$255,000	(1)
Short-Term Incentive	$102,000	(3)
Short-Term Incentive	$102,000	(4)
Stock Options	$6,875	(6)
Stock Awards	$105,457	(6)
COBRA Benefits	$14,627	(7)
Outplacement Benefits	$9,500	(9)

Totals	$595,459

Afshin Cangarlu
Salary Continuation	$285,000	(1)
Short-Term Incentive	$114,000	(3)
Short-Term Incentive	$114,000	(4)
Stock Options	$24,793	(6)
Stock Awards	$90,240	(6)
COBRA Benefits	$13,058	(7)
Outplacement Benefits	$9,500	(9)

Totals	$650,591

Cory Isaacson
Salary Continuation	$250,026	(1)
Short-Term Incentive	$100,010	(3)
Short-Term Incentive	$100,010	(4)
Stock Options	$24,793	(6)
Stock Awards	$90,240	(6)
COBRA Benefits	$13,058	(7)
Outplacement Benefits	$9,500	(9)

Totals	$587,637

Linda K. Wackwitz
Salary Continuation	$230,000	(1)
Short-Term Incentive	$69,000	(3)
Short-Term Incentive	$69,000	(4)
Stock Options	$3,307	(6)
Stock Awards	$73,636	(6)
COBRA Benefits	$9,422	(7)
Outplacement Benefits	$9,500	(9)

Totals	$462,865

Karen Wilcox
Salary Continuation	$146,000	(1)
Short-Term Incentive	$43,800	(3)
Short-Term Incentive	$43,800	(4)
Stock Options	$0	(6)
Stock Awards	$34,779	(6)
COBRA Benefits	$4,006	(7)
Outplacement Benefits	$9,500	(9)

Totals	$281,885

Thomas H. Zajac (10)
Salary Continuation	$250,000	(1)
Short-Term Incentive	$27,000	(3)
Short-Term Incentive	$100,000	(4)
Stock Options	$24,793	(6)
Stock Awards	$90,240	(6)
COBRA Benefits	$14,627	(7)
Outplacement Benefits	$8,000	(9)

Totals	$514,660

(1)	Salary continuation for 12 months
(2)	Salary continuation for 18 months
(3)	Short term incentive is a pro-rata amount of the target bonus to date of termination. Assuming a change of control date of June 30, 2007, the prorated bonus amounts received would be; Harvey A. Wagner $105,000, Matthew T. Pullam $51,000, Afshin Cangarlu $57,000, Cory Isaacson, $50,005, Linda K. Wackwitz $34,500, and Karen Wilcox $21,900. Mr. Zajac’s employment terminated on March 30, 2007 as a result of the sale of CareScience to Premier., resulting in a prorated amount of $25,000.
(4)	Short term incentive is 100% of the assigned target bonus
(5)	Short term incentive is 150% of the assigned target bonus
(6)	Spread value for unvested stock options and full value of restricted stock awards
(7)	COBRA for medical benefits only for up to 12 months
(8)	COBRA for medical benefits only for up to 18 months
(9)	Outplacement benefits for up to 12 months
(10)	Mr. Zajac’s employment terminated on March 30, 2007 as a result of the sale of CareScience, Inc. to Premier. Under the terms of the sale agreement, Premier agreed to reimburse Quovadx for the change of control compensation due to Mr. Zajac under the terms of his employment agreement of approximately $400,000. Of this amount, approximately $212,000 will be paid by Quovadx prior to closing of the merger, and approximately $188,000 will be paid after closing of the merger.

Indemnification and Insurance

Quartzite Holdings has agreed for a period of five years from the effective time of the merger to indemnify, to the same extent as provided in our certificate of incorporation and bylaws, each of our present directors and officers against all expenses, losses and liabilities incurred in connection with any claim, proceeding or investigation arising out of any act or omission in their capacity as an officer or director occurring on or before the effective time of the merger.

In addition, the merger agreement requires that the surviving corporation purchase and maintain in effect, for a period of six years after the effective time of the merger, a directors’ and officers’ liability insurance policy with respect to matters occurring prior to the effective time of the merger, subject to a maximum annual premium. If the annual premiums of insurance coverage exceed the maximum annual premium, the surviving corporation must obtain a policy with the greatest coverage available for the maximum annual premium.

Financing

The merger is not conditioned on Quartzite Holdings’ ability to obtain financing. Quartzite Holdings will fund this acquisition with a combination of cash received by equity capital contributions from Battery Ventures and borrowings from certain senior lenders, if available.

In connection with the merger, Quartzite Holdings will cause $139,100,000 to be paid out to our stockholders and holders of our options. This amount is expected to come from a combination of equity contributions by Quartzite Holdings and/or its investors, borrowings by Merger Subsidiary or us, and our cash, cash equivalents and marketable securities on hand, including cash realized upon the sale of CareScience. As of [•], 2007, we had approximately $[•] in cash, cash equivalents, marketable securities and restricted cash.

Debt Financing

Quartzite Holdings’ sole shareholder, Battery Ventures, has received debt commitment letters, dated March 31, 2007, from Wells Fargo Foothill, Inc. (“WFF”) to provide the following debt financing to Merger Subsidiary or us and certain of our subsidiaries, initially, and the surviving corporation, upon consummation of the merger, which we refer to as the borrowers, subject to the conditions described below:

•

Up to $60,000,000 of first priority senior secured term loans, which we refer to as the term facilities, for the purpose of financing the merger, refinancing any existing indebtedness and paying fees and expenses incurred in connection with the merger and the financing. The term facilities consist of two separate facilities. One $25,000,000 term loan facility (consisting of a term loan A of $15,000,000 and a term loan B of $10,000,000) is secured by the assets of ISD and a pledge of capital stock of Quovadx and our subsidiaries included in ISD, subject to certain exceptions for foreign subsidiaries. Another $35,000,000 term loan facility (consisting of a term loan A of $20,000,000 and term loan B of $15,000,000) is secured by the assets of Rogue Wave and a pledge of capital stock of the subsidiaries of Quovadx included in Rogue Wave, subject to certain exceptions for foreign subsidiaries.

•

Up to $5,000,000 of first priority senior secured revolving credit loans, which we refer to as the revolving credit facilities, to be used for financing working capital and capital expenditures, refinancing existing indebtedness and other general corporate purposes other than financing the merger. The term facilities consist of two separate facilities. One $2,500,000 revolving credit facility is secured by the assets of ISD and a pledge of capital stock of Quovadx and our subsidiaries included in ISD, subject to certain exceptions for foreign subsidiaries. Another $2,500,000 revolving credit facility is secured by the assets of Rogue Wave and a pledge of capital stock of the subsidiaries of Quovadx included in Rogue Wave, subject to certain exceptions for foreign subsidiaries.

The credit facilities described above relating to ISD will be guaranteed on a joint and several basis by our subsidiaries included in ISD, subject to certain exceptions for foreign subsidiaries. The credit facilities described above relating to Rogue Wave will be guaranteed on a joint and several basis by our subsidiaries included in Rogue Wave, subject to certain exceptions for foreign subsidiaries.

Conditions Precedent to the Debt Commitments

Under the commitment letters, the availability of the credit facilities is subject to ordinary documentation conditions and the satisfaction or waiver of the following conditions precedent:

•

there not having occurred, since December 31, 2006, any change, effect or circumstance that would constitute a “material adverse effect” as that term is defined in the merger agreement, without giving effect to any amendments or waivers to the merger agreement to the extent that such amendments or waivers (taken as a whole) are material and adverse to the interests of WFF (and not consented to in writing by WFF); and

•

to WFF not becoming aware after March 31, 2007 of any new or inconsistent information or other matter not previously disclosed to it relating to the borrowers or the transactions contemplated by the debt commitment letters which WFF, in its reasonable business judgment, deems material and adverse relative to the information or other matters disclosed to it prior to March 31, 2007.

In addition to the foregoing conditions, we expect the loan documentation to contain other customary corporate and other conditions, including the following:

•	the accuracy of representations and warranties made by the borrowers in the loan documentation;

•	payment of fees and expenses of WFF;

•	the receipt of all material governmental, stockholder and other third-party approvals and consents necessary to consummate the merger;

•	evidence of insurance covering the borrowers reasonably satisfactory to WFF; and

•	the grant to WFF of a perfected security interest in the collateral described above.

The obligations of WFF to provide financing under the debt commitment letters expire on June 27, 2007 or such later date on or before October 31, 2007 as WFF’s investment committee may approve.

The documentation governing the credit facilities has not been finalized and, accordingly, the actual terms may differ from those described in this proxy statement. In addition, Quartzite Holdings may obtain financing from different sources in amounts and on terms that may vary from those described herein.

Equity Financing

Quartzite Holdings has received an equity commitment letter dated April 1, 2007 from Battery Ventures and BIP pursuant to which Battery Ventures and BIP have severally agreed to contribute up to $24,530,000 and $470,000, respectively, in cash equity financing to Quartzite Holdings for purposes of paying the merger consideration under the merger agreement.

The commitment of each of Battery Ventures and BIP is subject to the satisfaction of all the conditions in the merger agreement. Under the terms of the equity commitment letter, each of Battery Ventures and BIP has the right to allocate a portion of its equity commitment to co-investors, provided that Battery Ventures and BIP remain severally liable for their respective committed amounts. The equity commitment of Battery Ventures and BIP will terminate upon the termination of the merger agreement, immediately after the payment of the merger consideration or at such time as any of Quovadx or any stockholder of Quovadx asserts in any litigation or other proceeding any claim under the limited guarantees described below.

We are a third-party beneficiary of the equity commitment letter and may enforce the terms of it directly against Battery Ventures and BIP.

REGULATORY APPROVAL

Regulatory Approvals

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules (the “HSR Act”) provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. On May 10, 2007, Battery Ventures and Quovadx made the required filings with the Antitrust Division and the Federal Trade Commission, and the applicable waiting period ended on [•].

At any time before or after consummation of the merger, the Antitrust Division or the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds. Private parties could take antitrust action under the antitrust laws, including seeking an injunction prohibiting or delaying the merger, divestiture or damages under certain circumstances. Additionally, at any time before or after consummation of the merger, notwithstanding the expiration or termination of the applicable waiting period, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, Battery Ventures and Quovadx will prevail.

Under the merger agreement, Quovadx and Quartzite Holdings have agreed to use their reasonable best efforts to obtain all required governmental approvals in connection with the execution of the merger agreement and completion of the merger.

Except as noted above with respect to the required filings under the HSR Act, and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discusses, subject to the limitations stated below, the material U.S. federal income tax consequences of the merger to U.S. holders of our common stock whose shares of Quovadx are converted into the right to receive cash in the merger (whether upon the receipt of the merger consideration or pursuant to the proper exercise of appraisal rights). Non-U.S. holders of our common stock may have different tax consequences than those described below and are urged to consult their tax advisors regarding the tax treatment to them under U.S. and non-U.S. tax laws. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of Quovadx common stock that is:

•	a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any State or the District of Columbia;

•

a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

The U.S. federal income taxes of a partner in a partnership holding our common stock will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding common stock of Quovadx should consult their own tax advisors.

This discussion assumes that you hold the common stock of Quovadx as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to you in light of your particular circumstances, or that may apply to you if you are subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect to apply a mark-to-market method of accounting, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass through entities for U.S. federal income tax purposes, non-U.S. persons, stockholders who hold common stock of Quovadx as part of a hedge, straddle, constructive sale or conversion transaction, stockholders who acquired their common stock of Quovadx through the exercise of employee stock options, the receipt of restricted stock or other compensation arrangements or stockholders who hold (actually or constructively) an equity interest in the surviving corporation after the merger). In addition, the discussion does not address any tax considerations under state, local or non-U.S. laws or U.S. federal laws that may apply to you other than those pertaining to the U.S. federal income tax. We urge you to consult your own tax advisor to determine the particular tax consequences to you, including the application and effect of any state, local or non-U.S. income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the merger.

The receipt of cash in the merger (whether as merger consideration or pursuant to the proper exercise of appraisal rights) by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:

•	the amount of cash received in exchange for such common stock and

•	the U.S. holder’s adjusted tax basis in such common stock.

Such gain or loss will be capital gain or loss. If the holding period in our common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. Certain U.S. holders, including individuals, are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. If you acquired different blocks of our common stock at different times and different prices, you must calculate your gain or loss and determine your adjusted tax basis and holding period separately with respect to each block of our common stock.

Under the Code, as a U.S. holder of our common stock, you may be subject to information reporting on the cash received in the merger unless an exemption applies. Backup withholding may also apply (currently at a rate of 28%) with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner. Each U.S. holder should consult its own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

VOTING AGREEMENT

In connection with and in order to induce Quartzite Holdings to enter into the merger agreement, our directors and certain executive officers (the “Voting Group”) entered into the Voting Agreement with Quartzite Holdings. The Voting Agreement is filed as Appendix B hereto and is incorporated herein by reference. Pursuant to the terms of the Voting Agreement, the Voting Group agreed to vote, or cause to be voted (or exercise his, her or its right of consent with respect to) all of his, her or its respective shares (1) in favor of the approval and adoption of the merger agreement, as may be modified from time to time, and (2) against (a) any other acquisition proposal; or (b) any action or agreement, including any proposed amendment of Quovadx’s certificate of incorporation or bylaws or other proposal or transaction involving Quovadx or any of its subsidiaries which action, agreement, amendment or other proposal or transaction is intended by the stockholders to in any manner impede, interfere with, delay, or attempt to frustrate, prevent or nullify the merger, the merger agreement or any of the other transactions contemplated by the merger agreement.

The Voting Group also irrevocably granted to, and appointed, Quartzite Holdings, and any individual designated in writing by it, and each of them individually, as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote his, her or its shares at any meeting of the stockholders of Quovadx called for such purpose.

Under the Voting Agreement, the Voting Group covenants and agrees that each such stockholder will not directly or indirectly, (1) sell, assign, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumber or otherwise dispose of any of his, her or its shares, (2) deposit any of his, her or its shares into a voting trust or enter into a voting agreement or arrangement with respect to his, her or its shares or grant any proxy or power of attorney with respect thereto which is inconsistent with the Voting Agreement or (3) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) or other disposition of any of his, her or its shares.

THE MERGER AGREEMENT

The summary of the material terms of the merger agreement, as amended on April 2, 2007 and amended and restated on May 4, 2007 (the merger agreement as amended and restated is referred to throughout this proxy statement as the “merger agreement”), below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Appendix A and which we incorporate by reference into this document. This summary may not contain all of the information about the merger agreement that is important to you.

The merger agreement has been included to provide you with information regarding its terms, and we recommend that you read carefully the merger agreement in its entirety. Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the merger, we do not intend for its text to be a source of factual, business or operational information about Quovadx. The merger agreement contains representations, warranties and covenants that are qualified and limited, including by information in the schedules referenced in the merger agreement that the parties delivered in connection with the execution of the merger agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the merger agreement, including where the parties do not have complete knowledge of all facts, instead of establishing such matters as facts. Furthermore, the representations and warranties may be subject to different standards of materiality applicable to the contracting parties, which may differ from what may be viewed as material to stockholders. These representations may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. Except for the parties themselves, under the terms of the merger agreement only certain other specifically identified persons are third party beneficiaries of the merger agreement who may enforce it and rely on its terms. As a stockholder, you are not a third party beneficiary of the merger agreement and therefore may not directly enforce or rely upon its terms and conditions and you should not rely on its representations, warranties or covenants as characterizations of the actual state of facts or condition of Quovadx.

Structure

At the effective time of the merger, Merger Subsidiary will merge with and into Quovadx. Upon completion of the merger, Merger Subsidiary will cease to exist as a separate entity and Quovadx will continue as the surviving corporation and a wholly owned subsidiary of Quartzite Holdings. All of Quovadx’s and Merger Subsidiary’s properties, rights, privileges, powers and franchises, and all of their debts, liabilities and duties will become those of the surviving corporation. Following completion of the merger, Quovadx’s common stock will be delisted from NASDAQ, deregistered under the Securities Exchange Act of 1934, as amended, and will no longer be publicly traded.

Effective Time

The effective time of the merger will occur at the time that Quovadx files a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as is specified in the certificate of merger) on the closing date of the merger. The closing date will occur as promptly as practicable, but in no event later than the third business day after all of the conditions set forth in the merger agreement have been satisfied or waived (other than those conditions which by their terms are to be satisfied or waived at the closing), unless the parties otherwise agree.

Merger Consideration

The merger agreement provides for aggregate consideration, payable by Quartzite Holdings solely in cash, of $139,100,000. The per share consideration is equal to $3.20 per share of our common stock.

Treatment of Common Stock, Outstanding Stock Options and Restricted Stock

Quovadx Common Stock

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled and converted into the right to receive $3.20 in cash, without interest, other than our common stock:

•	as to which our stockholders validly exercise and perfect appraisal rights in compliance with Delaware law, which will be subject to appraisal in accordance with Delaware law; and

•	held by Quartzite Holdings or Merger Subsidiary immediately prior to the effective time of the merger, all of which will be cancelled without any payment.

After the effective time of the merger, each of our outstanding stock certificates will represent only the right to receive the per share merger consideration. The per share merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to our common stock represented by that certificate.

Quovadx Stock Options

Immediately prior to the effective time of the merger, all of our outstanding stock options, whether or not vested, as the case may be, will become fully vested. At the effective time of the merger, each stock option that remains outstanding and unexercised immediately prior to the effective time of the merger, will be cancelled and, if the $3.20 per share merger consideration exceeds the per share exercise price of the stock option, such stock option will be converted into the right to receive a cash payment equal to the excess of the per share merger consideration over the exercise price of such stock option minus any applicable withholding taxes.

Quovadx Restricted Stock

At the effective time of the merger, holders of our restricted stock will receive the $3.20 per share merger consideration, less any withholding taxes, for each restricted share that they hold, whether or not such shares of restricted stock are then vested.

Exchange and Payment Procedures

At or prior to the effective time of the merger, Quartzite Holdings will deposit the aggregate merger consideration for the benefit of the holders of our common stock and stock options, with a bank or trust company reasonably acceptable to Quovadx (the “exchange agent”). Promptly after the effective time of the merger (but in any event within three business days), the exchange agent will mail a letter of transmittal and instructions for surrendering certificates of our common stock to each holder thereof. The letter of transmittal and instructions will tell you how to surrender your common stock certificates in exchange for the applicable per share merger consideration.

You should NOT return your stock certificates with the enclosed proxy card, and you should NOT forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your Quovadx stock certificate or certificates to the exchange agent, together with a duly completed and executed letter of transmittal and any other documents as the exchange agent may require. The per share merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the reasonable satisfaction of the surviving corporation that such stock transfer taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Each of the exchange agent, Quovadx and Quartzite Holdings will be entitled to deduct and withhold any applicable taxes from the per share merger consideration and pay such withholding amount over to the appropriate taxing authority.

At the effective time of the merger, our share transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation or the exchange agent for transfer or any other reason, they will be cancelled and exchanged for the per share merger consideration.

None of the exchange agent, Quartzite Holdings or Quovadx will be liable to any person for any shares or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the exchange agent that remains undistributed to the holders of certificates evidencing shares of our common stock for one year after the effective time of the merger, will be delivered, upon demand, to the surviving corporation. Holders of certificates who have not surrendered their certificates within one year after the effective time of the merger may only look to the surviving corporation for the payment of the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then you will be required to make an affidavit of that fact before you will be entitled to receive the merger consideration. In addition, if required by the surviving corporation, you will have to post a bond in a reasonable amount determined by the surviving corporation indemnifying the surviving corporation against any claims made against it with respect to the lost, stolen or destroyed certificate.

Certificate of Incorporation and Bylaws

The certificate of incorporation and bylaws of Merger Subsidiary in effect immediately prior to the effective time of the merger, will be the certificate of incorporation and bylaws of Quovadx, as the surviving corporation, except that the name of the surviving corporation shall continue to be “Quovadx, Inc.”

Directors and Officers

The directors and officers of Merger Subsidiary immediately prior to the merger effective time will be the initial directors and officers of the surviving corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

Representations and Warranties

The merger agreement contains representations and warranties that Quovadx and Quartzite Holdings made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement between Quartzite Holdings, Merger Subsidiary and Quovadx, a copy of which is attached hereto as Appendix A and which is incorporated by reference into this proxy statement, and may be subject to important qualifications and limitations set forth in the merger agreement and the disclosure schedules to the merger agreement agreed to by such parties in connection with negotiating its terms. Moreover, certain representations and warranties are subject to a standard of materiality different from those generally applicable to a stockholders’ investment decision with respect to Quovadx or were used for the purpose of allocating risk between Quovadx and Quartzite Holdings rather than establishing matters as facts. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that we delivered to Quartzite Holdings in connection with signing the merger agreement. Accordingly, you should not rely on the representations and warranties as unqualified characterizations of the actual state of facts. These disclosure schedules contain information that has been included in our general prior public disclosures as well as additional non-public information.

Our representations and warranties in the merger agreement include representations and warranties relating to, among other things:

•	our proper organization and good standing and our corporate power to operate our business;

•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the approval and recommendation by our board of directors of the merger agreement and the merger;

•	our delivery of corporate records;

•	the absence of conflicts with, or violations of, our organizational documents, contracts, orders or law as a result of the merger agreement or the merger;

•	required consents and approvals as a result of the execution and delivery of the merger agreement or the consummation of the transactions contemplated by the merger agreement;

•	our capitalization;

•	the timeliness of our SEC filings since December 31, 2004;

•	our proper presentation of financial statements;

•	our tax positions and historical net operating losses;

•	our compliance with the Sarbanes-Oxley Act of 2002 since December 31, 2004;

•	the absence of liabilities, other than as set forth on our December 31, 2006 balance sheet, ordinary course liabilities or liabilities incurred on our behalf under the merger agreement;

•	the absence of certain changes and events since December 31, 2006, including the absence of a material adverse effect;

•	the absence of material litigation or outstanding court orders against us;

•	settlement agreements we have entered into since January 1, 2005;

•	our compliance with laws;

•	our possession of all licenses and permits necessary to carry on our business;

•	real property leased by us;

•	personal property owned or leased by us;

•	our material contracts and the enforceability of our material contracts;

•	employment and labor matters affecting us;

•	our employee benefit plans;

•	our timely filing of tax returns and absence of tax claims;

•	environmental matters affecting us;

•	intellectual property used by, owned by or licensed by us;

•	our insurance policies;

•	our subsidiaries;

•	the accuracy and completeness of information supplied by us in this proxy statement and other documents filed with the SEC in connection with the merger;

•	our customers and suppliers;

•	data security and privacy;

•	the absence of any state takeover statutes applicable to the merger;

•	the amendment to our Preferred Stock Rights Agreement, dated July 24, 2000, rendering the rights thereunder inapplicable to the merger;

•	the absence of any undisclosed broker’s, finder’s or financial advisor’s fees;

•	the amount of our cash holdings at closing held in accounts within the United States;

•	the opinion of our financial advisor;

•	our working capital as of March 31, 2007; and

•

the Stock Purchase Agreement, dated as of March 30, 2007, by and among Quovadx, CareScience and Premier, pursuant to which Quovadx sold all of the outstanding capital stock of its wholly owned subsidiary, CareScience to Premier.

For purposes of the merger agreement, “material adverse affect” means a material adverse effect on our and our subsidiaries’ business, assets, properties, results of operations or condition, financial or otherwise, taken as a whole, or a material adverse effect on our ability to consummate the transactions contemplated by the merger agreement.

A “material adverse effect” will not have occurred, however, as a result of:

•	changes in conditions in the U.S. or global economy or capital or financial markets generally, unless and only to the extent such effect or change affects us in a disproportionate manner;

•	changes that generally affects any industry in which we operate, unless and only to the extent such effect or change materially affects us in a disproportionate manner;

•

earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof, unless and only to the extent such effect or change materially affects us in a disproportionate manner;

•	any matter that is disclosed in the merger agreement, including the schedules and exhibits thereto as of the date of the execution of the merger agreement;

•	changes in applicable laws or accounting rules, unless and only to the extent such effect or change materially affects us in a disproportionate manner; or

•	the announcement of the merger agreement or compliance with and performance of the merger agreement and the transactions contemplated by the merger agreement.

The merger agreement also contains customary representations and warranties made by Quartzite Holdings and the Merger Subsidiary to Quovadx. The material representations and warranties of Quartzite Holdings and Merger Subsidiary involve the following matters:

•	their proper organization and good standing and their corporate power to operate their business;

•	their corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of conflicts with, or violations of, their organizational documents, contracts, orders or law as a result of the merger agreement or the merger;

•	required consents and approvals as a result of the execution and delivery of the merger agreement or the consummation of the transactions contemplated by the merger agreement;

•	the absence of material litigation or outstanding court orders against them;

•	the sufficiency of funds to satisfy all obligations of Quartzite Holdings and Merger Subsidiary set forth in the merger agreement;

•	their compliance with laws;

•	their possession of all licenses and permits necessary to carry on their business;

•	the accuracy and completeness of information Quartzite Holdings has supplied for inclusion in this proxy statement; and

•	the absence of any undisclosed broker’s, finder’s or financial advisor’s fees.

The representations and warranties of each of the parties contained in the merger agreement will expire upon completion of the merger.

Covenants

Conduct of Business Pending Merger

The merger agreement contains various restrictions on the operations of Quovadx before the effective time of the merger. In general, the merger agreement obligates Quovadx to continue to carry on its business in the ordinary course consistent with past practices. Subject to certain exceptions or unless Quartzite Holdings gives its written consent, between April 1, 2007 and the completion of the merger we and our subsidiaries will:

•	use commercially reasonable efforts to maintain our working capital at levels consistent with our past practice (excluding CareScience);

•	use commercially reasonable efforts to maintain a cash balance at the effective time of the merger in excess of $53,000,000;

•

transfer all of Quovadx’s cash, cash equivalents and short-term investments to the United States and maintain the same in the United States, except for up to $3,000,000 to satisfy legal requirements or short term working capital requirements outside of the United States;

•	pay its debts and taxes when due, in each case subject to good faith disputes over such debts or taxes; and

•	use its commercially reasonable efforts to preserve the present business operations, organization and goodwill of Quovadx.

Subject to certain exceptions or unless Quartzite Holdings gives its written consent, between April 1, 2007 and the completion of the merger we and our subsidiaries will not:

•

declare, accrue, set aside make or pay any dividend or other distribution in respect of our capital stock or repurchase, redeem or otherwise acquire any outstanding shares of our capital stock, other securities or ownership interests;

•	issue or sell any shares of our capital stock or other securities or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of our capital stock or other securities;

•	effect any recapitalization, reclassification or like change in our capitalization, except to the extent required by law;

•	amend our articles of incorporation or bylaws;

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other than in the ordinary course, consistent with past practices, increase the annual level of compensation of any employee, grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, increase the coverage or benefits available under any, or create any new, employee benefit plan or agreement, enter into any employment, deferred compensation, severance, consulting, non-competition, retention or similar agreement with any employee or amend any such agreement;

•	acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of our material properties or assets;

•	cancel or compromise any material debt or claim or waive or release any material right;

•	enter into, modify, extend or terminate any labor or collective bargaining agreement;

•	enter into or agree to enter into any merger or consolidation with any other entity, or agreement to acquire the securities of any other entity;

•	make any material change to any of our methods of accounting or methods of reporting revenue and expenses or accounting practices;

•	make any new capital expenditures exceeding $25,000 in the aggregate;

•	enter into, modify, amend or terminate any material contract;

•	make, revoke or change any material tax election;

•	settle or compromise any material federal, state, local or foreign income tax liability;

•	participate or engage in any “reportable transaction” or any “listed transaction” as such terms are defined in the Treasury Regulations;

•	agree to take any of the actions described above; or

•

take any action or omit to take any action that would cause any of our representations or warranties contained in the merger agreement to become inaccurate in any respect at, or as of any time prior to, the effective time of the merger.

No Solicitation of Transactions

Under the merger agreement, we generally may not, and must instruct our officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders or other agents, representatives or affiliates not to, initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal that constitutes or reasonably may be expected to lead to any “acquisition proposal.” The merger agreement also prohibits us from holding discussions or negotiations in furtherance of any such inquiries or otherwise with respect to an acquisition proposal and from agreeing to or endorsing any competing proposal.

The merger agreement defines an “acquisition proposal” as any proposal, offer or inquiry relating to:

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any sale or other disposition, directly or indirectly, by merger, consolidation, share exchange or any similar transaction, of our business or assets representing 10% or more of our consolidated assets;

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any issuance, sale or other disposition by Quovadx of securities representing 20% or more of the votes associated with our outstanding voting equity securities and any of our subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of our consolidated assets;

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any tender offer or exchange offer in which any person, entity or group would acquire beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of our outstanding shares of or any of our subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of our consolidated assets;

•

any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to Quovadx or any of our subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of our consolidated assets; or

•	any transaction which is similar in form, substance or purpose to any of the foregoing.

Prior to obtaining stockholder approval and adoption of the merger agreement, following the receipt of an unsolicited written acquisition proposal, our board of directors may contact such person and its advisors solely for the purposes of clarifying the proposal and any material terms thereof and the conditions to consummation, to determine whether such acquisition proposal is reasonably likely to result in a superior proposal and, if our board of directors determines in good faith, after consultation with its legal and financial advisors, that such acquisition proposal is reasonably likely to result in a superior proposal and determines in good faith after consultation with legal counsel, that it is necessary to take such action to comply with the board of directors’ obligations under applicable law, our board of directors may:

•

furnish non-public information with respect to us to such person who made such proposal, provided that we have caused such person to enter into a confidentiality agreement with us containing terms that are at least as favorable to us as those contained in the confidentiality agreement we signed with an affiliate of Quartzite Holdings and we concurrently disclose the same non-public information to Quartzite Holdings if not previously disclosed;

•	participate in negotiations regarding such proposal; and

•	following receipt of a written acquisition proposal that constitutes a superior proposal, terminate the merger agreement; or

•	following receipt of a written acquisition proposal that constitutes a superior proposal, take any nonappealable, final action that any court of competent jurisdiction orders us to take.

The merger agreement defines “superior proposal” as a bona fide written acquisition proposal for not less than 75% of the outstanding shares of our common stock or all or substantially all of our assets made by any person that the board of directors determines in good faith judgment by a majority vote to be more favorable to our stockholders that the transactions contemplated by the merger agreement from a financial point of view and is reasonably likely to be consummated.

We have agreed to promptly notify Quartzite Holdings, in any event, within 24 hours following our initial receipt of any acquisition proposal, of the relevant details relating to an acquisition proposal. We have agreed to identify the third party making, and the material terms and conditions of, any such acquisition proposal. We have also agreed to keep Quartzite Holdings informed on a prompt basis of the status of and any material developments regarding any such proposal.

Employee Benefits

Employees of Quovadx who become employees of Quartzite Holdings or a subsidiary of Quartzite Holdings after the merger will be eligible for employee benefits that Quartzite Holdings or a subsidiary of Quartzite Holdings, as the case may be, provides to similarly situated employees generally and, except as set forth below, on substantially the same basis as is applicable to such employees. Quartzite Holdings will, or will cause Merger Subsidiary to, use commercially reasonable efforts subject to the consent and cooperation of third party insurers to:

•

waive any limitations as to pre-existing condition exclusion and waiting periods for participation and coverage that are applicable under the health, dental or visions plans of Quartzite Holdings to the same extent such limitation would have been waived or satisfied under the corresponding plan in which such employee participated immediately prior to the effective time of the merger; and

•

credit employees for an amount equal to the credit that any such employee had received as of the effective time of the merger towards the satisfaction of any co-insurance, co-payment, deductible or out-of-pocket limit under the comparable employee welfare benefit plan of Quartzite Holdings or Merger Subsidiary, to the extent the applicable information is provided to Quartzite Holdings in a form that Quartzite Holdings reasonably determines is administratively feasible to take into account under its plans.

Quartzite Holdings and Merger Subsidiary agreed to honor and perform our obligations in certain contracts, plans and arrangements with certain of our employees, but the restricted period contained in the non-competition provisions set forth in the employment agreements for certain officers will be extended to a mutually agreed period not to exceed three years.

Quartzite Holdings will recognize all service of the employees for purposes of eligibility to participate, vesting and, as to welfare benefit plans and vacation benefits, benefits accrual, in those employee benefit plans. Quartzite Holdings or one of its affiliates will use its commercially reasonable efforts to cause, subject to the consent and cooperation of the third party insurers:

•

all pre-existing conditions and proof of insurability provisions, for all conditions that our employees and their covered dependents have as of the closing date (subject to certain limitations) to be waived; and

•	all waiting periods under each plan that would otherwise be applicable to newly hired employees to be waived.

Agreements to Take Further Actions

In the merger agreement, we agreed to cause a meeting of our stockholders to be duly called and held as promptly as practicable and, in connection with that meeting, to:

•	use commercially reasonable effects to obtain our stockholders’ approval and adoption of the merger agreement;

•	prepare and file promptly with the SEC this proxy statement and any amendments or supplements thereto;

•	use commercially reasonable efforts to have this proxy statement cleared by the SEC as promptly as reasonably practicable; and

•	mail promptly to our stockholders this proxy statement and any amendments or supplements thereto.

Management and the board of directors have agreed to recommend to the stockholders approval and adoption of the merger agreement, including the merger, and the transactions contemplated by the merger agreement, together with any matters incident thereto and will not fail to make, withdraw, modify or qualify in any manner adverse to Quartzite Holdings such recommendation or taken any other action or make any other public statement inconsistent with such recommendation, in each case except as permitted pursuant to the provisions in the merger agreement relating to a superior proposal.

In addition, the merger agreement contains additional agreements between Quartzite Holdings and us relating to, among other things:

•	our agreement to provide Quartzite Holdings reasonable access to our properties, personnel, books, records and contracts;

•

our mutual agreement to execute and deliver any additional instruments necessary, proper or advisable to consummate the transactions contemplated by, and to carry out fully the purposes of, the merger agreement;

•

our mutual agreement to obtain any permits required to be obtained by any of the parties in connection with the authorization, execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby;

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our mutual agreement to make all necessary filings, and thereafter any other required submissions, with respect to the merger agreement under any applicable law, including without limitation making filings required to be made pursuant to the HSR Act;

•

our mutual agreement to cooperate with each other and use commercially reasonable efforts to obtain at the earliest practicable date all third party consents, approvals or waivers required to be obtained in order to consummate the transactions contemplated by the merger agreement or minimize any adverse impact of any failure to obtain any such consent, approval or waiver;

•

our agreement to use commercially reasonable efforts to provide such assistance and cooperation as Quartzite Holdings and Merger Subsidiary may reasonably request in connection with financing the transactions contemplated by the merger agreement;

•	our mutual agreements relating to public announcements with respect to the merger agreement and the merger; and

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our agreement to provide Quartzite Holdings with written notice of any development or other information occurring after the execution of the merger agreement that caused or constitutes a material inaccuracy in any representation or warranty made by us in the merger agreement.

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the following mutual conditions:

•

the absence of any law, consent, order, injunction, judgment, decree, ruling, writ, assessment or arbitration award enacted, issued, promulgated, enforced or entered by any governmental authority enjoining, restraining, or prohibiting the consummation of the merger agreement or making the consummation of the merger agreement illegal;

•	the waiting period applicable to the transaction contemplated by the merger agreement under the HSR Act shall have expired or early termination shall have been granted; and

•	the merger agreement shall have been approved and adopted by our stockholders.

The obligations of Quartzite Holdings and the Merger Subsidiary to complete the merger are subject to the following additional conditions:

•

our representations and warranties in the merger agreement (without including any qualification or limitation with respect to materiality) shall be true and correct as of the date of the merger agreement and as of the closing date of the merger, except where the failure thereof to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect;

•	we shall have performed in all material respects each of our agreements and covenants contained in the merger agreement required to be performed by us at or before the completion of the merger;

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the receipt by Quartzite Holdings of a certificate signed by one of our officers with respect to the truth and correctness of our representations and warranties and the performance of our agreements and covenants to be performed or complied with under the merger agreement;

•	the receipt by Quartzite Holdings of certain specified consents;

•

since the date of the merger agreement, there shall not have occurred and be continuing any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would be reasonably expected to have a material adverse effect;

•

there shall not have been instituted or pending any action or proceeding by any governmental authority: (1) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the merger, (2) seeking to restrain or prohibit Quartzite Holdings’ or Merger Subsidiary’s or any of Quartzite Holdings’ other affiliates’ (a) ability effectively to exercise full rights of ownership of our common stock, including the right to vote any shares of our common stock acquired or owned by Quartzite Holdings, Merger Subsidiary or any of Quartzite Holdings’ other affiliates following the effective time of the merger on all matters properly presented to Quovadx’s stockholders; or (b) ownership or operation of all or any material portion of our business or assets, or (c) seeking to compel Quartzite Holdings or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of our business or assets;

•

we shall have settled certain specified actions and proceedings, with the settlement finally approved by a court of competent jurisdiction pursuant to the terms of a specified settlement agreement and accepted by the requisite percentage of the class to enable implementation;

•	we shall have amended our Preferred Stock Rights Agreement, dated July 24, 2000, rendering the rights thereunder inapplicable to the merger; and

•	receipt of all regulatory approvals required to consummate the merger and the expiration or termination of all statutory waiting periods.

Our obligation to complete the merger is subject to the following additional conditions:

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Quartzite Holdings’ and Merger Subsidiary’s representations and warranties in the merger agreement (without including any qualification or limitation with respect to materiality) shall be true and correct as of the date of the merger agreement and as of the closing date of the merger, except where the failure thereof to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Quartzite Holdings or Merger Subsidiary to consummate the transactions contemplated by the merger agreement;

•

Quartzite Holdings and Merger Subsidiary shall have performed in all material respects each of their agreements and covenants contained in the merger agreement required to be performed by them at or before the completion of the merger; and

•

the receipt by us of a certificate signed by one of Quartzite Holdings’ officers with respect to the truth and correctness of Quartzite Holdings’ and Merger Subsidiary’s representations and warranties and the performance of their agreements and covenants to be performed or complied with under the merger agreement.

Termination of the Merger Agreement

Before or after our stockholders approve and adopt the merger agreement, it may be terminated:

•	by mutual written consent of Quartzite Holdings and Quovadx;

•

by Quartzite Holdings, if there has been a breach of any of covenant or agreement on the part of Quovadx that causes any of the conditions to Quartzite Holdings’ and Merger Subsidiary’s closing not to be met and such breach has not been cured (if curable) within 10 business days following receipt by Quovadx of written notice of such breach or if there has been any change, event, occurrence or circumstances that renders the conditions to Quartzite Holdings’ and Merger Subsidiary’s closing incapable of being satisfied by October 31, 2007;

•

by Quovadx, if there has been a breach of any covenant or agreement on the part of Quartzite Holdings or Merger Subsidiary that causes any of the conditions to Quovadx’s closing not to be met and such breach has not been cured (if curable) within 10 business days following receipt by Quartzite Holdings of written notice of such breach or if there has been any change, event, occurrence or circumstances that renders the conditions to Quovadx’s closing incapable of being satisfied by October 31, 2007;

•

by either Quartzite Holdings or Quovadx, if there shall be in effect a final, unappealable consent, order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a governmental authority restraining, enjoining or otherwise prohibiting the consummation of the transaction contemplated by the merger agreement, that is not the result of a proceeding or action initiated by the party seeking to terminate the merger agreement;

•

by either Quartzite Holdings or Quovadx, if our stockholders do not approve and adopt the merger agreement due to failure to obtain the required vote at a duly held meeting of stockholders or any adjournment or postponement thereof unless the terminating party failed to fulfill its obligations relating to the stockholders meeting in the merger agreement;

•

by either Quartzite Holdings or Quovadx, if the merger has not taken place on or before October 31, 2007, unless the failure to complete the merger by that date is due to the terminating party’s breach of the merger agreement;

•

by Quartzite Holdings, if our board of directors endorsed, approved or recommended another acquisition proposal, effected a change in its recommendation, resolved to do any of the foregoing or failed to reconfirm its recommendation to the stockholders within 10 business days after Quartzite Holdings requests in writing that the board of directors does so;

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by Quartzite Holdings if, (1) we have entered into a definitive agreement with respect to another acquisition proposal, (2) a tender offer or exchange offer for our outstanding shares of common stock is commenced and the board of directors recommends that the stockholders tender their shares in such tender or exchange offer or, within 10 business days after such tender or exchange offer, fails to recommend against acceptance of such offer or takes no position with respect to the acceptance thereof, or (3) for any reason we fail to hold the special meeting of stockholders by October 31, 2007; and

•

by Quovadx, if at any time prior to receiving stockholder approval and adoption of the merger agreement, the board of directors authorizes us, subject to complying with the terms of the merger agreement in all material respects, to terminate the merger agreement in order to enter into a binding, definitive agreement with respect to a superior proposal, subject to certain requirements.

Termination Fee

The merger agreement generally provides that all costs and expenses incurred in connection with the merger agreement shall be paid for by the party incurring such expense, whether or not the transactions contemplated by the merger agreement are consummated.

We will be required to pay Quartzite Holdings a termination fee of 3.5% of the aggregate merger consideration, or $4,868,500, less any expenses actually reimbursed and paid by us to Quartzite Holdings, if:

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Quartzite Holdings terminates the merger agreement because we have breached one or more of our covenants or agreements that caused any of their conditions to closing not to be met and such breach has not been cured (if curable) within 10 business days following our receipt by of written notice of such breach;

•

Quartzite Holdings terminates the merger agreement because our board of directors endorsed, approved or recommended another acquisition proposal, effected a change in its recommendation, resolved to do any of the foregoing or failed to reconfirm its recommendation to the stockholders within 10 business days after Quartzite Holdings requests in writing that the board of directors does so;

•

Quartzite Holdings terminates the merger agreement because (1) we have entered into a definitive agreement with respect to another acquisition proposal, (2) a tender offer or exchange offer for our outstanding shares of common stock is commenced and the board of directors recommends that the stockholders tender their shares in such tender or exchange offer or, within 10 business days after such tender or exchange offer, fails to recommend against acceptance of such offer or takes no position with respect to the acceptance thereof, or (3) for any reason we fail to hold the special meeting of stockholders by October 31, 2007;

•

Quartzite Holdings or Quovadx terminates the merger agreement because (1) our stockholders do not approve and adopt the merger agreement due to failure to obtain the required vote at a duly held meeting of stockholders or any adjournment or postponement thereof, and (2) the merger has not taken place on or before October 31, 2007, if within 12 months of the termination of the merger agreement, we have consummated a transaction with respect to an acquisition proposal that was publicly announced or communicated to the board of directors or senior management and not withdrawn prior to the date of termination; or

•	Quovadx terminates the merger agreement in order to enter into a binding, definitive agreement with respect to a superior proposal.

Upon any termination of the merger agreement for which we are required to pay a termination fee, we are also required to reimburse Quartzite Holdings and its affiliates for 100% of their expenses not to exceed 3.5% of the aggregate merger consideration, or $4,868,500. The amount of the reimbursed expenses is deducted from the termination fee. In addition, if the merger agreement is terminated by Quartzite Holdings or Quovadx because we failed to obtain the required vote of our stockholders to approve and adopt the merger agreement at the special meeting or at any adjournment or postponement thereof), a termination fee will not be payable, but we will be required to reimburse Quartzite Holdings and its affiliates for 100% of their expenses up to a maximum of $650,000.

Amendment and Waiver

Any provision of the merger agreement may be amended or waived, but only if the amendment or waiver is in writing and signed by the party or parties that would have benefited by the provision waived or amended. No action taken pursuant to the merger agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party. The waiver by any party hereto of a breach of any provision of the merger agreement shall not operate or be construed as a further or continuing waiver of such breach or as a wavier of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy under the merger agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

APPRAISAL RIGHTS

Delaware law entitles the holders of shares of our common stock who follow the procedures specified in Section 262 of the Delaware General Corporation Law, which we refer to as Section 262, to have their shares appraised by the Chancery Court, and to receive the “fair value” of these shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as of completion of the merger in place of the per share merger consideration, as determined by the Chancery Court.

In order to exercise appraisal rights, a holder must demand and perfect the rights in accordance with Section 262. If you fail to comply with the specific requirements of Section 262, you will be entitled to receive the cash payment for your shares as provided in the merger agreement, but you will have no appraisal rights with respect to your shares.

The following description is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, the full text of which appears in Appendix D to this proxy statement. This summary does not constitute legal advice, nor does it constitute a recommendation that you exercise your rights to appraisal under Section 262.

Section 262 requires that, where a merger agreement is to be submitted for adoption at a stockholders’ meeting, stockholders on the record date for the meeting be notified not less than 20 days before the meeting that appraisal rights will be available. A copy of Section 262 must be included with the notice. This proxy statement constitutes our notice to the holders of shares of our common stock of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix D to this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must:

•

be a holder of record of shares of our common stock on the date that the written demand for appraisal is made, and you must continue to hold the shares of record through the effective date of the merger;

•	deliver to us a written demand for appraisal of your shares of our common stock before the vote of stockholders with respect to the merger is taken; and

•	not vote in favor of the merger.

Neither voting (in person or by proxy) against, abstaining from voting on nor failing to vote on the proposal to approve and adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. If the written demand for appraisal is made in accordance with the requirements of Delaware law, failure to vote against the merger (that is, abstaining) will not operate as a waiver of your appraisal rights.

Only a holder of record of shares of our common stock who continuously holds such shares through the effective date of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as his, her or its name appears on his, her or its stock certificates, and must state that such person intends thereby to demand appraisal of his, her or its shares of our common stock in connection with the merger. If the shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder, such as a broker who holds shares of our common stock as nominee for several beneficial owners, may exercise appraisal rights with respect to the shares of our common stock held for one or more beneficial owners while not exercising such rights with respect to the shares of our common stock held for other beneficial owners; in such case, however, the written demand should set forth the number of shares of our common stock as to which appraisal is sought and where no number of shares of our common stock is expressly mentioned the demand will be presumed to cover all shares of our common stock that are held in the name of the record owner. A beneficial owner who does not hold the shares of record may not make an appraisal demand but must have the record holder submit such demand.

Stockholders who hold their shares of our common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All demands for appraisal should be made in writing and addressed to our corporate Secretary at Quovadx Inc., 7600 E. Orchard Road, Suite 300-S, Greenwood Village, CO 80111 before the stockholder vote on the merger agreement is taken at the special meeting. The demand must reasonably inform us of the identity of the holder and the intention of the holder to demand appraisal of his, her or its shares of common stock. If your shares of our common stock are held through a broker, bank, nominee or other third party and you wish to demand appraisal rights you must act promptly to instruct the applicable broker, bank, nominee or other third party to follow the steps summarized in this section.

Within ten days after the effective date of the merger, we, as the surviving corporation, must give written notice of the date the merger became effective to each holder who has properly filed a written demand for appraisal and has not voted in favor of the merger. At any time within 60 days after the effective date, any holder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of our common stock. Within 120 days after the effective date, either we or any holder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Chancery Court demanding a determination of the fair value of the shares of our common stock held by all holders entitled to appraisal.

Neither Quartzite Holdings nor we have any intention or obligation to file such a petition. Accordingly, the failure of a holder to file a petition in the Chancery Court demanding a determination of the fair value of the shares within 120 days after the effective time could nullify the holder’s previously written demand for appraisal. Within 120 days after the effective time of the merger, any holder of our common stock who has complied with the requirements for exercise of appraisal rights under Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to such holder within ten days after a written request for the statement has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for appraisal is duly filed by a holder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached by the surviving corporation. After notice to dissenting holders of the time and place of the hearing of the petition, the Chancery Court is empowered to conduct such a hearing. At the hearing, the Chancery Court will determine those holders who have complied with Section 262 and who have become entitled to appraisal rights. The Chancery Court may require the holders who have demanded an appraisal for their shares of our common stock to submit their stock certificates to the Register in Chancery of the Chancery Court for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that holder.

After determination of the holders entitled to appraisal of their shares of our common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the fair value is determined, the Chancery Court will direct the payment of the value, with interest, if any, to the holders entitled to receive payment, upon surrender by such holders of the certificates representing the applicable shares of our common stock.

In determining fair value and the fair rate of interest, if any, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares of Quovadx common stock as determined under Section 262 could be more or less than, or the same as, the value that you are entitled to receive under the terms of the merger agreement. You also should be aware that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a merger are not opinions as to fair value under Section 262.

Costs of the appraisal proceeding may be imposed upon the parties participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a holder, the Chancery Court may order all or a portion of the expenses incurred by any holder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of our common stock entitled to appraisal.

Any holder who has demanded appraisal rights will not, from and after the effective date of the merger, be entitled to vote shares of our common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than dividends or other distribution payable to our stockholders of record at a date prior to the effective date; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the holder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of that holder to appraisal will cease and that holder will be entitled to receive the per share merger consideration for his, her or its shares of our common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation. Notwithstanding the foregoing, no appraisal proceeding in the Chancery Court will be dismissed without the approval of the Chancery Court and may be subject to conditions the Chancery Court deems just.

In view of the complexity of Section 262, holders of shares of our common stock who may wish to pursue appraisal rights should promptly consult their legal advisors.

MARKET PRICE AND DIVIDEND INFORMATION

Our common stock is quoted on The NASDAQ Global Market under the symbol “QVDX.” The table below shows, for the periods indicated, the high and low sales prices for shares of our common stock as reported by The NASDAQ Global Market.

	High	Low
2007
First Quarter	$2.85	$2.51

2006
Fourth Quarter	2.90	2.51
Third Quarter	2.88	2.23
Second Quarter	3.18	2.50
First Quarter	3.22	2.46

2005
Fourth Quarter	3.03	2.37
Third Quarter	3.13	2.59
Second Quarter	3.30	2.56
First Quarter	3.25	2.05

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings, if any, and do not expect to pay any cash dividends for the foreseeable future.

The last reported sale price of our common stock on The NASDAQ Global Market was:

•	$2.55 on March 30, 2007, the last full trading day before the public announcement of the proposed merger, and

•	$[•] on [•], 2007, the latest practicable date before the printing of this proxy statement.

If the merger is consummated, each share of our common stock will be converted into the right to receive $3.20 in cash, without interest and less any applicable withholding taxes, our common stock will be removed from quotation on The NASDAQ Global Market and there will be no further public market for shares of our common stock.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

As of the record date, we had [•] shares of our common stock issued and outstanding.

[ALL NUMBERS BELOW TO BE UPDATED AS OF OUR RECORD DATE]

Security Ownership of Certain Beneficial Owners

The following table provides information regarding the holders known by us to beneficially own more than five percent of the issued and outstanding shares of our common stock as of the record date:

Name of Beneficial Owner	Shares Beneficially Owned		Percentage Beneficially Owned
Heartland Advisors, Inc. and William J. Nasgovitz	6,009,500	(a)	14.23%
789 North Water Street
Milwaukee, WI 53202

Trigran Investments, Inc.	2,983,359	(b)	7.07%
Douglas Granat
Lawrence A. Oberman, and
Steven G. Simon
3201 Old Glenview Road, Suite 235
Wilmette, IL 60091

Lloyd I. Miller, III	2,764,332	(c)	6.55%
4550 Gordon Drive
Naples, Florida 34102

Royce and Associates, L.L.C	2,348,279	(d)	5.56%
1414 Avenue of the Americas
New York, NY 10019

Austin M. Marxe and David M. Greenhouse	2,263,874	(e)	5.36%
153 East 53rd Street
New York, New York 10022

(a)	As disclosed pursuant to an Amendment No. 4 to Schedule 13G filed with the SEC on February 12, 2007, these shares may be deemed to be beneficially owned by Heartland Advisors, Inc. as of December 31, 2006, by virtue of its investment discretion and voting authority by certain clients, which may be revoked at any time, and by William J. Nasgovitz, as a result of his ownership interest in Heartland Advisors, Inc. In the Schedule 13G, Heartland Advisors, Inc. and Mr. Nasgovitz each specifically disclaim beneficial ownership of any shares reported on this schedule.
(b)	As disclosed pursuant to an Amendment No. 2 to Schedule 13G filed with the SEC on February 13, 2007, these shares are beneficially owned by Trigran Investments, Inc., Douglas Granat, Lawrence A. Oberman, and Steven G. Simon as of December 31, 2006, and include 2,069,827 shares owned by Trigran Investments, L.P and 913,532 shares owned by Trigran Investments, L.P. II. Messrs. Granat, Oberman and Simon are the controlling shareholders and sole directors of Trigran Investments, Inc., which is the general partner of Trigran Investments, L.P. and Trigran Investments, L.P. II and have shared voting and dispositive power with regard to the total 2,983,359.
(c)

As disclosed pursuant to an Amendment No. 3 to Schedule 13G filed with the SEC on February 13, 2007, these shares are beneficially owned by Lloyd I. Miller, III, as of December 31, 2006. Mr. Miller has sole dispositive and voting power with respect to 1,400,539 shares as (i) the manager of a limited liability company that is the general partner of a certain limited partnership, (ii) as the custodian to a certain account created pursuant to the Florida Uniform Gifts to Minors Act, and (iii) the trustee to certain grantor retained annuity trusts and iv) as an individual. Mr. Miller has shared dispositive and voting power with respect to 1,363,793 shares as an investment advisor to the trustee of certain family trusts.
(d)	As disclosed pursuant to an Amendment No. 4 to Schedule 13G filed with the SEC on January 24, 2007, these shares are beneficially owned by Royce and Associates, L.L.C. as of December 31, 2006.
(e)	As disclosed pursuant to an Amendment No. 1 to Schedule 13G filed with the SEC on February 13, 2006, these shares are beneficially owned by Austin W. Marxe and David M. Greenhouse as of December 31, 2005, and include 562,072 shares owned by Special Situations Cayman Fund, L.P., 137,152 shares owned by Special Situations Fund III, and 1,564,650 shares owned by Special Situations Fund III QP, L.P. Messrs Marxe and Greenhouse are the controlling principals of AWM Investment Company, Inc., the general partner of and investment advisor to Special Situations Cayman Fund, L.P. AWM Investment Company, Inc. also serves as the general partner of MGP Advisers Limited Partnership, the general partner of and investment advisor to Special Situations Fund III, L.P. and Special Situations Fund III QP, L.P.

Security Ownership of Management

The following table provides information regarding beneficial ownership of our common stock as of the record date by:

•	each of our directors;

•

our chief executive officer, chief financial officer and our three most highly compensated executive officers, other than the chief executive officer and chief financial officer, who were serving as executive officers at the end of our last completed fiscal year; and

•	all of our directors and executive officers as a group.

Name of Beneficial Owner	Shares Beneficially Owned		Percentage Beneficially Owned
Directors:
Fred L. Brown	183,500	(a)	*
J. Andrew Cowherd	153,000	(b)	*
James A. Gilbert	157,299	(c)	*
James B. Hoover	505,860	(d)	1.20%
Jeffrey M. Krauss	216,500	(e)	*
Charles J. Roesslein	138,500	(f)	*
Harvey A. Wagner	1,004,627	(g)	2.33%

Named Executive Officers:
Afshin Cangarlu	548,848	(h)	1.28%
Cory Isaacson	319,167	(i)	*
Matthew T. Pullam	121,784	(j)	*
Harvey A. Wagner	1,004,627	(g)	2.33%
Thomas H. Zajac	285,400	(k)	*
All directors and executive officers as a group (13 persons)	3,881,044	(l)	8.49%

*	Represents less than 1% of the shares of Quovadx common stock issued and outstanding as of the record date.
(a)	Represents: (i) 48,250 shares owned by Fred L. Brown individually; (ii) 5,250 shares of restricted Quovadx common stock subject to our reacquisition right and subject to vesting on June 22, 2007; and (iii) 130,000 shares subject to stock options exercisable within 60 days of March 31, 2007 held by Mr. Brown. All of Mr. Brown’s shares have been pledged to Battery Ventures to vote in favor of the proposed merger pursuant to the terms of a Voting Agreement previously filed as Exhibit 2.2 on Form 8-K filed April 2, 2007.

(b)	Represents: (i) 52,750 shares owned by J. Andrew Cowherd individually; (ii) 1,000 shares held by Mr. Cowherd’s spouse as custodian for the benefit of Mr. and Ms. Cowherd’s son; (iii) 500 shares held in the name of Mr. Cowherd’s spouse; (iv) 3,750 shares of restricted Quovadx common stock subject to our reacquisition right and subject to vesting on June 22, 2007; (v) 35,000 shares subject to stock options exercisable within 60 days of March 31, 2007 held by Mr. Cowherd; and (vi) 60,000 shares subject to stock options exercisable within 60 days of March 31, 2007 held by Atlantic Medical Management, LLC, of which Mr. Cowherd is currently a member. Mr. Cowherd disclaims beneficial ownership of the shares held by Atlantic Medical Management, LLC, except to the extent of his proportionate pecuniary interest. All of Mr. Cowherd’s shares have been pledged to Battery Ventures to vote in favor of the proposed merger pursuant to the terms of the Voting Agreement.
(c)	Represents: (i) 57,049 shares held by James A. Gilbert individually; (ii) 5,250 shares of restricted Quovadx common stock subject to our reacquisition right and subject to vesting on June 22, 2007; and (iii) 95,000 shares subject to stock options exercisable within 60 days of March 31, 2007 held by Mr. Gilbert. All of Mr. Gilbert’s shares have been pledged to Battery Ventures to vote in favor of the proposed merger pursuant to the terms of the Voting Agreement.
(d)	Represents: (i) 81,184 shares owned by James B. Hoover individually; (ii) 325,926 shares held by Dauphin Capital Partners I, L.P.; (iii) 3,750 shares of restricted Quovadx common stock subject to our reacquisition right and subject to vesting on June 22, 2007; (iv) 85,000 shares subject to stock options exercisable within 60 days of March 31, 2007 held by Mr. Hoover; and (v) 10,000 shares subject to stock options exercisable within 60 days of March 31, 2007 held by Dauphin Management, L.L.C. Mr. Hoover is a member of Dauphin Management, LLC, which is the management services company of Dauphin Capital Partners I, L.P; Mr. Hoover disclaims beneficial ownership of the shares held by that entity except to the extent of his proportionate pecuniary interest. All of Mr. Hoover’s shares have been pledged to Battery Ventures to vote in favor of the proposed merger pursuant to the terms of the Voting Agreement.
(e)	Represents: (i) 95,000 shares owned by Jeffrey M. Krauss individually; (ii) 6,500 shares of restricted Quovadx common stock subject to our reacquisition right and subject to vesting on June 22, 2007; and (iii) 115,000 shares subject to stock options exercisable within 60 days of March 31, 2007 held by Mr. Krauss. All of Mr. Krauss’s shares have been pledged to Battery Ventures to vote in favor of the proposed merger pursuant to the terms of the Voting Agreement.
(f)	Represents: (i) 48,250 shares owned by Charles J. Roesslein individually; (ii) 5,250 shares of restricted Quovadx common stock subject to our reacquisition right and subject to vesting on June 22, 2007; and (iii) 85,000 shares subject to stock options exercisable within 60 days of March 31, 2007 held by Mr. Roesslein. All of Mr. Roesslein’s shares have been pledged to Battery Ventures to vote in favor of the proposed merger pursuant to the terms of the Voting Agreement.
(g)	Represents: (i) 46,433 shares owned by Harvey A. Wagner individually; (ii) 47,750 shares of restricted Quovadx common stock subject to our reacquisition right and subject to vesting; and (iii) 910,444 shares subject to stock options exercisable within 60 days of March 31, 2007 held by Mr. Wagner. All of Mr. Wagner’s shares have been pledged to Battery Ventures to vote in favor of the proposed merger pursuant to the terms of the Voting Agreement.
(h)	Represents: (i) 4,016 shares owned by Afshin Cangarlu individually; (ii) 32,750 shares of restricted Quovadx common stock subject to our reacquisition right and subject to vesting; and (iii) 512,082 shares subject to stock options exercisable within 60 days of March 31, 2007 held by Mr. Cangarlu, of which 29,167 shares are subject to a lock-up agreement. All of Mr. Cangarlu’s shares have been pledged to Battery Ventures to vote in favor of the proposed merger pursuant to the terms of the Voting Agreement.
(i)	Represents: (i) 4,335 shares owned by Cory Isaacson individually, (ii) 32,750 shares of restricted Quovadx common stock subject to our reacquisition right and subject to vesting; and (iii) 282,082 shares subject to stock options exercisable within 60 days of March 31, 2007 held by Mr. Isaacson, of which 46,875 shares are subject to a lock-up agreement. All of Mr. Isaacson’s shares have been pledged to Battery Ventures to vote in favor of the proposed merger pursuant to the terms of the Voting Agreement.
(j)

Represents: (i) 8,139 shares owned by Matthew T. Pullam individually, (ii) 27,396 shares of restricted Quovadx common stock subject to our reacquisition right and subject to vesting; and (iii) 86,249 shares subject to stock options exercisable within 60 days of March 31, 2007 held by Mr. Pullam, of which none is subject to a lock-up agreement. All of Mr. Pullam’s shares have been pledged to Battery Ventures to vote in favor of the proposed merger pursuant to the terms of the Voting Agreement.
(k)	Represents: (i) 60,400 shares owned by Thomas H. Zajac individually; and (ii) 225,000 shares subject to stock options exercisable within 60 days of March 31, 2007 held by Mr. Zajac. Mr. Zajac resigned his position effective March 30, 2007 and as of that date is no longer affiliated with Quovadx.
(l)	This amount includes: (i) shares subject to stock options exercisable within 60 days of March 31, 2007 held by directors and the executive officers named in the table in the Security Ownership of Management section above; (ii) the shares of restricted Quovadx common stock held by directors and the executive officers named in the table in the Security Ownership of Management section above, subject to our reacquisition right and subject to vesting; (iii) the shares of common stock held by directors and the executive officers named in the table in the Security Ownership of Management section above (iv) 13,773 shares of common stock held individually by Ms. Wackwitz, 18,658 shares of restricted Quovadx common stock subject to our reacquisition right and subject to vesting, and 193,193 shares subject to stock options exercisable within 60 days of March 31, 2007 held by Ms. Wackwitz, of which 13,125 shares are subject to a lock-up agreement; (v) 2,478 shares of common stock held individually by Ms. Wilcox, 9,083 shares of restricted Quovadx common stock subject to our reacquisition right and subject to vesting, and 9,374 shares subject to stock options exercisable within 60 days of March 31, 2007 held by Ms. Wilcox, of which none is subject to a lock-up agreement. All of Ms. Wackwitz’s and Ms. Wilcox’s shares have been pledged to Battery Ventures to vote in favor of the proposed merger pursuant to the terms of the Voting Agreement.

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

Quovadx is asking its stockholders to vote on a proposal to adjourn or postpone the special meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the meeting to approve and adopt the merger agreement.

The board of directors recommends that stockholders vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate.

FUTURE STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meetings of stockholders. If the merger is not completed, however, we plan to hold our 2007 annual meeting of stockholders. Any stockholders who wished to submit a proposal, pursuant to Rule 14a-8 under the Exchange Act, for inclusion in the proxy materials for our 2007 annual meeting must have ensured that it was received by our corporate Secretary at our corporate headquarters at 7600 E. Orchard Road, Suite 300-S, Greenwood Village, CO, 80111 by no later than [•].

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of our board of directors. Under our bylaws, a stockholder must timely submit a notice of such a proposal to our corporate Secretary, which notice must contain certain information regarding the nominee and the stockholder nominating such nominee. To be timely with respect to the 2007 annual meeting, a stockholder’s notice must have been delivered to the corporate Secretary by no later than [•].

Any stockholders wishing to submit proposals intended to be presented at our 2007 annual meeting of stockholders that are not submitted pursuant to Exchange Act Rule 14a-8 or are not stockholder nominations of candidates for election as directors must have provided notice to our corporate Secretary at the address noted above by no later than [•], which notice must have contained the information required by our bylaws.

OTHER BUSINESS

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to matters relating to the purposes stated in the notice of special meeting, which is provided at the beginning of this proxy statement. If other matters properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

Our filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC without charge at www.sec.gov. In addition, you can find our SEC filings on our website at www.quovadx.com.

For further information regarding Quovadx, we recommend that you review our recent filings with the SEC that may be found on the SEC’s website referenced above or at our website at www.quovadx.com.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Quovadx, 7600 East Orchard Road, Suite 300-S, Greenwood Village, CO 80111, Attention: Linda K. Wackwitz, Secretary. If you would like to request documents, please do so by [•], 2007, in order to receive them before the special meeting.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [•], 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

By Order of the Board of Directors,

JEFFREY M. KRAUSS	HARVEY A. WAGNER
Chairman of the Board of Directors	Chief Executive Officer

Greenwood Village, CO

[•], 2007

WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. YOU MAY ALSO SUBMIT YOUR PROXY BY INTERNET OR BY TELEPHONE AS PROVIDED ON YOUR PROXY CARD. THESE ACTIONS WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE SPECIAL MEETING.

APPENDIX A

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 4, 2007, is entered into by and among Quovadx, Inc., a Delaware corporation (the “Company”), Quartzite Holdings, Inc., a Delaware corporation (the “Acquiror”), and Quartzite Acquisition Sub, Inc., a Delaware corporation (the “Acquiror Sub”) (the Company, Acquiror and Acquiror Sub are individually hereinafter referred to as “Party” and collectively as the “Parties”).

W I T N E S S E T H:

WHEREAS, Acquiror Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (“Delaware Law”), will merge with and into Company (the “Merger”);

WHEREAS, the Boards of Directors of the Company, Acquiror and Acquiror Sub have determined that the Merger is advisable and fair to their respective companies and shareholders and approved and adopted this Agreement and the transactions contemplated hereby;

WHEREAS, the Parties entered into an Agreement and Plan of Merger, dated April 1, 2007 (the “Original Merger Agreement”);

WHEREAS, the Parties entered into that certain First Amendment to Agreement and Plan of Merger, dated as of April 2, 2007 (the “First Amendment” and together with the Original Merger Agreement, the “Merger Agreement”);

WHEREAS, the Parties desire to amend certain provisions of the Merger Agreement to eliminate the working capital adjustment, modify the merger consideration, amend the definition of working capital, resolve certain differences among the Parties and make certain conforming and other immaterial amendments to the Merger Agreement as set forth herein;

WHEREAS, concurrently with the execution of the Original Merger Agreement, and as a condition and inducement to Acquiror’s and Acquiror Sub’s willingness to enter into the Original Merger Agreement, certain directors and officers of the Company who hold outstanding capital stock of the Company entered into a Voting Agreement in the form attached hereto as Exhibit A (the “Voting Agreement”);

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

WHEREAS, certain terms used in this Agreement are defined in Article XI;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, this Agreement amends, restates and supersedes in its entirety the Merger Agreement among the Parties as follows:

ARTICLE I

THE MERGER

1.1 The Merger.

On the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time, Acquiror Sub shall be merged with and into the Company, with the Company being the surviving corporation (the “Surviving Corporation”) in the Merger. Upon consummation of the Merger, the separate corporate existence of Acquiror Sub shall cease, and the Surviving Corporation shall continue to exist as a Delaware corporation.

1.2 Closing.

Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Hogan & Hartson L.L.P., located at One Tabor Center, 1200 Seventeenth Street, Suite 1500, Denver, Colorado 80202 (or at such other place as the Parties may designate in writing) at 10:00 a.m. (Mountain time) on a date to be specified by the Parties (the “Closing Date”), which date shall be no later than the third Business Day after satisfaction or waiver of the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the Parties hereto.

1.3 Effective Time; Closing Date.

Subject to the provisions of Section 1.2, as promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article IX, the Surviving Corporation shall cause the Merger to be consummated by filing the Certificate of Merger, attached hereto as Exhibit B (the “Certificate of Merger”), and any other appropriate documents with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filing being the “Effective Time”).

1.4 Effect of the Merger.

At the Effective Time, the effect of the Merger shall be as set forth under Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Acquiror Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquiror Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5 Certificate of Incorporation; Bylaws.

(a) The certificate of incorporation of Acquiror Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, except that the corporate name of the Company shall become the corporate name of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

(b) The bylaws of Acquiror Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

1.6 Directors and Officers.

At the Effective Time, the officers and directors of Acquiror Sub immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

1.7 Taking of Necessary Action; Further Action.

If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquiror Sub, the officers and directors of the Company, Acquiror and Acquiror Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

MERGER CONSIDERATION; CONVERSION OF SECURITIES

2.1 Total Merger Consideration.

The aggregate consideration shall be an amount equal to One Hundred Thirty-Nine Million One Hundred Thousand and No/100 Dollars ($139,100,000) consisting solely of cash (the “Total Merger Consideration”).

2.2 Intentionally Omitted.

2.3 Effect on Capital Stock.

(a) As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquiror or Acquiror Sub or the shareholders thereof, all shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) issued and outstanding prior to the Effective Time (excluding shares held by shareholders who perfect their dissenters’ rights as provided in Section 2.3(e) and shares to be cancelled pursuant to Section 2.3(d) hereof) shall be converted into the right to receive an amount of cash equal to the Per Share Merger Consideration, without interest.

(b) At the Effective Time, each option granted by the Company under the Company’s 2006 Equity Incentive Plan, 1999 Director Option Plan or any other stock option plan or similar employee benefit plan or arrangement maintained or sponsored by the Company providing for equity compensation to any Person (collectively, the “Company Equity Incentive Plans”), other than the Company ESPP, or otherwise pursuant to certain inducement grants to purchase Common Stock (each a “Company Option” and collectively, the “Company Options”) that is outstanding and unexercised, as accelerated in accordance with Section 5.5(b), immediately prior the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquiror, Acquiror Sub or any of the holders thereof, shall be cancelled and, if the Per Share Merger Consideration exceeds the per share exercise price of such Company Option (an “In-the-Money Option”) such Company Option shall be converted into the right to receive, as soon as practicable thereafter but in any event within three (3) Business Days after the Effective Time, an amount of cash equal to the excess, if any, of the Per Share Merger Consideration over the exercise price of such In-the-Money Option (the “Option Merger Consideration”) minus any applicable withholding taxes. Prior to the Effective Time, the Company and its Board shall take any and all actions necessary to effectuate this Section 2.3(b), including the approval of any amendments to the Company Equity Incentive Plans and, including, but not limited to, satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act. Further, the Company shall ensure that following the Effective Time no participant in the Company Equity Incentive Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary. Prior to the Effective Time, the Company shall take all actions necessary pursuant to the terms of the Company’s Employee Stock Purchase Plan (the “Company ESPP”) to (i) shorten each currently ongoing purchase and/or offering period under the Company ESPP that extends beyond the Effective Time (the “Current Offering(s)”) such that a new purchase date for each such Current Offering shall occur prior to the Effective Time and shares of Common Stock shall be purchased by the Company ESPP participants prior to the Effective Time, and (ii) preclude the commencement of any new purchase or offering period. The Company shall take all actions necessary so that the Company ESPP shall terminate immediately prior to the earlier of (A) the day preceding the Effective Time and (B) the date upon which the Company ESPP terminates by its terms.

(c) Upon the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquiror, Acquiror Sub or the holders thereof, all Common Stock and the Company Options shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (a “Certificate”) previously representing any such Common Stock and each agreement (an “Option Agreement”) previously representing any such Company Options shall thereafter represent only the right to receive the Per Share Merger Consideration or the Option Merger Consideration, as applicable.

Payments made in respect of the Company Options shall be in full satisfaction of all obligations under the Company Equity Incentive Plans and the Option Agreements. If prior to the Effective Time, the Company should split or combine its common shares, or pay a dividend in common shares or other distribution in such common shares, then the Per Share Merger Consideration and Option Merger Consideration shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

(d) At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquiror, Acquiror Sub or any holder thereof, and notwithstanding any other provision hereof that may be to the contrary, all Common Stock that is owned directly by Acquiror, Acquiror Sub or the Company (or held in the Company’s treasury) shall be canceled and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor.

(e) Notwithstanding any other provision hereof that may be to the contrary, any Shareholder who has not voted such shares in favor of the Merger and who has demanded or may properly demand appraisal rights in the manner provided by Section 262 of Delaware Law (“Dissenting Shares”) shall not be converted into a right to receive a portion of the Merger Consideration unless and until the Effective Time has occurred and the holder of such Dissenting Shares becomes ineligible for such appraisal rights. The holders of Dissenting Shares shall be entitled only to such rights as are granted by Section 262 of Delaware Law. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of Delaware Law shall receive payment therefor from Acquiror in accordance with Delaware Law; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish entitlement to appraisal rights as provided in Section 262 of Delaware Law, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn demand for appraisal of such shares or lost the right to appraisal and payment for shares under Section 262 of Delaware Law or (iii) if neither any holder of Dissenting Shares nor Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of Delaware Law, such holder of Dissenting Shares shall forfeit the right to appraisal of such shares and each such Dissenting Share shall be treated as if it had been, as of the Effective Time, converted into a right to receive the Per Share Merger Consideration, without interest thereon, as provided in this Section 2.3 of this Agreement. The Company shall give Acquiror prompt notice of any demands received by the Company for appraisal of any shares of Common Stock, and Acquiror shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Acquiror, make any payment with respect to, or settle or offer to settle, any such demands, with respect to any holder of Dissenting Shares before the Effective Time.

(f) At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquiror, Acquiror Sub or any holder thereof, each common share, par value $0.001 per share, of Acquiror Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable common share, par value $0.001 per share, of the Surviving Corporation.

(g) All cash paid in respect of the surrender for exchange of shares of Common Stock in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such shares of Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article.

ARTICLE III

EXCHANGE PROCEDURES

3.1 Acquiror to Make Funds Available.

At or prior to the Effective Time, Acquiror shall deposit, or shall cause to be deposited, with a bank or trust company reasonably acceptable to the Company (the “Exchange Agent”), on a timely basis, if and when needed for the benefit of the holders of Certificates, the aggregate Total Merger Consideration in cash sufficient for the

Exchange Agent to make full payment of the Per Share Merger Consideration pursuant to Section 2.3 (the “Exchange Fund”). There shall be a written agreement between Acquiror and the Exchange Agent in which the Exchange Agent expressly undertakes, on reasonably customary terms, the obligation to pay the aggregate Per Share Merger Consideration as provided herein. The Company shall have a reasonable opportunity, but in any event at least five (5) Business Days, to review and comment on the agreement with the Exchange Agent prior to it being finalized.

3.2 Exchange.

(a) As soon as practicable, but no more than three (3) Business Days, after the Effective Time, provided that Company has cooperated to make the necessary information available thereto a sufficient time in advance, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Per Share Merger Consideration pursuant to this Agreement. Additionally, the Exchange Agent shall provide a form of the letter of transmittal to the Company prior to the Closing Date. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder (or any agent thereof) of such Certificate shall be entitled to receive promptly in exchange therefor a check or wire transfer (provided such holder shall be responsible for any wire transfer fees) payable to such holder (or any agent thereof) representing the amount of cash to which such holder shall have become entitled pursuant to the provisions of Article II hereof, and the Certificate so surrendered shall forthwith be canceled.

(b) As of the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Per Share Merger Consideration as provided in this Article III.

(c) Any portion of the Exchange Fund that remains unclaimed by the former Shareholders of the Company twelve (12) months after the Effective Time shall be returned to Acquiror. After such funds have been returned to Acquiror, any former Shareholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Acquiror for payment of the Per Share Merger Consideration deliverable in respect of each share of Common Stock such Shareholders hold as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Acquiror, the Company, the Exchange Agent or any other Person shall be liable to any former holder of Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Acquiror, any Affiliate of Acquiror, any Affiliated Person or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Common Stock or the Company Options such amounts as Acquiror (or any Affiliate of Acquiror or Affiliated Person) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under Delaware Law, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Acquiror (or any Affiliate of Acquiror or Affiliated Person) or the Exchange Agent and paid over to the appropriate taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Common Stock or the Company Options in respect of whom such deduction and withholding were made by such Person.

(d) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate (whether the record holder or any agent thereof) to be lost, stolen or destroyed, and, if required by Acquiror, the posting by such Person of a bond in such amount as Acquiror or may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate a check representing the Per Share Merger Consideration deliverable to such holder (or any agent thereof) in respect thereof pursuant to this Agreement. If payment of the Per Share

Merger Consideration is to be made to any Person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of the payment or issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment of the Per Share Merger Consideration to any Person other than the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting Person, or shall establish to the reasonable satisfaction of Acquiror and the Exchange Agent that such tax has been paid or is not payable.

ARTICLE IV

TERMINATION

4.1 Termination.

This Agreement may be terminated at any time (except where otherwise indicated) prior to the Closing, whether before or after approval of this Agreement (unless otherwise set forth below), as follows:

(a) by mutual written consent of Acquiror and the Company;

(b) by Acquiror, (i) if there has been a breach of any covenant or agreement on the part of the Company that causes the condition provided in Section 9.2(b) not to be met and such breach has not been cured (if curable) within ten (10) Business Days following receipt by the Company of written notice of such breach describing the extent and nature thereof in reasonable detail or (ii) if there has been any event, change, occurrence or circumstance that renders the conditions set forth in Section 9.2(a) incapable of being satisfied by October 31, 2007 (the “Outside Date”);

(c) by the Company, (i) if there has been a breach of any covenant or agreement on the part of Acquiror or Acquiror Sub that causes the condition provided in Section 9.3(b) not to be met and such breach has not been cured (if curable) within ten (10) Business Days following receipt by Acquiror of written notice of such breach describing the extent and nature thereof in reasonable detail or (ii) or there has been any event, change, occurrence or circumstance that renders the conditions set forth in Section 9.3(a) incapable of being satisfied by the Outside Date;

(d) by either Acquiror or the Company if there shall be in effect a final, unappealable Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (d) shall not have initiated such proceeding or taken any action in support of such proceeding (it being agreed that the Parties shall use their commercially reasonable efforts to promptly appeal any such Order that is not unappealable and diligently pursue such appeal);

(e) by either Acquiror or the Company if the approval of the shareholders of the Company hereto required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Requisite Shareholder Vote at a duly held Special Meeting of Shareholders or at any adjournment or postponement thereof (provided that the right to terminate this Agreement under this Section 4.1(e) shall not be available to any Party seeking termination who at the time is in breach or has failed to fulfill its obligations under Section 7.4 of this Agreement);

(f) by either Acquiror or the Company on or after the Outside Date if the Closing shall not have occurred by the close of business on such date (unless the failure to consummate the Closing is attributable to a breach of this Agreement on the part of the Party seeking to terminate this Agreement); provided, however, that the terminating party is not in material default of any of its obligations hereunder;

(g) by Acquiror if, the Board shall have (i) endorsed, approved or recommended any Acquisition Proposal in accordance with Section 7.8, other than that contemplated by this Agreement; (ii) effected a Change in Recommendation, (iii) resolved to do any of the foregoing or (iv) failed to reconfirm the

Company Board Recommendation within ten (10) Business Days after Acquiror requests in writing that the Board do so;

(h) by Acquiror if (i) the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal; or (ii) a tender offer or exchange offer for outstanding shares of the Common Stock is commenced (other than by Acquiror or an Affiliate of Acquiror) and the Board recommends that the Shareholders tender their shares in such tender or exchange offer or, within ten (10) Business Days after such tender or exchange offer, fails to recommend against acceptance of such offer or takes no position with respect to the acceptance thereof or (iii) for any reason the Company fails to hold the Special Meeting by the Outside Date; or

(i) by the Company if, at any time prior to receiving the Requisite Shareholder Approval, the Board authorizes the Company, subject to complying with the terms of this Agreement in all material respects, to terminate this Agreement in order to enter into a binding, definitive agreement with respect to a Superior Proposal; provided that the Company shall have first paid to Acquiror the Company Termination Fee; and provided, further, that (A) the Company shall have provided Acquiror with written notice of its intent to terminate this Agreement pursuant to this Section 4.1(i) at least three (3) Business Days in advance of such termination, which written notice shall include the most current version of the definitive agreement and a reasonably detailed summary of any other material terms and conditions relating thereto, and (B) Acquiror does not make, within three (3) Business Days of receipt of such written notice, an offer that the Board determines, in good faith after consultation with the Company’s legal and financial advisors and taking into account all the terms and conditions of such offer (including any break-up fees, expense reimbursement provisions and conditions to consummation), would, if consummated, result in a transaction at least as favorable to the Shareholders as the transaction set forth in the Company’s written notice delivered pursuant to clause (A) above, it being understood that the Company shall not enter into any such binding, definitive agreement during such three (3) Business Day period (the Company agrees to notify Acquiror promptly if its intention to enter into any such agreement referred to in Section 4.1(i)(A) shall change at any time after giving such notification).

4.2 Procedure Upon Termination.

In the event of termination and abandonment by Acquiror or the Company, or both, pursuant to Section 4.1 hereof, written notice thereof shall forthwith be given to the other Party or Parties and this Agreement shall terminate, and the Merger shall be abandoned, without further action by Acquiror or the Company.

4.3 Effect of Termination.

Upon the termination of this Agreement in accordance with Sections 4.1 and 4.2 hereof, Acquiror and the Company shall be relieved of any further duties and obligations under this Agreement after the date of such termination; provided, that no such termination shall relieve any Party hereto from Liability for any willful breach or fraud by a Party of this Agreement; provided, further, that the obligations of the Parties set forth in Section 4.5, Articles X and XII hereof shall survive any such termination and shall be enforceable after such termination.

4.4 Frustration of Conditions.

Neither Acquiror or Acquiror Sub, on the one hand, nor the Company, on the other, may rely on the failure of any condition set forth in Section 9.1, 9.2, or 9.3 to be satisfied if such failure was caused by such Party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

4.5 Fees and Expenses.

(a) Except as otherwise set forth in this Section 4.5 or in Section 12.7, all expenses incurred in connection with this Agreement shall be paid by the Party incurring such expenses, whether or not the transactions contemplated hereunder are consummated.

(b) The Company agrees that, in order to compensate Acquiror for the direct and substantial damages suffered by Acquiror in the event of termination of this Agreement under certain circumstances, which damages cannot be determined with reasonable certainty, the Company shall pay to Acquiror the Company Termination Fee upon the earliest to occur of the following events:

(i) The termination of this Agreement by Acquiror pursuant to Sections 4.1(b)(i), (g) or (h);

(ii) The termination of this Agreement by Acquiror or the Company pursuant to Sections 4.1(e) and (f) if within twelve (12) months of the termination of this Agreement, the Company has consummated a transaction with respect to an Acquisition Proposal that was publicly announced or communicated to the Board or senior management and not withdrawn prior to the date of the termination; or

(iii) The termination of this Agreement by the Company pursuant to Section 4.1(i).

For purposes of this Agreement, “Company Termination Fee” means an amount equal to three and one half percent (3.5%) of the Total Merger Consideration less any Expenses actually reimbursed and paid by the Company to Acquiror under Section 4.5(c).

(c) Upon any termination of this Agreement for which a Company Termination Fee is due and payable under Section 4.5(b) (provided that neither Acquiror’s nor Acquiror Sub’s noncompliance with its obligations under this Agreement has materially contributed to the breach, failure to perform or other event or condition giving rise to such termination), the Company shall reimburse Acquiror and its Affiliates for one hundred percent (100%) of their Expenses (as defined below) in an amount not to exceed three and one half percent (3.5%) of the Total Merger Consideration. In the event this Agreement is terminated pursuant to Section 4.1(e), but a Company Termination Fee is not payable under Section 4.5(b), the Company shall reimburse Acquiror and its Affiliates for one hundred percent (100%) of their Expenses (as defined below) in an amount not to exceed Six Hundred Fifty Thousand and No/100 Dollars ($650,000). The term “Expenses” means all actual and documented out-of-pocket expenses of Acquiror and its Affiliates in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of accountants, attorneys and financial advisors, and all costs of Acquiror and its Affiliates relating to the financing of the Merger (including, without limitation, advisory and commitment fees and reasonable fees and expenses of counsel to potential lenders).

(d) The Company Termination Fee, and/or Expenses, shall be paid by the Company as directed by Acquiror in writing in immediately available funds on the date(s) specified above, or, if no such date is specified, not later than three (3) Business Days after the date of the event giving rise to the obligation to make such payment.

(e) The Company acknowledges that the agreements contained in this Section 4.4 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee when due, the Company shall reimburse Acquiror for all reasonable costs and expenses actually incurred or accrued by Acquiror (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 4.4, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Acquiror and its Affiliates at the prime rate of Citibank, N.A. as in effect from time to time during such period.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as specifically set forth in the Schedules (with specific references to the Section or subsection of this Article V to which the information stated in such disclosure relates, notwithstanding the fact that any such Section or subsection does not specifically permit or require disclosure of information on a schedule), the Company hereby represents, warrants to and agrees with Acquiror as follows, in each case as of April 1, 2007 and as of the Closing Date:

5.1 Organization and Qualification.

The Company is a corporation duly incorporated, validly existing and in good standing under Delaware Law, and has all requisite corporate power and authority to own, operate and lease its assets, to carry on the Business, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. The Company is duly qualified or authorized to conduct business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or authorization necessary other than where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

5.2 Authority; Binding Obligation.

The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement and each of the other agreements, documents, certificates or other instruments contemplated hereby and thereby (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement, the execution, delivery and performance by the Company of the Company Documents, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary corporate action, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement and the Company Documents, or to consummate the transactions contemplated hereby and thereby, other than the approval and adoption of this Agreement by the Requisite Shareholder Vote. The Requisite Shareholder Vote is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger under Delaware Law, the Company’s certificate of incorporation and bylaws or otherwise. This Agreement has been, and the Company Documents will be at or prior to the Closing, duly executed and delivered by the Company. This Agreement constitutes, and the Company Documents when so executed and delivered, will constitute a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws, affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); provided, however, that the Merger will not become effective until the Certificate of Merger is filed with the office of the Secretary of State of the State of Delaware.

At a meeting duly called and held, the Board has determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Shareholders, approved and adopted this Agreement and the transactions contemplated hereby and resolved (subject to Section 7.4) to recommend approval and adoption of this Agreement by the Shareholders (the “Company Board Recommendation”).

5.3 Corporate Records.

(a) The Company has furnished to Acquiror a true and complete copy of the certificate of incorporation of the Company and a true and complete copy of the Company’s bylaws, as in effect on April 1, 2007.

(b) The books of account, stock records, minute book and other corporate and financial records of the Company are complete and correct in all material respects and have been maintained in accordance with reasonable business practices for companies similar to the Company, and the Company will have prior to Closing prepared and made available to Acquiror the minutes for all meetings of the Board and/or shareholders of the Company held as of April 1, 2007 (or written consents in lieu of such meetings).

5.4 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery and performance by the Company of this Agreement or the Company Documents, the fulfillment of and compliance with the respective terms and provisions hereof or thereof, or the consummation by the Company of the transactions contemplated hereby and thereby, will conflict with, or violate any provision of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation or bylaws of the Company, (ii) any material Contract or material Permit to which the Company is a party or bound, (iii) any material Order of any Governmental Body applicable to the Company or by which the Company is bound or (iv) any applicable Law in any material respect.

(b) No consent, waiver, approval, Order, Permit or authorization of, or filing with, or notification to, any Person or Governmental Body is required on the part of the Company in connection with the execution and delivery of this Agreement, the compliance by the Company with any of the provisions hereto, or the consummation of the transactions contemplated hereby and thereby, except for (i) compliance with the applicable requirements of the HSR Act and (ii) the filing with the SEC of a proxy statement in definitive form relating to the meeting of Shareholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (as amended or supplemented, the “Proxy Statement”).

5.5 Capitalization; Owners of Shares.

(a) The authorized capital stock of the Company consists of one hundred million (100,000,000) shares of Common Stock of which forty-two million two hundred thirteen thousand six hundred ninety-one (42,213,691) shares of Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, and five million (5,000,000) shares of Preferred Stock of which two hundred thousand (200,000) shares have been designated as Series A Participating Preferred Stock and the remaining four million eight hundred thousand (4,800,000) shares are undesignated. Zero (0) shares of Series A Participating Preferred Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 5.5(b), no other shares of Common Stock have been reserved for any purpose.

(b) Except for the Company Equity Incentive Plans neither the Company nor any of its Subsidiaries has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person. Each Company Equity Incentive Plan has been duly authorized, approved and adopted by the Company’s Board of Directors and the Shareholders and is in full force and effect. As of April 1, 2007, the Company has reserved a total of 8,837,706 shares of the Company Common Stock for issuance under all of the Company Equity Incentive Plans, of which (i) 5,358,959 shares are issuable upon the exercise of outstanding, unexercised Company Options, of which 4,429,237 are vested, and (ii) 3,478,747 shares are available for grant but have not yet been granted pursuant to the Company Equity Incentive Plans. No outstanding Company Option permits payment of the exercise price therefor by any means other than cash, check, cashless exercise or with certain shares of the Common Stock that have been owned by the optionee for at least six (6) months. All outstanding Company Options have been offered, issued and delivered by the Company in compliance in all material respects with all applicable Laws and with the terms and conditions of the Company Equity Incentive Plans. Schedule 5.5(b) sets forth for each outstanding Company Option (whether vested or unvested), the name of the record holder of such Company Option (and, to the Company’s Knowledge, the name of the beneficial holder, if different), the domicile address of such holder as set forth on the books of the Company, an indication of whether such holder is an employee, the date of grant or issuance of such option, the number of shares of Common Stock subject to such option, the exercise price of such option and whether such option is a nonstatutory option or an incentive stock option as defined in Section 422 of the Code. All outstanding unexercised Company Options and unvested restricted stock awards will be accelerated and become exercisable and/or vested pursuant to the terms of the Company Equity Incentive Plans and/or Option Agreements, other than the Company ESPP, as a result of the transactions contemplated by this Agreement.

(c) Except for the Company Options, there are no outstanding securities convertible into or exchangeable for Common Stock, any other securities of the Company or any of its Subsidiaries and no outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of such stock or other securities of the Company or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of its Subsidiaries. There are no outstanding Contracts affecting or relating to the voting, issuance, purchase, redemption, registration, repurchase or transfer of Common Stock or any other securities of the Company or any of its Subsidiaries, except for the Voting Agreement, the Company Equity Incentive Plans and any other items described in Schedule 5.5(c), (collectively, the “Rights Agreements”). On or prior to the Effective Time, all Rights Agreements shall have been terminated and of no further force or effect. Each of the outstanding shares of Common Stock was issued in compliance with all applicable federal and state Laws concerning the issuance of securities.

5.6 Company Reports and Company Financial Statements.

(a) The Company has timely filed all Company Reports required to be filed with the SEC after December 31, 2004. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. Each Company Report has complied, or will comply as the case may be, in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder, as applicable, each as in effect on the date so filed. None of the Company Reports (including any financial statements or schedules included or incorporated by reference therein) contained or will contain, as the case may be, when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

(b) Each of the Chief Executive Officer and Chief Financial Officer of the Company has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the applicable Company Reports filed prior to April 1, 2007 (collectively, the “Certifications”), and the statements contained in such Certifications are accurate in all material respects as of the filing thereof.

(c) The Company has made available to Acquiror all of the Company Financial Statements. All of the Company Financial Statements comply with applicable requirements of the Exchange Act and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).

(d) The Company has implemented and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the reports the

Company files or submits under the Exchange Act is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities.

(e) The Company is, and since December 31, 2004 has been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(f) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K promulgated under the Exchange Act, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or Persons performing similar functions. The Company has promptly disclosed, by filing a Form 8-K, any change in or waiver of the Company’s code of ethics, as required by Section 406(b) of Sarbanes-Oxley Act. To the Company’s Knowledge, there have been no violations of provisions of the Company’s code of ethics.

(g) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) There are no Liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Company, other than (i) Liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto; or (ii) Liabilities incurred in the Ordinary Course of Business consistent with past practice since the date of the Company Balance Sheet, none of which are material to the Company in amount or significance; or (iii) Liabilities incurred on behalf of the Company under this Agreement.

(i) As of March 31, 2007, Working Capital was not less than Forty-Two Million Five Hundred Thirty-Seven Thousand and No/100 Dollars ($42,537,000), and a reasonably detailed calculation (including specifically separate line items as required by GAAP) of the Company’s Working Capital is set forth on Schedule 5.6(i).

5.7 Absence of Certain Developments.

Except for the transactions contemplated hereby, since December 31, 2006 the Company has not:

(a) suffered a Material Adverse Effect;

(b) incurred any material Liability or entered into any other transaction except in the Ordinary Course of Business;

(c) suffered any material adverse change in its relationship with any of the suppliers, customers, distributors, lessors, licensors, licensees or other third parties that are material to the Company;

(d) increased the rate or terms of compensation or benefits payable to or to become payable by it to its key employees or increased the rate or terms of any bonus, pension or other employee benefit plan covering any of its key employees, except in each case increases consistent with past business practice occurring in the Ordinary Course of Business (including normal periodic performance reviews and related compensation and benefits increases);

(e) waived any claim or rights of material value other than in the Ordinary Course of Business;

(f) sold, leased, licensed or otherwise disposed of any of its material assets, other than in the Ordinary Course of Business;

(g) entered into any transaction or Material Contract other than in the Ordinary Course of Business;

(h) made any capital expenditure in excess of One Hundred Thousand and No/100 Dollars ($100,000.00);

(i) adopted or amended any Employee Plan;

(j) made any adjustment or change in the price or other change in the terms of any options, warrants or convertible securities of the Company (including the Company Options, but excluding any adjustments required by contractual terms and reflected in Schedule 5.5(b));

(k) made any material payments for purposes of settling any disputes;

(l) split, combined, or reclassified any of its outstanding shares, or repurchased, redeemed or otherwise acquired any of shares of capital stock, or declared or paid any dividend on its capital stock;

(m) entered into any Contract pursuant to which any other Person is granted exclusive marketing or other exclusive rights in, or to, Intellectual Property of the Company;

(n) other than related to the implementation of FIN No. 48, changed the accounting or Tax reporting principles, methods or policies; or

(o) committed pursuant to a legally binding agreement to do any of the things set forth in clauses (a) through (n) above.

5.8 Litigation.

There are no Legal Proceedings pending or, to the Company’s Knowledge, material Legal Proceedings threatened against Company, or which question the validity or enforceability of this Agreement or any action contemplated herein. The Company is not operating under or subject to, or in default with respect to any Order of any Governmental Body. Schedule 5.8, sets forth all agreements entered into by the Company since January 1, 2005 settling or otherwise terminating actions, suits, claims, governmental investigations or arbitration proceedings against the Company, or which question the validity or enforceability of this Agreement or any action contemplated herein.

5.9 Compliance with Laws; Permits.

(a) The Company has complied and is in compliance in all material respects with all Laws applicable to the Company. Since January 1, 2004, the Company has not been cited, fined or otherwise notified of any asserted past or present failure to comply, in any material respect, with any Laws and, to the Company’s Knowledge, no investigation or proceeding with respect to any such violation is pending or threatened.

(b) The Company currently has all governmental approvals, authorizations, consents, licenses, permits and certificates required for the operation of the Company (the “Permits”) as presently conducted in the Ordinary Course of Business, other than those the failure of which to possess is immaterial. All Permits are valid and in full force and effect, the Company is in compliance with their requirements, and the Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation), in any material respect of any term, condition or provision of any Permit, and no proceeding is pending or, to the Company’s Knowledge, threatened to revoke or amend any of the Permits.

5.10 Real Property Leases.

(a) The Company does not own real property, nor has the Company ever owned any real property. Schedule 5.10(a) sets forth a list of all real property and interests in real property currently leased by the Company which referred to herein as the “Real Property Leases.” The Company has a valid and enforceable leasehold interest under each of the Real Property Leases, free and clear of all Encumbrances other than the Permitted Encumbrances. Each of the Real Property Leases is in full force and effect, and the Company has not received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a material default by the Company under any of the Real Property Leases and, to the Company’s Knowledge, no other party is in material default thereof. The Company has delivered or otherwise made available to Acquiror true, correct and complete copies of all Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

(b) All of the leased real property, buildings, fixtures and improvements owned or leased by the Company which are material to the Company are in reasonable good operating condition and repair (subject to normal wear and tear) and have been maintained in reasonably good operating condition in the Ordinary Course of Business in a manner consistent with past maintenance practices of the Company.

5.11 Personal Property.

(a) Schedule 5.11(a) sets forth all leases of personal property to which the Company is a party as of April 1, 2007 involving annual payments in excess of $10,000 (the “Leased Personal Property”). The Company has not received or given any written notice of any default or event that with notice or lapse of time or both would constitute a material default by the Company under any lease entered into in connection with the Leased Personal Property and, to the Company’s Knowledge, no other party is in material default or default thereunder.

(b) All tangible personal property which is material in the operation of the Company has been maintained in reasonable operating condition in the Ordinary Course of Business in a manner consistent with past maintenance practices of the Company. The Company has good and valid title to, or a valid leasehold interest in, all of the tangible properties and assets which it purports to own or lease. All properties and assets reflected in the Company Balance Sheet are free and clear of all Encumbrances, other than Permitted Encumbrances.

5.12 Material Contracts.

(a) Schedule 5.12(a) lists each Contract to which the Company is a party or by which the Company, or any of its assets, is bound, except for non-customer Contracts pursuant to which the obligations, of either party thereto are, or are contemplated to be, One Hundred Thousand and No/100 Dollars ($100,000) or less (each, a “Material Contract”), including without limitation the following Material Contracts:

(i) Contracts with any Affiliate or current or former officer or director of the Company (other than Contracts made in the Ordinary Course of Business on terms generally available to similarly situated non-affiliated parties);

(ii) Contracts with any labor union or association representing any Employees;

(iii) Contracts relating to incurrence of Indebtedness, or the making of any loans, in each case involving amounts in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00);

(iv) Dealer, distributor, reseller, OEM, VAR, joint marketing or joint development Contract that cannot be canceled without penalty upon notice of ninety (90) days or less;

(v) Contract that limits the freedom of the Company to compete in any line of business or with any Person in any area;

(vi) Contracts (other than Contracts made in the Ordinary Course of Business) which involve the expenditure of more than One Million and No/100 Dollars ($1,000,000.00) in the aggregate or require performance by any party more than one (1) year from April 1, 2007 that, in either case, are not terminable by the Company without penalty on notice of one hundred eighty (180) days or less;

(vii) Other Contract not made in the Ordinary Course of Business that is material to the Company’s Business as conducted and as proposed to be conducted as of April 1, 2007;

(viii) Contracts with customers which involve the annual receipt of more than One Hundred Thousand and No/100 Dollars ($100,000); and

(ix) The CareScience SPA.

(b) Each Material Contract is legal, valid, binding on the Company, enforceable and in full force and effect (except as such enforceability may be subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies) and to the Company’s Knowledge, each Material Contract will continue to be legal, valid, binding on the other parties thereto, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement and following delivery of any consents or approval contemplated hereby.

(c) The Company has not received any written notice of any default or event that with notice or lapse of time or both would constitute a material default by the Company under any Material Contract.

5.13 Labor and Employment.

(a) Collective Bargaining. There are no collective bargaining or other labor union agreements to which the Company is a party and there are no labor or collective bargaining agreements which pertain to the Employees. There is no union organization activity involving any of the Employees pending or, to the Company’s Knowledge, threatened, nor has there ever been union representation involving any of the Employees. There are no strikes, slowdowns, lockdowns, arbitrations, work stoppages or material grievances or other labor disputes pending or, to the Company’s Knowledge, threatened or reasonably anticipated between the Company and (i) any current or former employees of the Company or (ii) any union or other collective bargaining unit representing such employees. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company since January 1, 2005.

(b) Employment Terms. Schedule 5.13(b) is a true and complete list containing the names and positions of all Employees as of April 1, 2007, together with (i) each Employee’s current annual salary or wage, (ii) the amount and date of any scheduled salary increase for each Employee, (iii) commissions due and draws outstanding for each Employee and (iv) other advances or receivables owing to the Company from each Employee.

(c) The Company has the right to terminate the employment of each of its Employees at will and to terminate the engagement of any of its independent contractors without payment to such Employee or independent contractor other than for services rendered through termination and without incurring any penalty or Liability.

(d) The Company is in compliance, in all material respects, with all Laws relating to employment practices.

(e) Since January 1, 2002, the Company has not experienced any labor problem that was or is material to it. To the Company’s Knowledge, the Company’s relations with its employees are currently on a good and normal basis.

(f) No severance or other payment (including any retention bonus) to an Employee will become due or Employee benefits or compensation increase or accelerate as a result of the transactions contemplated by this Agreement, solely or together with any other event, including a subsequent termination of employment and Schedule 5.13(f) sets forth the name of each related agreement or plan, the Employee or Employees covered thereby and the amounts to be payable thereunder, with any of the foregoing relating to employees of CareScience or the CareScience SPA being separately identified as such. Each Employee entitled to any payment under the Executive Transaction Bonus Plan, effective as of August 31, 2006 in connection with the transactions contemplated by this Agreement and the CareScience SPA has executed a letter agreement in the form of Exhibit C, and such letter agreement is the valid, binding and enforceable obligation of such Employee.

5.14 Pension and Benefit Plans.

The Company hereby represents and warrants to Acquiror that:

(a) Schedule 5.14(a) contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance, change in control or similar contract, plan, arrangement or policy and each other plan or arrangement providing for compensation, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, insurance (including any self-insured arrangements), health or medical benefits, disability or sick leave benefits, post-employment or retirement benefits and fringe benefits (each, an “Employee Plan”) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any Employee or Former Employee of the Company or any ERISA Affiliate. Copies of such plans and arrangements (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Acquiror. Such plans are referred to collectively herein as the “Employee Plans.”

(b) None of the Company, any of its ERISA Affiliates and any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA or any defined benefit plan.

(c) None of the Company, any ERISA Affiliate of the Company and any predecessor thereof contributes to, or has in the past contributed to, any Multiemployer Plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(d) There is no current or projected Liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current Employees, except as required to avoid excise tax under Section 4980B of the Code.

(e) As to all Employees Plans:

(i) all such Plans comply and have been administered in all material respects in form and in operation with all applicable Laws, all required returns (including without limitation information returns) have been prepared in accordance with all applicable Laws and have been timely filed in accordance with applicable Laws, and neither the Company nor any ERISA Affiliate has received any outstanding written notice from any Governmental or quasi-Governmental Body questioning or challenging such compliance;

(ii) all Employee Plans intended to comply with Section 401 of the Code are maintained by the Company in form and in operation with all applicable requirements of the Code and ERISA, a favorable determination letter has been received from the Internal Revenue Service with respect to each such Plan (or the sponsor of the Plan is entitled to rely on a favorable opinion letter issued to the Plan’s prototype sponsor by the Internal Revenue Service) and no event, to the Company’s Knowledge, has occurred that will or could reasonably be expected to give rise to disqualification of any such Plan or to a tax under Section 511 of the Code;

(iii) to the Company’s Knowledge, there are no non-exempt “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan and neither the Company nor any of its ERISA Affiliates has otherwise engaged in any prohibited transaction; and

(iv) there have been no acts or omissions by the Company or any ERISA Affiliate that have given rise to or could reasonably be expected to give rise to material fines, penalties, taxes or related charges under Sections 502(c) or 502(i) of ERISA or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable and neither the Company nor any ERISA Affiliate nor, to the Company’s Knowledge, any of their respective directors, officers, employees or any other fiduciary has committed any breach of fiduciary responsibility imposed by ERISA that would subject the Company or any ERISA Affiliate or any of their respective directors, officers or employees to liability under ERISA.

(f) All individuals considered by the Company or any ERISA Affiliate to be independent contractors are, and could only be reasonably considered to be, in fact “independent contractors” and are not “employees” or “common law employees” for tax, benefits, wage, labor or any other legal purpose.

(g) No Employee is entitled to, nor shall any Employee accrue or receive, additional benefits, services, accelerated rights to payment of benefits or accelerated vesting, whether pursuant to any Employee Plan or otherwise, including the right to receive any parachute payment as defined in Section 280G of the Code, or become entitled to severance, termination allowance or other similar payments as a result of this Agreement and the transactions contemplated hereunder.

(h) All options that have been granted by the Company to Employees that purport to be “incentive stock options” under the Code comply with all applicable requirements necessary to qualify for such tax status, and no option is subject to the provisions of Section 409A of the Code.

5.15 Taxes and Tax Matters.

(a) The Company and each Subsidiary has:

(i) paid or caused to be paid all Taxes required to be paid by it (including but not limited to any Taxes shown due on any Tax Return); and

(ii) filed or caused to be filed all Tax Returns required to be filed by it with the appropriate taxing authority in all jurisdictions in which such Tax Returns are required to be filed (and all Tax Returns filed on behalf of the Company were true, complete and correct).

(b) Neither the Company nor any Subsidiary has been notified by the IRS or any other taxing authority that any issues have been raised by the IRS or any other taxing authority in connection with (A) any Taxes owed by the Company or any Subsidiary or (B) any Tax Return filed by or on behalf of the Company or any Subsidiary.

(c) There are no pending Tax audits and no waivers of statutes of limitations have been given or requested with respect to the Company or any Subsidiary.

(d) There are no Encumbrances on the assets of the Company or any Subsidiary with respect to Taxes, except for Encumbrances for current Taxes not yet due and payable for which adequate reserves have been provided for in the latest balance sheet of the Company.

(e) No unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed against the Company or any Subsidiary and no claim has been made during the past five (5) years by any Governmental Body in a jurisdiction where neither the Company nor any of its Subsidiaries filed Tax Returns or paid Taxes that it is or may be subject to any taxation by that jurisdiction.

(f) The charges, accruals and reserves for Taxes (rather than any reserve for deferred Taxes established to reflect timing difference between book and Tax income), reflected in the most recent balance sheet of the Company (rather than any notes thereto) are adequate in all material respects to cover all unpaid Taxes of the Company and the Subsidiaries. All reserves for Taxes as adjusted for operations and transactions and the passage of time through the Effective Time in accordance with past custom and practice of the Company and the Subsidiaries are adequate to cover all unpaid Taxes of the Company and the Subsidiaries accruing through the Effective Time.

(g) The Company and each Subsidiary has complied in all material respects with all applicable requirements relating to the collection or withholding of Taxes (such as sales Taxes or withholding of Taxes from the wages of employees).

(h) Neither the Company nor any Subsidiary has any Liability in respect of any tax sharing agreement with any Person.

(i) Neither the Company nor any Subsidiary has agreed to (nor has any other Person agreed to on its behalf), and neither the Company nor any Subsidiary is required to, make any adjustments or changes, to its accounting methods pursuant to Section 481 of the Code, and the IRS has not proposed any such adjustments or changes in the accounting methods of such Persons.

(j) Neither the Company nor any Subsidiary will be required to include in income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law), (B) open transaction or installment disposition made on or prior to the Closing Date, or (C) prepaid amount received on or prior to the Closing Date.

(k) Neither the Company nor any of its Subsidiaries has participated or engaged in any transaction that constitutes a “reportable transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b)(1) or any transaction that constitutes a “listed transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2).

(l) Neither the Company nor any of its Subsidiaries have (A) ever been a member of a consolidated group of corporations (other than a group the common parent of which is the Company) and (B) any Liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury regulation Section 1.1502-6 (or any similar state, local or foreign tax Law) as a transferee or successor, by contract or otherwise.

(m) Neither the Company nor any Subsidiary is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code).

(n) Other than as a result of the Merger, neither the Company nor any Subsidiary is subject to any limitation on the use of its Tax attributes under Section 382, 383, and 384 of the Code or Treasury Regulation Section 1.1502-15 or-21 (regarding separate return limitation years) or any comparable provisions of state or foreign law.

(o) Neither the Company nor any Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Sections 355, 356, or 361 of the Code (A) in the two (2) years prior to April 1, 2007 (or will constitute such a corporation in the two (2) years prior to the Closing Date) or (B) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(p) No claim has been made within the last three (3) years by any taxing authority in a jurisdiction in which the Company or any Subsidiary does not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction.

(q) The net operating losses as of December 31, 2006 of (i) the Company on a consolidated basis and (ii) CareScience separately, are as set forth on Schedule 5.15(q).

5.16 Environmental Matters.

With respect to the properties required to be set forth in Schedule 5.10(a), the Company is in material compliance with all Environmental Laws. Except as would not reasonably be expected to result in material Liability under Environmental Laws, to the Company’s Knowledge, there has been no Release of Hazardous Materials at, on, under or from the properties set forth in Schedule 5.10(a). The Company has delivered to Acquiror copies of any non-privileged environmental reports, studies, analyses, tests, or monitoring in the Company’s possession pertaining to the environmental condition of the properties listed in Schedule 5.10(a) or concerning the Company’s compliance with Environmental Law.

5.17 Intellectual Property.

(a) Schedule 5.17(a) contains a correct and complete list of all the Company Registered Intellectual Property and all material unregistered copyrights (excluding products and services), trademarks and service marks of the Company.

(b) To the Company’s Knowledge, no Purchased Intellectual Property owned by the Company is subject to any proceeding or outstanding Order (i) restricting in any manner the use thereof by the Company or (ii) that may affect the validity or enforceability thereof. To the Company’s Knowledge, no Purchased Intellectual Property licensed to the Company which is material to the Company is subject to any proceeding or outstanding consent, decree, Order or judgment (A) restricting in any manner the use thereof by the Company or (B) that may affect the validity or enforceability thereof.

(c) Each item of Company Registered Intellectual Property is subsisting and in full force in all material respects. All necessary registration, maintenance and renewal fees currently due and owing in connection with the Company Registered Intellectual Property have been paid and all necessary documents, recordations and certifications in connection with the Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property and recording ownership by the Company of such Company Registered Intellectual Property.

(d) The Company is the sole and exclusive owner of each item of Purchased Intellectual Property used by the Company, other than Purchased Intellectual Property that is licensed to the Company, free and clear of any Encumbrance, except Permitted Encumbrances.

(e) Schedule 5.17(e) sets forth a correct and complete list of (i) the Company Proprietary Software and (ii) the Company Licensed Software (excluding commercially-available off-the-shelf Software). The Company is not in material violation of any license, sublicense or other agreement to which the Company is a party or otherwise bound granting rights to the Company to use any of the Company Licensed Software. Neither the Company nor any of its Affiliates is obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by the Company, before or after the Merger, in the Purchased Intellectual Property.

(f) The operations of the Company as currently conducted, including the Company’s design, development, manufacture, use, reproduction, display, marketing and sale of the products or services (including Software) do not infringe or misappropriate the Intellectual Property of any third party.

(g) The Company has not received written notice from any third party that the operations as currently conducted, or any current product or service of the Company infringes or misappropriates the Intellectual Property of any third party.

(h) Except for technical breaches, which individually and in the aggregate are not material, of license agreements with customers entered into in the Ordinary Course of Business, to the Company’s Knowledge, no Person is infringing or misappropriating any Purchased Intellectual Property that is owned by or exclusively licensed to the Company.

(i) The Company has taken commercially reasonable steps to protect the rights of the Company in the Confidential Information and any trade secret or confidential information of third parties used by the Company.

(j) The Company maintains in place and has taken commercially reasonable steps to enforce appropriate policies designed to ensure that all Purchased Intellectual Property owned by the Company and developed by Employees of the Company is developed by such Employees while working within the scope of their employment at the time of such development. The Company further has a policy requiring its Employees agents, consultants, contractors or other Persons with responsibility for the development of Intellectual Property to execute appropriate instruments of assignment in favor of the Company as assignee to convey to the Company ownership of the Purchased Intellectual Property developed by such Employees, agents, consultants, contractors or other Persons on behalf of the Company, and where such Intellectual Property has been developed the Company has secured written and binding assignments from such Persons.

(k) Subject to obtaining any required consents of third parties set forth on Schedule 5.17(k), the consummation of the transactions contemplated under this Agreement shall not alter, impair or otherwise affect any rights or obligations of the Company in any of the Purchased Intellectual Property, and as of the consummation of the transactions contemplated hereby, the Company shall have all of its rights thereto without modification or impairment.

(l) Prior to the Closing Date, the Company has not provided, and did not obligate itself to provide, directly or indirectly, the source code for any of the Company Software to any other Person. Moreover, the Company has not, by license, transfer, sale, escrow or otherwise, permitted any other Person to reverse engineer, disassemble or decompile any such Software to create such source code (excluding Persons expressly engaged to perform such services on behalf of the Company).

(m) The Company’s licensed and marketed commercially available products and services, including any customized products, operate and function materially and substantially in accordance with agreed specifications or corresponding end user documentation provided by the Company and in accordance, in all material respects, with applicable contractual obligations of the Company and its Subsidiaries.

(n) Except as set forth on Schedule 5.17(n), the Company Software does not include any Publicly Available Software and the Company has not used Publicly Available Software in whole or in part in the development of any part of the Company Software in a manner that may subject the Company Software in whole or in part, to all or part of the license obligations of any Publicly Available Software. “Publicly Available Software” means each of (i) any Software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux), or similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; or (C) be redistributable at no or minimal charge. Publicly Available Software includes, without limitation, software licensed or distributed under any of the following licenses or distribution models similar to any of the following: (1) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (2) the Artistic License (e.g. PERL), (3) the Mozilla Public License, (4) the Netscape Public License, (5) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and (6) the Apache Server License.

5.18 Insurance.

(a) Schedule 5.18(a) sets forth a true and complete list of all material insurance policies held by the Company and sets forth the name of each insurer, amount of coverage, type of insurance, policy number and any material pending claims under such policies.

(b) For each policy of insurance required to be identified in Schedule 5.18(a), all premiums due with respect thereto are currently paid and the Company has not received any written notice that such policy has been or shall be canceled or terminated or will not be renewed on substantially the same terms as are now in effect or the premium on such policy shall be materially increased on the renewal thereof other than general rate increases.

5.19 Subsidiaries.

(a) Schedule 5.19 sets forth the jurisdiction of formation and names of the officers and directors of each Subsidiary. The Company owns, directly or indirectly, of record and beneficially all of the outstanding equity interests of each Subsidiary, free and clear of all Encumbrances.

(b) Each Subsidiary is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of formation and is duly qualified and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or authorization necessary other than where the failure to be qualified, authorized or in good standing would not have a Material Adverse Effect.

(c) None of the Subsidiaries own any capital stock or other securities of, or any proprietary interest in, any Person.

5.20 Company Information.

The information relating to the Company and its Subsidiaries provided by the Company for inclusion in the Proxy Statement, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Body in connection with the transactions contemplated by this Agreement (in the case of the Proxy Statement as of the date such Proxy Statement is first mailed to Shareholders, at the time of any amendments thereto and at the time of the meeting of Shareholders to which such Proxy Statement relates), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. The Company notice of the Special Meeting (except for the portions thereof relating solely to Acquiror or any of its Subsidiaries, as to which the Company makes no representation or warranty) will comply in all material respects with the provisions of Delaware Law.

5.21 Customers and Suppliers.

The Company has not received written notice from and to the Company’s Knowledge is not otherwise aware that (a) any customer (or group of customers under common ownership or control) that accounted for five percent (5%) of the revenues of the Business during the past eighteen (18) months has stopped or intends to stop purchasing the products or services of the Business or (b) any supplier (or group of suppliers under common ownership or control) that accounted for a material percentage of the aggregate supplies purchased by the Business during the past eighteen (18) months has stopped or intends to stop supplying products or services to the Business.

5.22 Data Security and Privacy.

The Company has implemented reasonable steps consistent with the type of activities conducted by the Company which are known in the information systems industry to protect, physically and electronically, its information assets and data from unauthorized disclosure, use or modification. To the Company’s Knowledge, there have been no material breaches of security affecting the Company’s information assets or data. To the Company’s Knowledge, the Company has conducted the Business and has collected, maintained and used its data at all times materially in accordance with (a) accepted industry practice; and (b) all applicable Laws, including but not limited to those relating to privacy

5.23 State Takeover Statutes.

No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of Delaware Law) applicable to the Company is applicable to the Merger. The action of the Board in approving this Agreement is sufficient to render inapplicable to this Agreement the restrictions on “business combinations” (as defined in Section 203 of Delaware Law) as set forth in Section 203 of Delaware Law.

5.24 Rights Plan.

The Company has taken all necessary action, and prior to the Effective Time will have taken any additional necessary action, so that the transactions contemplated by this Agreement are exempt transactions under the Rights Plan.

5.25 Financial Advisors.

Except for First Albany Capital, Inc., financial advisor to the Company (“First Albany”), no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

5.26 Opinion of Financial Advisor. The Board has received the opinion of First Albany to the effect that, as of the date of such opinion, the consideration (as defined in such opinion) to be received by holders of Common Stock is fair, from a financial point of view, to such holders. A copy of such opinion will be provided to Acquiror, solely for informational purposes, after receipt thereof by the Company.

5.27 CareScience SPA

(a) The Company has provided Acquiror with true and accurate execution copies of the CareScience SPA and all agreements, documents and schedules ancillary thereto, and the transactions contemplated thereby have been consummated in all respects, other than the failure to obtain the consents set forth on Schedule 5.27(a), each of which shall be obtained prior to the Closing Date. The CareScience SPA and such ancillary agreements are valid and binding agreements of the Company and are in full force and effect, and the Company is not, and to the Company’s knowledge, neither is any other party thereto, in default in any material respect under the terms of the CareScience SPA or such ancillary agreements or documents, nor, to the Company’s knowledge, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute an event of default thereunder.

(b) All Liabilities retained by the Company pursuant to Section 7.3 of the CareScience SPA are set forth on Schedule 5.27(b).

(c) The Final Closing Working Capital (as defined in the CareScience SPA) of CareScience as of the closing of the transactions contemplated by the CareScience SPA will be a dollar amount that is a number not less than negative Two Million Four Hundred Forty-Two Thousand and No/100 Dollars (–$2,442,000).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUIROR SUB

Except as specifically set forth in the Schedules (with specific references to the Section or subsection of this Article VI to which the information stated in such disclosure relates, notwithstanding the fact that any such Section or subsection does not specifically permit or require disclosure of information on a schedule), Acquiror and Acquiror Sub hereby represent, warrant to and agree with the Company as follows, in each case as of April 1, 2007 and as of the Closing Date:

6.1 Organization and Qualification.

Each of Acquiror and Acquiror Sub is a corporation duly organized, validly existing and in good standing under Delaware Law, and has all requisite corporate power and authority to own, operate and lease its assets, to carry on its business as currently conducted, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. Acquiror is duly qualified or authorized to conduct business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or authorization necessary other than where the failure to be so qualified, authorized or in good standing would not have a material adverse effect on the ability of Acquiror or Acquiror Sub to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

6.2 Authority; Binding Obligation.

Each of Acquiror and Acquiror Sub has all requisite power, authority and legal capacity to execute and deliver this Agreement and each of the other agreements, documents, certificates or other instruments contemplated hereby (the “Acquiror Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by

Acquiror and Acquiror Sub of this Agreement, the execution, delivery and performance by Acquiror and Acquiror Sub of the Acquiror Documents, and the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary corporate action, and no other corporate proceeding on the part of Acquiror or Acquiror Sub is necessary to authorize this Agreement and the Acquiror Documents, or to consummate the transactions contemplated hereby and thereby, other than the approval and adoption of this Agreement by Acquiror and Acquiror Sub in accordance with Delaware Law and Acquiror’s and Acquiror Sub’s certificate of incorporation and bylaws. This Agreement has been, and the Acquiror Documents will be at or prior to the Closing, duly executed and delivered by Acquiror and Acquiror Sub. This Agreement constitutes, and the Acquiror Documents when so executed and delivered, will constitute a legal, valid and binding obligation of Acquiror and Acquiror Sub, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws, affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery and performance by Acquiror and Acquiror Sub of this Agreement or the Acquiror Documents, the fulfillment of and compliance with the respective terms and provisions hereof or thereof, or the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby and thereby, will conflict with, or violate any provision of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation or bylaws of Acquiror or Acquiror Sub, (ii) any Contract or Permit to which Acquiror or Acquiror Sub is a party, (iii) any Order of any Governmental Body applicable to Acquiror or Acquiror Sub are bound or (iv) any applicable Law other than, in the cases of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, termination or cancellations that would not have a material adverse effect on the ability of Acquiror or Acquiror Sub to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

(b) No consent, waiver, approval, Order, Permit or authorization of, or filing with, or notification to, any Person or Governmental Body is required on the part of Acquiror or Acquiror Sub in connection with the execution and delivery of this Agreement, the compliance by Acquiror or Acquiror Sub with any of the provisions hereto, or the consummation of the transactions contemplated hereby, except for (i) compliance with the applicable requirements of the HSR Act and (ii) such other consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not have a material adverse effect on the ability of Acquiror or Acquiror Sub to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

6.4 Litigation.

There are no material Legal Proceedings pending or, to Acquiror’s and Acquiror Sub’s Knowledge, threatened against Acquiror or Acquiror Sub, or which question the validity or enforceability of this Agreement or any action contemplated herein. Each of Acquiror and Acquiror Sub is not operating under or subject to, or in default with respect to any Order of any Governmental Body.

6.5 Financial Capability; Guarantee.

(a) Acquiror and Acquiror Sub (i) will have, at the Closing, sufficient immediately available funds (after giving effect to any contemplated financing regardless of whether any such financing is committed) available to pay the Total Merger Consideration and any expenses incurred by Acquiror and Acquiror Sub in connection with the transactions contemplated by this Agreement, (ii) will have, at the Closing, the financial resources and capabilities to perform its obligations hereunder, and (iii) immediately after giving effect to the consummation of the transactions contemplated by this Agreement, the Surviving Corporation shall have adequate capital to carry on its businesses and all businesses in which it is about to engage.

(b) Acquiror has provided to the Company a true, complete and correct copy of (i) an executed commitment letter from the Parent to provide Acquiror and/or Acquiror Sub with equity financing in an aggregate amount of up to $25,000,000 (the “Equity Funding Letter”), and (ii) executed commitment letters (the “Debt Commitment Letters” and together with the Equity Funding Letter, the “Financing Commitments”) from Wells Fargo Foothill, Inc. (the “Lender”) pursuant to which, and subject to the terms and conditions thereof, the Lender have committed to provide Acquiror with financing in an aggregate amount of $60,000,000 that may be applied towards the Total Merger Consideration (the “Debt Financing” and together with the financing referred to in clause (i) being collectively referred to as the “Financing”). The Financing Commitments are legal, valid and binding obligations of Acquiror and/or Acquiror Sub and, to Acquiror’s Knowledge and Acquiror Sub’s Knowledge, each of the other parties thereto. None of the Financing Commitments has been amended or modified prior to April 1, 2007, and as of April 1, 2007 the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. As of April 1, 2007, the Financing Commitments are in full force and effect. Except for the payment of customary fees, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments. As of April 1, 2007, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror or Acquiror Sub, and to Acquiror’s Knowledge and Acquiror Sub’s Knowledge, any other parties thereto, under the Financing Commitments. As of April 1, 2007, neither Acquiror nor Acquiror Sub has reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or that the Financing will not be made available to Acquiror and/or Acquiror Sub on the Closing Date. Acquiror will provide to the Company any amendments to the Equity Funding Letter and the Debt Commitment Letters, or any notices given in connection therewith, as promptly as possible (but in any event within twenty-four (24) hours).

(c) Concurrently with the execution of this Agreement, Acquiror has delivered to the Company a guarantee (the “Guarantee”) executed by Parent.

6.6 Compliance with Laws; Permits.

(a) Each of Acquiror and Acquiror Sub has complied and is in compliance in all respects with all Laws applicable to Acquiror and Acquiror Sub, except where non-compliance does not have a material adverse effect on the ability of Acquiror or Acquiror Sub to consummate the transactions contemplated by this Agreement. Since January 1, 2006, each of Acquiror and Acquiror Sub has not been cited, fined or otherwise notified of any asserted past or present failure to comply with respect to its respective business, in any material respect, with any Laws and, to each of Acquiror’s and Acquiror Sub’s Knowledge, no investigation or proceeding with respect to any such violation is pending or threatened.

(b) Each of Acquiror and Acquiror Sub currently has all Permits required for the operation of the business of Acquiror and Acquiror Sub as presently conducted in the Ordinary Course of Business, other than those the failure of which to possess is immaterial. All Permits are valid and in full force and effect, each of Acquiror and Acquiror Sub is in compliance with their requirements, and each of Acquiror and Acquiror Sub is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation), in any material respect of any term, condition or provision of any Permit, and no proceeding is pending or, to Acquiror’s or Acquiror Sub’s Knowledge, threatened to revoke or amend any of the Permits.

6.7 Acquiror Information.

None of the information relating to Acquiror and its Subsidiaries supplied or to be supplied by Acquiror to the Company expressly for inclusion in the Proxy Statement, as of the date such Proxy Statement is first mailed to Shareholders, at the time of any amendments thereto and at the time of the meeting of Shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.8 Financial Advisors.

No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Acquiror or Acquiror Sub in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE VII

COVENANTS AND AGREEMENTS

7.1 Access to Information.

Prior to the Closing Date, to the extent permitted by this Section 7.1 and applicable Law, Acquiror shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and such examination of the books and records and Tax reporting positions of the Company as Acquiror reasonably requests and to make extracts and copies of such books and records at Acquiror’s own expense. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances and shall be subject to restrictions under applicable Law. The Company shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company to cooperate with Acquiror and Acquiror’s representatives in connection with such investigation and examination, and Acquiror and its representatives shall cooperate with the Company and its representatives and shall use their commercially reasonable efforts to minimize any disruption to the business. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require the Company to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which the Company is bound. Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed, Acquiror shall not contact any suppliers to, or customers of, the Company.

Further, prior to the Closing Date, the Company shall furnish or otherwise make available (including via EDGAR, if applicable) to Acquiror (i) a copy of each report, schedule, form, statement and other document filed by it or received by it during such period pursuant to the requirements of federal or state securities Laws reasonably promptly following such filing or receipt, (ii) to the extent available, for the period beginning after April 1, 2007 and ending at the Effective Time, as soon as practicable after the end of each month, and in any event within thirty (30) days thereafter, a copy of the monthly consolidated financial statements of the Company, including statements of financial condition, results of operations, and statements of cash flow, and (iii) all other information concerning its business, properties and personnel as Acquiror may reasonably request.

No investigation pursuant to this Section 7.1 shall affect any representation or warranty in this Agreement of any Party or any condition to the obligations of the Parties.

7.2 Conduct of the Business Pending the Closing.

(a) Prior to the Closing, except (i) as set forth on Schedule 7.2(a), (ii) as otherwise contemplated by this Agreement or (iii) with the prior written consent of Acquiror , the Company shall:

(A) conduct the respective businesses only in the Ordinary Course of Business;

(B) use its commercially reasonable efforts to (xx) maintain working capital of the Company (excluding CareScience) at levels consistent with past practice; (yy) have a Cash balance at June 30, 2007 of no less than $53,000,000; and (zz) transfer all of the Company’s and its Subsidiaries’ cash, cash equivalents and short-term investments to (and hold and maintain such cash, cash equivalents and short-term investments in) the United States after providing Acquiror the opportunity to consult with the Company regarding a tax-efficient means for repatriating such cash, cash equivalents and short-term investments, except for such amounts that may be reasonably necessary to satisfy legal requirements or short term working capital requirements outside of the United States, up to a maximum of $3,000,000 that may be held outside of the United States; provided, however, in the event of any claim of a breach of the covenant in clause (yy) above by Acquiror or Acquiror Sub, Acquiror or Acquiror Sub shall have the burden of proving by clear and convincing evidence that the Company has not complied with the covenant in clause (yy) in all material respects;

(C) pay its debts and Taxes when due, in each case subject to good faith disputes over such debts or Taxes; and

(D) use its commercially reasonable efforts to preserve the present business operations, organization and goodwill of the Company.

(b) Except (i) as set forth on Schedule 7.2(b), (ii) as otherwise contemplated by this Agreement or (iii) with the prior written consent of Acquiror, the Company shall not:

(A) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company;

(B) issue or sell any shares of capital stock or other securities of the Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company;

(C) effect any recapitalization, reclassification or like change in the capitalization of the Company, except to the extent required by Law;

(D) amend the articles of incorporation or by-laws or comparable organizational documents of the Company;

(E) other than in the Ordinary Course of Business or as required by Law or Contract, (1) increase the annual level of compensation of any Employee, (2) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any Employee, (3) increase the coverage or benefits available under any (or create any new) Employee Plan or (4) enter into any employment, deferred compensation, severance, consulting, non-competition, retention or similar agreement with any Employee, (or amend any such agreement) to which the Company is a party or involving any Employee except in the Ordinary Course of Business;

(F) acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of the Company (except pursuant to an existing Contract for fair consideration in the Ordinary Course of Business or for the purpose of disposing of obsolete or worthless assets);

(G) other than in the Ordinary Course of Business, cancel or compromise any material debt or claim or waive or release any material right of the Company;

(H) enter into, modify, extend or terminate any labor or collective bargaining agreement;

(I) enter into or agree to enter into any merger or consolidation with any other Person, or agreement to acquire the securities of any other Person;

(J) except to the extent required by Law or GAAP, make any material change to any of its methods of accounting or methods of reporting revenue and expenses or accounting practices;

(K) make any new capital expenditures exceeding Twenty-Five Thousand and No/100 Dollars ($25,000.00) in the aggregate;

(L) other than in the Ordinary Course of Business enter into, modify, amend or terminate any Material Contract;

(M) (1) make, revoke or change any material Tax election or (2) settle or compromise any material federal, state, local or foreign income Tax liability;

(N) participate or engage in any transaction that constitutes a “reportable transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b)(1) or any transaction that constitutes a “listed transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2);

(O) agree to do anything prohibited by this Section 7.2(b); or

(P) take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

7.3 Appropriate Action; Consents; Filings.

(a) The Company shall promptly prepare and file with the SEC the Proxy Statement and shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing, and the Company shall thereafter mail or deliver the Proxy Statement to its Shareholders. The Company shall notify Acquiror of the receipt of, and immediately provide to Acquiror true and complete copies of, any comments of the SEC with respect to the Proxy Statement or the transactions contemplated hereby and any requests by the SEC for any amendment or supplement thereto or for additional information.

(b) Acquiror shall, upon request, furnish the Company with all information concerning Acquiror as may be reasonably necessary for inclusion in the Proxy Statement that may be furnished to the Shareholders in connection with the Special Meeting (as defined in Section 7.4 hereof). None of the information relating to Acquiror supplied or to be supplied by Acquiror to the Company expressly for inclusion in such Proxy Statement, as of the date such Proxy Statement is first mailed to Shareholders, at the time of any amendments thereto and at the time of the meeting of Shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Upon the terms and subject to the conditions set forth in this Agreement, the Parties shall use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things required under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including without limitation (i) executing and delivering any additional instruments necessary, proper or advisable to consummate the transactions contemplated by, and to carry out fully the purposes of, this Agreement, (ii) obtaining from any Governmental Bodies any Permits required to be obtained or made by Acquiror, Acquiror Sub or the Company in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein and (iii) making all necessary filings, and thereafter making any other required submissions, with respect to this Agreement under any applicable Law, including without limitation making any filings required to be made pursuant to the HSR Act; provided that Acquiror, Acquiror Sub and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing Party and its advisors prior to filing and discussing all reasonable additions, deletions or changes suggested in connection therewith. The Company, Acquiror and Acquiror Sub shall furnish to each other all information reasonably required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. Any and all filing fees in respect of such filings shall be paid fifty percent (50%) by Acquiror and fifty percent (50%) by the Company.

(d) Except as the Parties may otherwise agree, the Company, on the one hand, and Acquiror and Acquiror Sub, on the other, shall give any notices required to be given by any of them, as applicable, to third parties, and use (and in the case of Acquiror, shall cause Acquiror Sub to use) their commercially reasonable efforts to obtain at the earliest practicable date all third party consents, approvals or waivers required to obtained by them, as applicable, in order to consummate the transactions contemplated in this Agreement.

(e) Subject to the provisions of Section 7.3(g), in the event that either the Company or Acquiror shall fail to obtain any third-party consent, approval or waiver described in Section 7.3(d), such Party shall use its commercially reasonable efforts, and shall take any such actions reasonably requested by the other Parties, to minimize any adverse effect upon the Company and Acquiror or Acquiror Sub and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent, approval or waiver.

(f) In order to assist Acquiror with any third party financing in connection with Merger and the consummation of the transactions contemplated hereby, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to provide such assistance and cooperation as Acquiror and its Affiliates may reasonably request (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) assisting in the preparation of customary offering memoranda or similar documents or marketing material, and cooperating with lenders, (ii) making senior management of the Company reasonably available for customary meetings, (iii) cooperating with prospective lenders, and their respective advisors in performing their due diligence, (iv) providing existing financial statements and financial and other information reasonably required by lenders, and (v) helping procure other definitive financing documents or other reasonably requested certificates or documents, including pledge and security documents, customary certificates, legal opinions and real estate title documentation.

(g) Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Acquiror or any of its Subsidiaries to (i) agree to or to effect any divestiture, hold separate (including by establishing a trust or otherwise), settlement, undertaking, consent decree, or enter into any license or similar agreement with respect to, or agree to restrict its ownership or operation of, any business or assets of the Company or its Subsidiaries or of Acquiror or its Subsidiaries, (ii) enter into, amend or agree to enter into or amend, any Contracts of the Company or its Subsidiaries or of Acquiror or its Subsidiaries, (iii) otherwise waive, abandon or alter any material rights or obligations of the Company or its Subsidiaries or of Acquiror or its Subsidiaries or (iv) file or defend any lawsuit, appeal any judgment or contest any injunction issued in a proceeding initiated by a Governmental Body; or (v) pay any monies or other consideration in order to obtain any consent, approval or waiver that relates to the Company or its assets or that is otherwise binding upon the Company or its assets.

(h) The Company shall use commercially reasonable efforts to obtain the consents set forth on Schedule 5.27(a) on or prior to the Closing Date. The Company shall no later than five (5) days prior to the Special Meeting deliver to Acquiror a list of the names and addresses of all holders of record of Common Stock and the number and class of shares held by each such holder.

7.4 Shareholder Meeting.

The Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable after April 1, 2007 for the purpose of voting upon the approval of this Agreement and the Merger (the “Special Meeting”). Management and the Board shall recommend to the Shareholders approval of this Agreement, including the Merger, and the transactions contemplated hereby, together with any matters incident thereto, and shall not (a) fail to make, withdraw, modify or qualify in any manner adverse to Acquiror such recommendation or (b) take any other action or make any other public statement inconsistent with such recommendation (collectively, a “Change in Recommendation”), in each case except as and to the extent expressly permitted by Section 7.8. In connection with such Special Meeting, the Company shall (i) use commercially reasonable efforts to obtain the Requisite Shareholder Vote and (ii) otherwise comply in all material respects with all legal requirements applicable to the Special Meeting. At the Special Meeting, the Company shall submit this Agreement and the Merger to the Shareholders for approval and adoption as provided by Delaware Law and the Company’s certificate of incorporation and bylaws.

7.5 Further Assurances.

Subject to Section 7.3(g), Acquiror and the Company shall use their commercially reasonable efforts to (a) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

7.6 Publicity.

(a) Neither the Company, Acquiror nor Acquiror Sub shall issue any press release or public announcement concerning this Agreement, the Company Documents, the Acquiror Documents or the transactions contemplated hereby without obtaining the prior written approval of the other Party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Acquiror or the Company, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Acquiror or the Company lists securities, provided that, to the extent required by applicable Law, the Party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof.

(b) Each of Acquiror and the Company agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law.

7.7 Notice of Developments.

The Company agrees, as promptly as practicable, prior to Closing to notify Acquiror in writing of any development or other information occurring after April 1, 2007 in the Ordinary Course of Business which renders any representation, warranty or statement contained in this Agreement or the Schedules hereto inaccurate or incomplete at any time prior to the Closing, including any such development or information which first becomes known to the Company after April 1, 2007. Any written notice delivered pursuant to this Section 7.7 shall not be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development or information, and the Company agrees to use its commercially reasonable efforts to remedy such misrepresentation or breach. The delivery of any written notice pursuant to this Section 7.7 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

7.8 No Solicitation of Transactions.

(a) Subject to Sections 7.8(b) and 7.8(c), the Company shall not, nor shall it authorize or permit, directly or indirectly, any officer, trustee, director, employee, investment banker, financial advisor, attorney, broker, finder or other agent, representative or Affiliate of the Company to (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (ii) enter into discussions or negotiate with any Person in furtherance of such inquiries or otherwise with respect to, or to obtain, an Acquisition Proposal. The Company shall take all actions reasonably necessary to cause its officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and any other agents, representatives or affiliates to immediately cease any discussions, negotiations or communications with any party or parties with respect to any Acquisition Proposal that is active or pending as of April 1, 2007; provided, however, that nothing in this Section 7.8 shall preclude the Company or its officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and other agents, representatives or affiliates from complying with the provisions of Section 7.8(d). The Company shall be responsible for any failure on the part of its officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and any other agents, representatives or affiliates to comply with this Section 7.8.

(b) Further, and except as expressly permitted by this Section 7.8, neither the Board nor any committee thereof shall (i) make a Change in Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iii) permit the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Acquisition Proposal.

(c) The Company shall promptly notify Acquiror (but in no event less than twenty-four hours following the Company’s initial receipt of any Acquisition Proposal) of the relevant details relating to an Acquisition Proposal (including the identity of the parties and all material terms thereof) which the Company may receive after April 1, 2007, and shall keep Acquiror informed on a prompt basis as to the status of and any material developments regarding any such proposal.

(d) Notwithstanding Sections 7.8(a) and 7.8(b) or any other provision of this Agreement to the contrary, following the receipt by the Company of an Acquisition Proposal (that was not solicited, encouraged or facilitated in violation of Sections 7.8(a) and 7.8(b)), but prior to receiving the Requisite Shareholder Approval, the Board may (directly or through advisors or representatives):

(i) contact such Person and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to and likelihood of consummation, so as to determine whether the proposal for an Acquisition Proposal is reasonably likely to lead to a Superior Proposal, and

(ii) if the Board determines in good faith following consultation with the Company’s legal and financial advisors that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal, the Board may:

(A) furnish non-public information with respect to the Company to the Person who made such proposal (provided that the Company (x) has previously or concurrently furnished such information to Acquiror and (y) shall furnish such information pursuant to a confidentiality agreement which is at least as favorable to the Company as the Confidentiality Agreement),

(B) disclose to its shareholders any information required to be disclosed under applicable Law,

(C) participate in negotiations regarding such proposal; and

(D) following receipt of an Acquisition Proposal that constitutes a Superior Proposal (x) terminate this Agreement pursuant to, and subject to compliance with, Section 4.1(i) or (y) take any nonappealable, final action that any court of competent jurisdiction orders the Company to take; but in each case referred to in clauses (A) through (D) only if, after complying with this Section 7.8(c), the Board determines in good faith by a majority vote, after consultation with, and after considering advice from, outside legal counsel to the Company, that such action is necessary to comply with its fiduciary duties to the Company or its shareholders under applicable Delaware Law. Nothing in this Section 7.8 or elsewhere in this Agreement shall prevent the Board from complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal or from making any required disclosure to the Shareholders if, in the good faith judgment of the Board, after consultation with outside legal counsel, it determines that it is necessary to do so to comply with its obligations under applicable Law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that neither the Company nor the Board shall be permitted to recommend pursuant to such provision an Acquisition Proposal which is not a Superior Proposal.

(e) The Board shall not take any of the actions referred to in clause (C) or (D) of Section 7.8(d)(ii) unless (i) the Company has given Acquiror at least three (3) Business Days notice, measured from the receipt of notice of such proposal or the receipt of any material change to the terms thereof, of its intent to take such action and (ii) after waiting at least such three (3) Business Day period and taking into account any amendment to this Agreement entered into or to which Acquiror irrevocably covenants to enter into and for which all internal approvals of Acquiror have been obtained since receipt of such notice, such Superior Proposal remains a Superior Proposal.

ARTICLE VIII

EMPLOYEES AND EMPLOYEE BENEFITS

8.1 Company’s Employee Benefit Plans.

(a) After the Effective Time, except to the extent that Acquiror or Acquiror Sub continues Employee Plans in effect, Employees covered under the Employee Plans (a “Covered Employee”) will be eligible for employee benefits that Acquiror or Acquiror Sub, as the case may be, provide to similarly situated employees generally and, except as otherwise required by this Agreement, on substantially the same basis as is applicable to such employees, provided that nothing in this Agreement shall require any duplication of benefits. With respect to any health, dental or vision plan of the Company in which any Covered Employee is eligible to participate in the plan year that includes the year in which the Effective Time occurs, Acquiror will, or will cause Acquiror Sub to, use its commercially reasonable efforts, subject to the consent and cooperation of the third party insurers, (i) waive any limitations as to pre-existing condition exclusions and waiting periods for participation and coverage that are applicable under the health, dental or vision plans of Acquiror to the same extent such limitation would have been waived or satisfied under the corresponding plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) credit Covered Employees for an amount equal to the credit that any such Employee had received as of the Effective Time towards the satisfaction of any co-insurance, co-payment, deductible or out-of-pocket limit under the comparable employee welfare benefit plan of Acquiror or Acquiror Sub, to the extent the applicable information is provided to Acquiror in a form that Acquiror reasonably determines is administratively feasible to take into account under its plans.

(b) After the Merger, Acquiror and Acquiror Sub will honor and perform the obligations of the Company under the contracts, plans and arrangements listed in Schedule 8.1(b) in accordance with their terms; provided, however, the restricted period contained in the non-competition provisions set forth in the employment agreement for certain officers shall be extended to a mutually agreed period not to exceed three (3) years.

8.2 Acquiror Benefit Plans.

Acquiror or one of its Affiliates will recognize all service of the Covered Employees with the Company or any of its Affiliates for purposes of eligibility to participate, vesting and, as to welfare benefit plans and vacation benefits, benefits accrual, in those employee benefit plans, within the meaning of Section 3(3) of ERISA, in which the Covered Employees are enrolled by Acquiror or one of its Affiliates immediately after the Closing Date. Acquiror, or one of its Affiliates, will also use its commercially reasonable efforts to cause, subject to the consent and cooperation of the third party insurers, (a) all pre-existing conditions and proof of insurability provisions, for all conditions that all Covered Employees and their covered dependents have as of the Closing Date (subject, also, to each Covered Employee providing, in a form reasonably acceptable to Acquiror, a certificate of creditable coverage from such medical, health or dental plans of the Company under which such Covered Employee was covered in the twelve (12) months preceding the Effective Time), and (b) all waiting periods under each plan that would otherwise be applicable to newly hired employees to be waived in the case of clause (i) or clause (ii) with respect to Covered Employees to the same extent waived or satisfied under the Company’s Employee Plans; provided that nothing in this sentence shall limit the ability of Acquiror and its Affiliates from amending or entering into new or different employee benefit plans or arrangements provided such plans or arrangements treat the Covered Employees in a substantially similar manner as employees of Acquiror or its Affiliate, as applicable, are treated.

8.3 No Third Party Beneficiaries.

No provision of this Article VIII shall create any third party beneficiary or other rights in any Employee or Former Employee (including any beneficiary or dependent thereof) of the Company or of any of its subsidiaries in respect of continued employment (or resumed employment) with either Acquiror or any of their Affiliates and no provision of this Article VIII shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or any plan or arrangement which may be established by Acquiror or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Acquiror or any of its Affiliates.

ARTICLE IX

CONDITIONS TO CLOSING

9.1 Conditions to Obligations of Each Party Under this Agreement.

The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by agreement of Acquiror and the Company, in whole or in part, to the extent permitted by applicable Law:

(a) No Injunction. No Law or Order enacted, issued, promulgated, enforced or entered by any Governmental Body shall be in effect (whether temporary, preliminary or permanent) enjoining, restraining or prohibiting consummation of the Agreement or making the consummation of the Agreement illegal;

(b) HSR Act. The waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted; and

(c) Shareholder Approvals. This Agreement and the Merger shall have been approved and adopted by the Requisite Shareholder Vote.

9.2 Conditions to Obligations of Acquiror.

The obligations of Acquiror and Acquiror Sub to effect the Merger and the other transactions contemplated in this Agreement are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by Acquiror, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties. The representations and warranties made by the Company in Article V, which representations and warranties shall be deemed for purposes of this Section 9.2(a) not to include any qualification or limitation with respect to materiality (whether by reference to “Material Adverse Effect” or otherwise), shall be true and correct at and as of April 1, 2007 and at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing except, in either case, where the failure thereof to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and Acquiror shall have received a certificate signed by a duly authorized officer of the Company, dated as of the Closing Date, to the foregoing effect;

(b) Performance of Agreements and Covenants. The Company shall have performed or complied in all material respects with its respective agreements and covenants required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date. Acquiror shall have received a certificate signed by a duly authorized officer of the Company dated as of the Closing Date to that effect;

(c) Consents. The Company shall have procured the consents of third-parties and Governmental Bodies specified in Schedule 9.2(c) which shall be delivered to Acquiror at Closing;

(d) No Material Adverse Effect. Since April 1, 2007, there shall not have occurred and be continuing any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(e) No Litigation. There shall not have been instituted or pending any action or proceeding by any Governmental Body, (A) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger, (B) seeking to restrain or prohibit Acquiror’s, Acquiror Subsidiary’s or any of Acquiror’s other Affiliates’ (1) ability effectively to exercise full rights of ownership of the Common Stock, including the right to vote any shares of Common Stock acquired or owned by Acquiror, Acquiror Subsidiary or any of Acquiror’s other Affiliates following the Effective Time on all matters properly presented to the Shareholders, or (2) ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the Business or assets of the Company, or (3) seeking to compel Acquiror or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company;

(f) Pending Settlements. The actions and proceedings set forth at item 1(b) of Schedule 5.8 shall have been settled, with the settlement finally approved by a court of competent jurisdiction, pursuant to the terms of the settlement agreement described at such item 1(b) and accepted by the requisite percentage of the class to enable implementation;

(g) Rights Plan. The Company shall have amended the Preferred Stock Rights Agreement, dated as of July 24, 2000, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, to exempt the transactions contemplated by this Agreement; and

(h) Other Approvals. All regulatory approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

9.3 Conditions to Obligations of the Company.

The obligation of the Company to consummate the transactions contemplated in this Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties. The representations and warranties made by Acquiror in Article VI, which representations and warranties shall be deemed for purposes of this Section 9.3(a) not to include any qualification or limitation with respect to materiality (whether by reference to “Material Adverse Effect” or otherwise), shall be true and correct at and as of April 1, 2007 and at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing, except in either case where the failure thereof to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Acquiror or Acquiror Sub to consummate the transactions contemplated by this Agreement, and the Company shall have received a certificate signed by a duly authorized officer of Acquiror, dated as of the Closing Date, to the foregoing effect; and

(b) Performance of Agreements and Covenants. Acquiror and Acquiror Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing. The Company shall have received a certificate signed by a duly authorized officer of Acquiror to that effect.

ARTICLE X

INDEMNIFICATION

10.1	Non-Survival of Representations and Warranties.

None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

10.2	Indemnification and Insurance.

(a) For a period of five (5) years from and after the Effective Time (and subject to the further limitation contained herein), the Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by Delaware Law and the Certificate of Incorporation and Bylaws of the Company, as in effect on April 1, 2007, any Person who is now, or who becomes prior to the Effective Time, a director or executive officer of the Company (the “Indemnified Parties”) against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Delaware Law upon receipt of an undertaking to repay such advanced expenses if it is determined by a judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification and such other undertakings required by applicable law), judgments, fines and amounts paid in settlement (“Damages”) in connection with any such threatened or actual claim, action, suit, proceeding or investigation to which any Indemnified Party is or may become a party by virtue of his or her service as a present or former director or executive officer of the Company and arising out of actual or alleged events, actions or omissions occurring or alleged to have occurred at or prior to the Effective Time (including, without limitation, the Merger), but only if the applicable Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Legal Proceeding, had no reasonable cause to believe the Indemnified Party’s conduct was unlawful (an “Indemnified Matter”). In connection with any Indemnified Matter, the Indemnified Parties may retain counsel reasonably satisfactory to Acquiror; provided, however, that (i) Acquiror shall have the right to assume the defense thereof and upon such assumption Acquiror shall not be liable to any Indemnified Party for any legal expenses of counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Acquiror elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Acquiror and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Acquiror, and Acquiror shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (ii) Acquiror shall be obligated pursuant to this paragraph to pay for not more than one counsel for each Indemnified Party, (iii) Acquiror shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed), and (iv) Acquiror shall not be obligated pursuant to this paragraph to the extent that a judgment of a court of competent jurisdiction determines that any Damages are as a result of the gross negligence or willful misconduct or result from a decision made by the Indemnified Party when the Indemnified Party had no good faith belief that he or she was acting in the best interests of the Company. Any Indemnified Party wishing to claim indemnification under this Section 10.2, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Acquiror thereof; provided, however, that the failure to so notify shall not affect the obligations of Acquiror under this Section 10.2 except to the extent such failure to notify materially prejudices Acquiror. Acquiror’s obligations under this Section 10.2 continue in full force and effect for a period of five (5) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b) Acquiror shall purchase for the benefit of the persons serving as executive officers and directors of the Company immediately prior to the Effective Time, directors’ and officers’ liability insurance coverage for six (6) years after the Effective Time, under the policy described on Schedule 10.2(b), with respect to acts or omissions occurring prior to the Effective Time which were committed by such executive officers and directors in their capacity as such (“Tail Insurance”); provided that in no event shall Acquiror be required to expend annually in the aggregate an amount in excess of the annual premium for such Tail Insurance (the “Insurance Amount”); and provided, further, that if Acquiror is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Acquiror shall obtain as much comparable insurance as is available for the Insurance Amount.

ARTICLE XI

DEFINITIONS

11.1	Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 11.1:

“Acquiror” has the meaning set forth in the Preamble.

“Acquiror Documents” has the meaning set forth in Section 6.2.

“Acquiror Sub” has the meaning set forth in the Preamble.

“Acquiror Sub’s Knowledge” means the actual knowledge (i.e. the conscious awareness of facts or other information), after due and diligent inquiry, of the directors and officers of Acquiror Sub.

“Acquiror’s Knowledge” means the actual knowledge (i.e. the conscious awareness of facts or other information), after due and diligent inquiry of the directors and officers of Acquiror.

“Acquisition Proposal” means any proposal, offer or inquiry relating to (or any third party indication of interest in), whether in one transaction or a series of related transactions, (a) any sale or other disposition, directly or indirectly, by merger, consolidation, share exchange or any similar transaction, of the business or assets of the Company representing ten percent (10%) or more of the consolidated assets of the Company and its Subsidiaries, (b) any issuance, sale or other disposition by the Company (including by way of merger, consolidation, share exchange or any similar transaction) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of the votes associated with the outstanding voting equity securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty percent (20%) of the consolidated assets of the Company, (c) any tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) would acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the outstanding shares of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty percent (20%) of the consolidated assets of the Company, (d) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty percent (20%) of the consolidated assets of the Company or (e) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include any of the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Affiliated Person” means any director, executive officer or five percent (5%) or greater shareholder; spouse or other Person living in the same household of such director, executive officer or shareholder; or any Person in which any of the foregoing persons is an officer, trustee, five percent (5%) or greater shareholder, general partner or five percent (5%) or greater trust beneficiary.

“Agreement” has the meaning set forth in the Preamble.

“Aggregate Company Option Exercise Price” means the aggregate exercise price which would be payable by all holders of In-the-Money Options if all In-the-Money Options which are otherwise outstanding immediately prior to the Effective Time were exercised in full immediately prior to the Effective Time, whether or not vested.

“Board” means the Board of Directors of the Company.

“Business” means the business of the Company as conducted and as proposed to be conducted as of April 1, 2007, including without limitation the businesses conducted and proposed to be conducted by the Company’s Integration Solutions division and Rogue Wave Software division.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“CareScience” means CareScience, Inc., a Pennsylvania corporation.

“CareScience SPA” means that certain Stock Purchase Agreement, dated as of March 30, 2007, by and among the Company, CareScience and Premier, Inc., pursuant to which the Company sold all of the outstanding capital stock of CareScience.

“Cash” means cash, cash equivalents and short-term investments held in the United States and up to (and not more than) $3,000,000 in cash, cash equivalents and short-term investment held outside the United States.

“Certificate” has the meaning set forth in Section 2.3(c).

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certifications” has the meaning set forth in Section 5.6(b).

“Change in Recommendation” has the meaning set forth in Section 7.4.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 2.3 (a).

“Company” has the meaning set forth in the Preamble.

“Company 10-K” means the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2006, including the footnotes thereto, set forth in the Company 10-K.

“Company Board Recommendation” has the meaning set forth in Section 5.2.

“Company Documents” has the meaning set forth in Section 5.2.

“Company Equity Incentive Plans” has the meaning set forth in Section 2.3(b).

“Company ESPP” has the meaning set forth in Section 2.3(b).

“Company Financial Statements” means all of the financial statements of the Company and its Subsidiaries included in the Company Reports.

“Company Licensed Software” means all third party Software used by the Company.

“Company Option” has the meaning set forth in Section 2.3(b).

“Company Proprietary Software” means all Software owned by the Company.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by or filed in the name of the Company.

“Company Reports” means all forms, reports, statements, information and other documents (as supplemented and amended since the time of filing) filed or required to be filed by the Company with the SEC since December 31, 2002, including the Company 10-K.

“Company Software” means the Company Licensed Software and the Company Proprietary Software.

“Company Termination Fee” has the meaning set forth in Section 4.4(b).

“Company’s Knowledge” means the actual knowledge (i.e. the conscious awareness of facts or other information), after due and diligent inquiry, of those Persons identified on Schedule 11.1(a).

“Confidential Information” means any data or information of the Company (including trade secrets) that is valuable to the operation of the Company and not generally known to the public or competitors.

“Contract” means any written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease or license.

“Current Offering(s)” has the meaning set forth in Section 2.3(b).

“Debt Commitment Letters” has the meaning set forth in Section 6.5(b).

“Debt Financing” has the meaning set forth in Section 6.5(b).

“Delaware Law” has the meaning set forth in the Preamble.

“Dissenting Shares” has the meaning set forth in Section 2.3(e).

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer and supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.) marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials whether or not in electronic form; provided that “Documents” shall not include duplicate copies of such Documents retained by the Company or its Affiliates subject to the obligations relating to the use and disclosure thereof set forth in this Agreement.

“Effective Time” has the meaning set forth in Section 1.3.

“Employee” means all individuals including common law employees, independent contractors and individual consultants, as of April 1, 2007, who are employed or engaged by the Company or any ERISA Affiliate, together with individuals who are hired after April 1, 2007 and prior to the Closing.

“Employee Plan” has the meaning set forth in Section 5.14(a).

“Encumbrance” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.

“Environmental Law” means any Law that requires or relates to any Hazardous Material or protection of natural resources or the environment, including but not limited to the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Equity Funding Letter” has the meaning set forth in Section 6.5(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliates” means the Company or any Subsidiary or any other Person or entity that, together with the Company or any Subsidiary, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 3.1.

“Exchange Fund” has the meaning set forth in Section 3.1.

“Financing” has the meaning set forth in Section 6.5(b).

“Financing Commitments” has the meaning set forth in Section 6.5(b).

“First Albany” has the meaning set forth in Section 5.25.

“Former Employee” means all individuals (including common law employees, independent contractors and individual consultants) who were employed or engaged by the Company or any ERISA Affiliate but who are no longer so employed or engaged on April 1, 2007.

“Fully Diluted Shares” means an amount equal to the sum of (a) the total number of shares of Common Stock outstanding immediately prior to the Effective Time, plus (b) the total number of shares of Common Stock that all In-the-Money Options outstanding immediately prior to the Effective Time are exercisable into at such time and without any withholding of shares to pay the exercise price or Taxes.

“GAAP” means generally accepted accounting principles in the United States as of April 1, 2007, consistently applied in accordance with the Company’s past practices.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Guarantee” has the meaning set forth in Section 6.5(c).

“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and friable asbestos or friable asbestos-containing materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (a) the principal of and, accreted value and accrued and unpaid interest in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments the payment of which such Person is responsible or liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities); (c) all obligations of the type referred to in clauses (a) and (b) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (d) all obligations of the type referred to in clauses (a) through (c) of other Persons secured by any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnified Matter” has the meaning set forth in Section 10.2(a).

“Indemnified Parties” has the meaning set forth in Section 10.2(a).

“Intellectual Property” means (a) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals and continuations thereof, (b) all inventions (whether patentable or not), invention disclosures, improvements, mask works, trade secrets, manufacturing processes, test and qualification processes, designs, schematics, proprietary information, know-how, technology, technical data and customer lists; (c) all works of authorship (whether copyrightable or not), copyrights, copyright registrations and applications therefor throughout the world, (d) all industrial designs and any registrations and applications therefor throughout the world, (e) all Software and (f) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, trade dress, common law trademarks and service marks, and trademark and service mark and trade dress registrations and applications therefor throughout the world.

“In-the-Money Option” has the meaning set forth in Section 2.3(b).

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Law” means any foreign, federal, state, local law, statute, code, ordinance, rule or regulation.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.

“Lender” has the meaning set forth in Section 6.5(b).

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“Losses” means all losses, liabilities, claims, demands, judgments, damages (excluding incidental and consequential damages), fines, suits, actions, costs and expenses.

“Material Adverse Effect” means a material adverse effect on (a) the Business, assets, properties, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries (taken as a whole) or (b) on the ability of the Company to consummate the transactions contemplated by this Agreement; other than an effect resulting from any one or more of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general (to the extent such effect is not disproportionate with respect to the Company in any respect); (ii) the effect of any change that generally affects any industry in which the Company operates (to the extent such effect is not disproportionate with respect to the Company in any material respect); (iii) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of April 1, 2007 (to the extent such effect is not disproportionate with respect to the Company in any material respect); (iv) any matter that is disclosed in this Agreement, including Schedules and Exhibits hereto as of the date of execution; (v) the effect of any changes in applicable Laws or accounting rules (to the extent such effect is not disproportionate with respect to the Company in any material respect); or (vi) any effect directly attributable to the announcement of this Agreement or compliance with and performance of this Agreement and the transactions contemplated by this Agreement.

“Material Contract” has the meaning set forth in Section 5.12.

“Merger” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 5.14(c).

“Option Agreement” has the meaning set forth in Section 2.3(c).

“Option Merger Consideration” has the meaning set forth in Section 2.3(b).

“Order” means any consent, order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Company and the Business.

“Outside Date” has the meaning set forth in Section 4.1(b).

“Parent” means Battery Ventures VII, L.P., a Delaware limited partnership.

“Party” including “Parties” has the meaning set forth in the Preamble.

“Per Share Merger Consideration” means an amount equal to (a) the sum of (i) the Total Merger Consideration plus (ii) the Aggregate Company Option Exercise Price divided by (b) the number of Fully Diluted Shares.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Encumbrances” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances affecting real property that are disclosed in policies of title insurance, (b) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, for which adequate reserves have been established in accordance with GAAP (c) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances arising or incurred in the Ordinary Course of Business, (d) zoning, entitlement and other land use and environmental regulations by any Governmental Body, (e) title of a lessor under a capital or operating lease; (f) such other imperfections in title, charges, easements, restrictions and encumbrances that are immaterial, individually and in the aggregate, and (g) in the case of Software, non-exclusive licenses granted in the Ordinary Course of Business.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Proxy Statement” has the meaning set forth in Section 5.4(b).

“Publicly Available Software” has the meaning set forth in Section 5.17(n).

“Purchased Intellectual Property” means all Intellectual Property that is owned by or licensed to the Company, including the Company Software and the Company Registered Intellectual Property.

“Real Property Leases” has the meaning set forth in Section 5.10(a).

“Registered Intellectual Property” means all United States and foreign: (a) patents and patent applications (including provisional applications), (b) registered trademarks, service marks and trade dress, and applications to register trademarks, service marks and trade dress, (c) registered copyrights and applications to register copyrights and (d) domain name registrations.

“Release” shall have the meaning as set forth in the Comprehensive, Environmental Response Compensation Act, 42 U.S.C. § 9601 et seq.

“Requisite Shareholder Vote” means the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock of the Company.

“Rights Agreements” has the meaning set forth in Section 5.5(c).

“Rights Plan” means that certain Preferred Stock Rights Agreement, dated as of July 24, 2000, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Shareholder” means a shareholder of the Company.

“Software” means all computer software programs, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form.

“Special Meeting” has the meaning set forth in Section 7.4.

“Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

“Superior Proposal” means a bona fide written Acquisition Proposal (on its most recently amended and modified terms, if amended and modified) for not less than seventy-five percent (75%) of the outstanding shares of Common Stock or all or substantially all of the assets of the Company and its Subsidiaries made by any Person that the Board determines in its good faith judgment by a majority vote (after consultation with the Company’s legal advisor and a financial advisor of nationally recognized reputation and after taking into account all of the terms and conditions of the Acquisition Proposal, including break-up fees, the conditions to the consummation of the Acquisition Proposal and the financing terms of such Acquisition Proposal) to be more favorable to the Company’s shareholders than the transactions contemplated by this Agreement from a financial point of view and is reasonably likely to be consummated.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax Return” means all returns, declarations, reports, forms, estimates, information returns, claims for refund statements or other documents (including any related or supporting information or amendments) filed or required to be filed with or supplied to any Governmental Body in connection with any Taxes.

“Taxes” (including the term “Tax”) means all taxes, charges, fees, duties, levies, penalties or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, transfer, license, payroll, withholding, social security, franchise, unemployment insurance, workers’ compensation, employer health tax or other taxes, imposed by any Governmental Body and shall include any interest, penalties or additions to tax attributable to any of the foregoing.

“Total Merger Consideration” has the meaning set forth in Section 2.1.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder.

“Working Capital” means the difference between the value of current assets and current liabilities as of March 31, 2007, in accordance with GAAP and as reported on the Company’s Form 10-Q for the first quarter ending March 31, 2007. In determining current assets and current liabilities hereunder, (i) all normal and recurring monthly accounting entries required by GAAP shall be taken into account and all material errors and omissions shall be corrected, (ii) all proper adjustments shall be made as if the determination were being made in accordance with GAAP consistent with the Company’s past practices and procedures, and (iii) all appropriate reserves for all current liabilities for which reserves are appropriate in accordance with GAAP shall be included in the calculation.

11.2 Other Definitional and Interpretive Matters.

Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a) Calculation of Time Period. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b) Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

(c) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or would have a Material Adverse Effect. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(d) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(f) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g) Including. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(h) Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or Company Financial Statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or Company Financial Statements that related to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or Company Financial Statements or (c) such item is reflected on the balance sheet or Company Financial Statements and is specifically set forth in the notes thereto.

11.3 Interpretation.

The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE XII

MISCELLANEOUS

12.1 Confidentiality.

Each of the Company and Acquiror agrees that, unless and until the transactions contemplated hereby shall have been consummated, the letter agreement regarding confidentiality dated as of November 16, 2006, by and among Acquiror and the Company, shall remain in full force and effect.

12.2 Notices.

All notices, requests and other communications hereunder to a Party shall be in writing and shall be deemed to have been given (a) on the Business Day sent, when delivered by hand, electronic mail or facsimile transmission (with confirmation) during normal business hours or (b) on the Business Day following the Business Day of sending, if delivered by an overnight courier recognized as providing services nationally in the United States, in each case to such Party at its address (or number) set forth below or such other address (or number) as the Party may specify by notice to the other Parties hereto:

If to Acquiror:

Quartzite Holdings, Inc.

c/o Battery Ventures VII, L.P.

Reservoir Woods

930 Winter Street, Suite 2500

Waltham, MA 02451

Facsimile: (781) 478-6601

Attention: David Tabors

With a copy (which shall not constitute notice) to:

Sullivan & Worcester LLP

One Post Office Square

Boston, MA 02109

Facsimile: (617) 338-2880

Attention: Alfred L. Browne III, Esq.

If to the Company:

Quovadx, Inc.

7600 E. Orchard Road, Suite 300-S

Greenwood Village, CO 80111

Facsimile: (303) 488-9705

Attention: President and Chief Executive Officer

With a copy (which shall not constitute notice) to:

Hogan & Hartson L.L.P.

One Tabor Center

1200 Seventeenth Street, Suite 1500

Denver, CO 80202

Facsimile: (303) 899-7333

Attention: Paul Hilton

12.3 Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, (a) the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

12.4 Entire Agreement; No Third-Person Beneficiaries.

This Agreement (including the Schedules and Exhibits hereto), the Company Documents, and the Acquiror Documents constitute the entire agreement between the Parties with respect to the transactions contemplated hereby and supersede all prior agreements, written or oral, among the Parties with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any Party in entering into this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer on any Person, other than the Parties hereto or their respective successors, any rights, remedies, obligations or liabilities.

12.5 Waiver; Amendment.

Any provision of this Agreement may be amended or waived, but only if the amendment or waiver is in writing and signed by the Party or Parties that would have benefited by the provision waived or amended. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

12.6 Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any purported assignment in violation of this Section 12.6 will be void; provided, however, that Acquiror and Acquiror Sub may assign this Agreement (and its rights and obligations hereunder), in whole or in part, to any direct or indirect wholly owned Subsidiary of Acquiror; provided, further, so long as Acquiror remains primarily liable hereunder, the Company will cooperate in good faith with Acquiror to structure, simultaneously with the Closing, any disposition of the stock or assets of Rogue Wave Software, Inc. that Acquiror may reasonably request in connection with the transactions contemplated by the Debt Commitment Letters. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

12.7 Expenses.

Except as otherwise provided in this Agreement, each Party will bear all expenses incurred by it in connection with this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. Notwithstanding the foregoing, whether or not the Merger is consummated, Acquiror and the Company shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in connection with filings required under the HSR Act (including the HSR filing fee).

12.8 Specific Performance.

Without limiting or waiving in any respect any rights or remedies of Acquiror under this Agreement now or hereafter existing at law in equity or by statute, Acquiror shall be entitled to such specific performance of the obligations to be performed by the other Parties in accordance with the provisions of this Agreement. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

12.9 Governing Law; Disputes.

This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), shall be governed by and construed in accordance with the internal laws of the State of Delaware. Any action against any Party relating to the foregoing shall be brought exclusively in a federal or state court of competent jurisdiction located within the State of Delaware and the Parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action.

12.10 Counterparts.

This Agreement may be executed in any number of counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement. Any signature pages of this Agreement transmitted by telecopier will have the same legal effect as an original executed signature page.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective authorized officers as of the date first written above.

COMPANY:

QUOVADX, INC., a Delaware corporation

By:	/s/ HARVEY A. WAGNER
Name:	Harvey A. Wagner
Title:	President and Chief Executive Officer

ACQUIROR:

QUARTZITE HOLDINGS, INC., a Delaware corporation

By:	/s/ R. DAVID TABORS
Name:	R. David Tabors
Title:	President

ACQUIROR SUB:

QUARTZITE ACQUISITION SUB, INC., a Delaware corporation

By:	/s/ R. DAVID TABORS
Name:	R. David Tabors
Title:	President

SIGNATURE PAGE TO AMENDED AND RESTATED MERGER AGREEMENT

APPENDIX B

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of April 1, 2007 by and among (i) Quartzite Holdings, Inc., a Delaware corporation (“Acquiror”); and (ii) the stockholders of Quovadx, Inc., a Delaware corporation (the “Company”), listed on the signature pages hereto (collectively, “Stockholders” and each individually, a “Stockholder”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

RECITALS:

A. As of the date hereof, the Stockholders collectively own of record and beneficially shares of capital stock of the Company, as set forth on Schedule I hereto (such shares, or any other voting or equity of securities of the Company hereafter acquired by any Stockholder prior to the termination of this Agreement, being referred to herein collectively as the “Shares”).

B. Concurrently with the execution of this Agreement, Acquiror and the Company are entering into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Quartzite Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), will be merged with and into the Company, and the Company will be the surviving corporation (the “Merger”).

C. As a condition to the willingness of Acquiror to enter into the Merger Agreement, Acquiror has required that the Stockholders agree, and in order to induce Acquiror to enter into the Merger Agreement, the Stockholders are willing to agree, to vote in favor of adopting the Merger Agreement and approving the Merger, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

1. Voting of Shares.

1.1. Voting. Each Stockholder covenants and agrees that until the termination of this Agreement in accordance with the terms hereof, at the Special Meeting (including any adjournment or postponement thereof) or any other meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, such Stockholder shall vote, or use his or her best efforts to cause to be voted (or exercise his, her or its right of consent with respect to) all of his or her respective Shares:

(a) in favor of the approval and adoption of the Merger Agreement and the approval of the Merger contemplated by the Merger Agreement, as the Merger Agreement may be modified or amended from time to time; and

(b) against (i) any other Acquisition Proposal; or (ii) any action or agreement, including any proposed amendment of the Company’s certificate of incorporation or bylaws or other proposal or transaction involving the Company or any of its Subsidiaries which action, agreement, amendment or other proposal or transaction is intended by the Stockholders to in any manner impede, interfere with, delay, or attempt to frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement including, without limitation, any action or agreement that would result in a breach in any material respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement.

1.2. Grant of Proxy. Other than pursuant to the terms of this Agreement or the Merger Agreement, each Stockholder hereby irrevocably grants to, and appoints, Acquiror, and any individual designated in writing by it, and each of them individually, as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote his, her or its Shares at any meeting of the stockholders of the Company called with respect to any of the matters specified in, and in accordance and consistent with this Section 1. Each Stockholder understands and acknowledges that Acquiror is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Except as otherwise provided for herein, each Stockholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

2. Transfer of Shares. Each Stockholder covenants and agrees that such Stockholder will not directly or indirectly, (a) sell, assign, transfer (including by merger or otherwise by operation of law, but excluding, testamentary disposition or interspousal disposition pursuant to a domestic relations proceeding), pledge, encumber or otherwise dispose of any of the Shares, (b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) or other disposition of any Shares.

3. Representations and Warranties of the Stockholders. Each Stockholder on his, her or its own behalf hereby, severally and not jointly, represents and warrants to Acquiror with respect to itself and its, his or her ownership of the Shares as follows:

3.1. Ownership of Shares. On the date hereof, the Shares are owned beneficially by such Stockholder or its nominee, and the Shares represent all of the shares of Common Stock owned (beneficially or of record) by such Stockholder. Such Stockholder has sole voting power, without restrictions, with respect to all of the Shares. The Shares are free and clear of all liens, pledges, security interests, claims, options, rights of first refusal and any other similar restrictions.

3.2. Power, Binding Agreement. Such Stockholder has (and will have) the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any agreement to which such Stockholder is a party, including, without limitation, any voting agreement, stockholders’ agreement, partnership agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3. No Conflicts. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or any of its properties or assets, other than such conflicts, violations or defaults or terminations, cancellations or accelerations which individually or in the aggregate do not impair the ability of such Stockholder to perform its obligations hereunder.

3.4. No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Section III, each such Stockholder makes no express or implied representation or warranty with respect to such Stockholder, the Shares, or otherwise.

4. Representations and Warranties of the Acquiror. Acquiror, on its own behalf hereby severally represents and warrants to each such Stockholder with respect to itself as follows:

4.1. Valid Existence. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted.

4.2. Authority Relative to This Agreement. Acquiror has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Acquiror and, assuming the due authorization, execution and delivery by the Stockholders hereto, constitutes a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

5. No Solicitation. Prior to the termination of this Agreement in accordance with its terms, each Stockholder agrees, in its individual capacity as a stockholder of the Company, that (a) it will not, nor will it knowingly authorize or permit any of its agents and representatives to, directly or indirectly, (i) initiate, solicit or encourage any inquiries or the making of any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, and (b) it will notify Acquiror as soon as possible if any such inquiries or proposals are received by, any information or documents is requested from, or any negotiations or discussions are sought to be initiated or continued with, it or any of its affiliates in its individual capacity.

6. Appraisal Rights. Each Stockholder agrees not to exercise any rights to demand appraisal of any Shares (including under Section 262 of the DGCL) that may arise with respect to the Merger.

7. Termination. This Agreement shall terminate upon the first to occur of (i) the Effective Time or (ii) the termination of the Merger Agreement in accordance with its terms.

8. Specific Performance. The parties hereto agree that (i) the representations, warranties, covenants and restrictions set forth in this Agreement are necessary, fundamental and required for the protection of Acquiror and to preserve for Acquiror the benefits of the Merger Agreement and the transactions contemplated thereby; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each such representation, warranty, covenant and restriction a special, unique, and extraordinary value; and (iii) a breach of any such representation, warranty, covenant or restriction, or any other term or provision of this Agreement, will result in irreparable harm and damage to Acquiror that cannot be adequately compensated by a monetary award. Accordingly, the parties hereby agree that in addition to all other remedies available at law or in equity, Acquiror shall be entitled to the immediate remedy of specific performance, a temporary and/or permanent restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any representations, warranties, covenants or restrictions set forth in this Agreement, or to specifically enforce the terms and provisions hereof.

9. Fiduciary Duties. Each Stockholder is signing this Agreement solely in such Stockholder’s capacity as an owner of his, her or its respective Shares, and nothing herein shall prohibit, prevent, preclude or limit such

Stockholder from taking or not taking any action in his or her capacity as an officer or director of the Company, including, without limitation, any vote that such individual may make as a director of the Company with respect to any matter presented to the Board of the Company or any actions expressly permitted by Section 7.8 of the Merger Agreement. No such action taken by such Stockholder in his or her capacity as a director or officer of the Company shall be deemed to constitute a breach of any provision of this Agreement.

10. Miscellaneous

10.1. Entire Agreement. This Agreement, together with the Merger Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto.

10.2. Invalidity. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

10.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any action arising out of or relating to this Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

10.4. Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures.

10.5. Amendment. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by all the parties hereto.

10.6. Other Definitional and Interpretative Provisions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any pronoun shall include the corresponding masculine, feminine and neuter forms, as appropriate. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

10.7. Further Assurances. Each party shall each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use his, her or its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

10.8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) or sent via email (with acknowledgement of receipt) to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice), provided, however, that notices sent by mail will not be deemed given until received:

If to Acquiror:	In accordance with the notice provisions in the Merger Agreement.

If to a Stockholder:	To such Stockholder’s address, fax number or e-mail address as set forth on Schedule I.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

QUARTZITE HOLDINGS, INC.

By:	/s/ R. DAVID TABORS
Name:	R. David Tabors
Title:	President

[Remainder of Page Intentionally Left Blank]

STOCKHOLDERS:

/s/ HARVEY A. WAGNER
Harvey A. Wagner

/s/ MATTHEW T. PULLAM
Matthew T. Pullam

/s/ AFSHIN CANGARLU
Afshin Cangarlu

/S/ CORY ISAACSON
Cory Isaacson

/s/ LINDA K. WACKWITZ
Linda K. Wackwitz

/s/ KAREN M. WILCOX
Karen M. Wilcox

/s/ JEFFREY M. KRAUSS
Jeffrey M. Krauss

/S/ FRED L. BROWN
Fred L. Brown

/s/ J. ANDREW COWHERD
J. Andrew Cowherd

/s/ JAMES B. HOOVER
James B. Hoover

/s/ CHARLES J. ROESSLEIN
Charles J. Roesslein

/s/ JAMES A. GILBERT
James A. Gilbert

[signature page to voting agreement]

Schedule I

Stockholder	Address of Stockholder	Number of Shares of Common Stock- Of Record	Number of Shares of Common Stock- Beneficially Owned
Harvey A. Wagner	7600 E. Orchard Rd. Suite 300 South Greenwood Village, CO 80111	94,183	1,012,000

Matthew T. Pullam	7600 E. Orchard Rd. Suite 300 South Greenwood Village, CO 80111	35,535	210,000

Afshin Cangarlu	7600 E. Orchard Rd. Suite 300 South Greenwood Village, CO 80111	36,766	560,000

Cory Isaacson	7600 E. Orchard Rd. Suite 300 South Greenwood Village, CO 80111	37,058	330,000

Linda K. Wackwitz	7600 E. Orchard Rd. Suite 300 South Greenwood Village, CO 80111	32,431	220,000

Karen M. Wilcox	7600 E. Orchard Rd. Suite 300 South Greenwood Village, CO 80111	11,541	25,000

Juan C. Perez	7600 E. Orchard Rd. Suite 300 South Greenwood Village, CO 80111	4,988	34,500

Jeffrey M. Krauss	7600 E. Orchard Rd. Suite 300 South Greenwood Village, CO 80111	95,000	130,000

Fred L. Brown	7600 E. Orchard Rd. Suite 300 South Greenwood Village, CO 80111	53,500	145,000

J. Andrew Cowherd	7600 E. Orchard Rd. Suite 300 South Greenwood Village, CO 80111	56,500	50,000

James B. Hoover	7600 E. Orchard Rd. Suite 300 South Greenwood Village, CO 80111	395,866	100,000

Charles J. Roesslein	7600 E. Orchard Rd. Suite 300 South Greenwood Village, CO 80111	53,500	100,000

James A. Gilbert	7600 E. Orchard Rd. Suite 300 South Greenwood Village, CO 80111	62,299	110,500

	Total	969,167	3,027,000

APPENDIX C

[LETTERHEAD OF FIRST ALBANY CAPITAL INC.]

April 1, 2007

Board of Directors

Quovadx, Inc.

7600 East Orchard Road, Suite 300-S

Greenwood Village, Colorado 80111

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to holders of the common stock of Quovadx, Inc. (“Quovadx”) of the Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of April 1, 2007 (the “Agreement”), among Quovadx, Quartzite Holdings, Inc. (“Quartzite”), an affiliate of Battery Ventures (“Battery Ventures”), and Quartzite Acquisition Sub, Inc., a wholly owned subsidiary of Quartzite (“Merger Sub”). As more fully described in the Agreement, Merger Sub will be merged with and into Quovadx (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of Quovadx (“Quovadx Common Stock”) will be converted into the right to receive an amount, which you have directed us to assume to be $3.15 in cash (the “Consideration”), derived by dividing (i) $136,700,000, subject to adjustment as specified in the Agreement, plus the aggregate exercise price of all outstanding In-The-Money Options (as defined in the Agreement) to purchase Quovadx Common Stock, by (ii) the total number of shares of Quovadx Common Stock outstanding immediately prior to the effective time of the Merger, plus the total number of shares of Quovadx Common Stock issuable upon the exercise of all In-The-Money Options outstanding immediately prior to the effective time of the Merger. The Agreement also provides that, prior to and as a condition to the consummation of the Merger, Quovadx will sell its subsidiary, CareScience, Inc. (“CareScience”), pursuant to a Stock Purchase Agreement, dated as of March 30, 2007 (the “Stock Purchase Agreement”), among Quovadx, CareScience and Premier, Inc. (the “CareScience Sale”). The terms and conditions of the Merger are more fully set forth in the Agreement.

In connection with rendering our opinion, we have, among other things:

(i) reviewed certain publicly available business and financial data relating to Quovadx, including Quovadx’s annual report on Form 10-K for the fiscal year ended December 31, 2006 and the financial statements therein;

(ii) reviewed certain financial and operating information and financial forecasts and estimates, including certain sensitivities thereto, of Quovadx (after giving effect to the CareScience Sale) provided to or discussed with us by the management of Quovadx;

(iii) compared the financial performance of Quovadx (after giving effect to the CareScience Sale) and the prices and trading activity of Quovadx Common Stock with those of other companies we deemed relevant;

(iv) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions we deemed relevant;

(v) held discussions with the management of Quovadx concerning the past and current business operations, financial condition and prospects of Quovadx;

(vi) reviewed the financial terms and conditions of the Merger set forth in the Agreement and related documents;

(vii) considered the fact that Quovadx had publicly announced that it would explore strategic alternatives and the results of Quovadx’s efforts to solicit indications of interest from third parties with respect to the possible acquisition of all or a part of Quovadx; and

(viii) made such other studies and inquiries, and considered such other information, financial studies, analyses and investigations and financial, economic and market criteria, as we deemed relevant.

Our opinion is based on market, economic and other conditions and circumstances involving Quovadx and its industry as they exist today and which, by necessity, can only be evaluated by us on the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof.

In conducting our review and arriving at our opinion, we have relied and assumed, with your consent, upon the accuracy and completeness of all of the financial and other information provided to or discussed with us by Quovadx or otherwise publicly available, and further have assumed, with your consent, that there have been no material changes in the business operations, financial condition or prospects of Quovadx since the respective dates of such information. We have not independently verified this information, nor have we had such information independently verified. With respect to the financial forecasts and estimates relating to Quovadx reviewed by or discussed with us, we have been advised by the management of Quovadx, and have assumed at your direction, that such financial forecasts and estimates were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Quovadx as to the future financial performance of Quovadx (after giving effect to the CareScience Sale and both before and after giving effect to certain sensitivities to such financial forecasts and estimates) and the other matters covered thereby. We express no view as to such financial forecasts or estimates or the assumptions underlying such financial forecasts or estimates. We have not conducted a physical inspection of any of the assets, properties or facilities of Quovadx, nor have we made or obtained any independent evaluation or appraisals of any such assets, properties or facilities or any liabilities (contingent or otherwise) of Quovadx.

We further have assumed, with your consent, that the Merger and related transactions (including, without limitation, the CareScience Sale) will be consummated in accordance with the terms described in the Agreement and related documents, without amendments, modifications or waivers thereto, and that all governmental, regulatory or other approvals, consents and agreements required for the Merger and related transactions will be obtained without any adverse effect on Quovadx or the Merger.

We express no view or opinion as to any terms or aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, any terms or aspects of the CareScience Sale (including the consideration to be received by Quovadx pursuant to the CareScience Sale) or the form or structure of the Merger or any related transaction. We have not been asked to consider, and our opinion does not address, the relative merits of the Merger or any related transaction as compared to any alternative business strategy that may exist for Quovadx. In addition, we express no opinion as to the merits of the underlying business decision of the Board of Directors of Quovadx to proceed with the Merger or any related transaction. Our opinion has been prepared for the use and benefit of the Board of Directors of Quovadx in its evaluation of the Merger and does not constitute a recommendation as to how any stockholder should vote or act on the Merger or any matter to be presented to stockholders of Quovadx. Our opinion does not constitute an opinion as to the price at which Quovadx Common Stock may trade at any time.

First Albany Capital Inc. (“First Albany”) will receive a fee upon the delivery of this opinion and also will receive a fee contingent upon consummation of the Merger. In addition, Quovadx has agreed to indemnify us for certain liabilities arising out of our engagement. As you are aware, First Albany is acting as financial advisor to Quovadx in connection with the CareScience Sale, for which services we expect to receive compensation. First Albany also has provided investment banking services to Quovadx in the past and has received compensation in connection therewith.

First Albany is a full service investment banking and capital markets securities firm which is engaged on a regular basis in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate, estate and other purposes. As a customary part of its business, First Albany may from time to time effect transactions for its own account or for the account of its customers, and hold positions (long or short) in securities of, or options on, securities of Quovadx and certain affiliates of Battery Ventures.

Based upon and subject to the foregoing and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Consideration to be received by holders of Quovadx Common Stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ First Albany Capital Inc.

FIRST ALBANY CAPITAL INC.

APPENDIX D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Section 262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to (§) 228 or (§) 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

This Proxy is solicited by the Board of Directors for the

[•], 2007 Special Meeting of Stockholders

The undersigned hereby appoints Harvey A. Wagner and Linda K. Wackwitz, and each of them, with full power of substitution, as attorneys in fact, agents and proxies for the undersigned to vote all of the Common Stock, par value $0.01 per share (“Common Stock”), of QUOVADX, INC. (“Quovadx”), that the undersigned is entitled to vote at the Special Meeting of Stockholders to be held on [•], 2007, beginning at 9:00 a.m. Mountain Daylight Time, at the Harlequin Plaza, North Building, First Floor Conference Room located at 7600 East Orchard Road, Greenwood Village, Colorado, and at any and all adjournments or postponements thereof (the “Special Meeting”) as indicated below.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY “FOR” PROPOSAL I AND “FOR” PROPOSAL II.

THE UNDERSIGNED HEREBY REVOKES ANY PREVIOUS PROXIES WITH RESPECT TO THE MATTERS COVERED BY THIS PROXY.

Please mark, sign, date and return the proxy card promptly using the enclosed postage paid envelope.

See reverse for voting instructions.

< Detach here from proxy voting card. <

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet

• Call toll free 1-866-540-5760 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: http://www.proxyvoting.com/qvdx

• Enter the 11 digit control number at the bottom right hand corner of this proxy card and follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by

[•] Mountain Daylight Time, on [•], 2007.

THANK YOU FOR VOTING

Quovadx, Inc. Special Meeting Proxy Card PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

A. Issues                                                      The Board of Directors Unanimously Recommends a Vote “FOR” Proposals I and II.

	FOR	AGAINST	ABSTAIN
1. To approve and adopt the Agreement and Plan of Merger, dated as of April 1, 2007 by and among Quovadx, Quartzite Holdings, Inc. (“Quartzite Holdings”), and Quartzite	☐	☐	☐

    Acquisition Sub, Inc. (“Merger Subsidiary”), as amended on April 2, 2007, amended and restated on May 4, 2007 and as it may be further amended from time to time, pursuant to which Merger Subsidiary will be merged with and into Quovadx and each holder of shares of Quovadx Common Stock will be entitled to receive $3.20 in cash, without interest and less any applicable withholding taxes, for each share of Common Stock held by such holder immediately prior to the merger upon surrender of such holder’s stock certificates.

FOR	AGAINST	ABSTAIN

2. To approve the adjournment or postponement of the Special Meeting of Stockholders, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve and adopt Proposal I.

☐	☐	☐

B. Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

The undersigned stockholder acknowledges receipt from Quovadx prior to the execution of this proxy of the Notice of Special Meeting of Stockholders to be held on [•], 2007, and a proxy statement relating to the business to be addressed at the meeting.

Please sign exactly as your name appears on this card. Joint owners should each sign personally. Corporation proxies should be signed in corporate name by an authorized officer. Executors, administrators, trustees or guardians should give their title when signing.

Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box	Date (mm/dd/yyyy)
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< Detach here from proxy voting card. <

Proxy—QUOVADX, INC.